Filed pursuant to 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-182532

15,482,673 Shares of Common Stock

This prospectus also relates to the resale of up to 15,482,673 shares of common stock, par value $0.0002 per share (the “Common Stock”), of the Company by the Selling Stockholders.  The total amount of shares consists of 15,482,673 shares of Common Stock underlying convertible promissory notes.  We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders.   The Selling Stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

Our common stock is quoted on the OTC Bulletin Board under the symbol “TDCP.OB”. On February 6, 2013, the last reported sale price for our common stock was $0.044 per share.

Investment in the Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 12 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 13, 2013

1

TABLE OF CONTENTS

Prospectus Summary	3
The Offering	9
Risk Factors	12
Use of Proceeds	20
Dividend Policy	21
Selling Stockholders	22
Description of Securities	23
Market Price of and Dividends on the Common Equity and Related Stockholders Matters	27
Business	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	37
Properties	47
Legal Proceedings	47
Management	47
Executive and Director Compensation	50
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	52
Plan of Distribution	53
Legal Matters	56
Experts	56
Index to Financial Statements	F-1

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in the common stock, you must rely on your own examination of us and the terms of the offering and securities offered in this prospectus, including the merits and risks involved.

We are not making any representation to you regarding the legality of an investment in the securities offered in this prospectus under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our common stock.

2

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, prospects, results of operation and financial condition may have changed since that date.  This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

References in this prospectus to “3DIcon,” “the Company,” “we,” “us” or “our” refer to 3DIcon Corporation.

3DICON CORPORATION

3DIcon is a public company that is further developing a patented volumetric (full 360° view as illustrated in Figure 1 below) 3D display technology that was developed by and with the University of Oklahoma (the “University” or “OU”) under a Sponsored Research Agreement. The development to date has resulted in multiple new technologies, two working laboratory prototypes (Lab Proto 1 and Lab Proto 2, and seven provisional patents; six of the seven provisional patents have been combined and converted to four utility patents. Under the Sponsored Research Agreement, the Company has obtained the exclusive worldwide marketing rights to these 3D display technologies.

Figure 1 - Lab Proto 1 Image

On May 26, 2009, the United States Patent and Trademark Office ("USPTO") approved the pending patent called "Volumetric Liquid Crystal Display" for rendering a three-dimensional image and converted it to US patent No. 7,537,345. On December 28, 2010, USPTO approved the pending patent called “Light Surface Display for Rendering a Three-Dimensional Image,” and issued the United States Patent No. 7,858,913.  On August 21, 2012, the USPTO approved a continuation patent called “3D Volumetric Display” and issued the US Patent No. 8,247,755. These patents describe what we are calling our CSpace®™ technology (“CSpace”).

3

Our Growth Strategy

Volumetric 3D Strategy

The Company plans to commercialize the CSpace volumetric 3D technology through customer funded research and development contracts and technology licensing agreements with companies like Boeing, Lockheed Martin, Siemens, and General Electric for high value applications like air traffic control, design visualization, and medical imaging.  Although we do not have any definitive agreement in place that provides for such funding or licensing arrangements, we believe such companies would be interested in entering into such arrangements based on past and existing discussions our management has had with such companies. For example, Boeing provided letters of support for certain government grants that we have applied for, with the proviso in the letters that if the grant were to be awarded they would have an interest in working with us on the specific project. Representatives of Boeing have visited our facilities in Tulsa and viewed our original lab prototype and have indicated an interest in having our next level of prototype presented to their management group in St. Louis. We have no formal agreements or commitments from Boeing beyond these ongoing discussions. Lockheed Martin has inquired about our technology through the University of Oklahoma, however, we have no ongoing discussions taking place with the company. Furthermore, we have had general discussions with a number of similar companies, such as Honeywell, General Electric, ShuffleMaster, regarding our CSpace technology. The above commercialization plan depends on our ability to convince potential customers that products based on our technology will meet their requirements and that the technical risk in developing products based on our technology will be acceptable to these potential customers. We are targeting high value applications that typically require products to be customized to the customer’s application.  Since we understand the capabilities and limitations of CSpace better than potential customers, it is not unusual for this type of customer to ask the technology developer (in this case 3DIcon) to do most or part of the product development for or with the customer in exchange for funding by the customer.  In 2013, we plan to solicit companies to enter into customer funded development contracts to develop our technology for or with those companies.  Our goal is to generate sufficient funding from such arrangements that would meet or exceed the incremental costs of developing product prototypes for or with customers.  If we are successful in completing the initial product prototypes, we anticipate generating licensing revenues from our CSpace technology beginning in the 4th quarter of 2014. The Company believes that it has an experienced display industry and public company management team with a proven track record of successfully commercializing multiple display technologies to move our CSpace technology strategy forward.

Figure 2 - CSpace Architecture

In March of 2012 the Company implemented a new evolutionary, step-by-step commercialization strategy for the CSpace volumetric display technology.  Under this strategy we are developing multiple staged prototypes (laboratory and trade show) with successively higher performance (brightness, resolution, and image size).  Since then, we have made better than expected progress on the second laboratory prototype, which we call Lab Proto 2.  Working off the CSpace architecture illustrated in Figure 2 above, Dr. Refai and Dr. Melnik have already increased brightness by 50 times (50x) that of Lab Proto 1 so that the images displayed by Lab Proto 2 can be easily seen in typical office lighting.  Our technical team has also increased resolution by approximately five times (5x) that of Lab Proto 1.

4

Figure 3 - CSpace Timeline

Lab Proto 2 is a working prototype with significant improvements over Lab Proto 1 and was completed in October 2012. Our technical team is has increased the image size of Lab Proto 2 by a factor of eight (8x) and the brightness of the image by a factor of four (4x). Taken together with the 50 times higher brightness already achieved, Lab Proto 2 is 200 times (200x) brighter than Lab Proto 1.  Because of the larger image size and the much higher brightness we achieved much higher resolution as well.

5

With Lab Proto 2 completed, the Company plans to develop a third generation laboratory prototype, Lab Proto 3.  The goals for Lab Proto 3 are to develop a lower cost and more scalable image chamber material (plastic or glass plus phosphor), to enhance imagine brightness by ten (10x) by utilizing a new scanning system, and to use that new material to construct an even larger image chamber than we are building for Lab Proto 2.   As illustrated in the CSpace Timeline (Figure 3 above), the Company plans to complete Lab Proto 3 by October 2013and believes that Lab Proto 3 should be the last laboratory prototype we will need to build.

We believe that Lab Proto 3 will enable the Company to credibly engage with potential customers and secure customer funded development contracts to develop even larger and higher resolution product prototypes.  If we are successful in securing customer funded development contracts, we anticipate the development of various product prototypes, the first of which we have been calling the Trade Show Prototype.  It is likely that in exchange for funding of the Trade Show Prototype, our initial customer will require an exclusive license to the technology in a particular field of use (e.g. civilian air traffic control). The Company believes that any such exclusive license will be based on a set period of time during product and/or market development and based on performance thereafter. Failure by the customer to meet agreed upon performance criteria would most likely result in the license becoming non-exclusive. Any such exclusive license agreement would preclude the Company from working with other customers in that field of use during the period of the exclusive license. The Company does not believe that this strategy for funding the Tradeshow Prototype will significantly impact the revenue potential of the technology given the number of potential applications (fields of use). If successfully developed, the Trade Show Prototype, which is illustrated as an artist concept in Figure 4 below, will be fully packaged and portable so that it can be used for trade shows and on-site customer demonstrations.  We believe that the Trade Show prototype will enable the Company to market and secure licensing agreements with large government contract ors and large medical or industrial products companies.

Figure 4 - Artist Concept Of CSpace Trade Show Prototype

Flat Screen 3D Strategy

Since March of 2012, the Company has been evaluating a number of second-generation glasses-free flat screen 3D display technologies and the companies that are developing these technologies with the possibility of an acquisition of such a company in mind.  Our goal was to identify a new technology that could deliver significantly better performance (3D impact and image quality) than current large area multiple-viewer glasses-free 3D flat screen displays without compromising resolution and brightness, as do current displays.  The ideal company would also have a great technical team, a broad patent portfolio, and a credible technology roadmap to ensure that these competitive advantages are sustainable into the future.

As a result of the above evaluation process, the Company has previously signed a non-binding Letter of Intent to acquire Dimension Technologies, Inc. (DTI) www.dti3d.com located in Rochester, NY. However, that Letter of Intent has since expired. Notwithstanding the expiration of the Letter of Intent, the Company’s interest in a potential acquisition of small 3D flat screen display company remains. .. There can be no assurance that the Company will successfully raise adequate funds for such a transaction in the future.

Currently, we do not have any agreements in place that would allow entry into the flat screen segment of the glasses-free 3D display industry or digital signage industry and no assurances can be made that such an agreement will ever be consummated.  However, even if any acquisitions or partnerships are consummated, no assurances can be made that the Company could successfully bring to market such technologies. Nor can any assurance be made that the Company would be able to raise the necessary funds to execute such transactions.

6

Recent Developments

Since November of 2012 the Company has been developing the third generation laboratory prototype, Lab Proto 3, of its CSPace volumetric 3D display technology.  Since January of 2013 the Company has been working to identify and qualify potential development and manufacturing partners for key materials (phosphors and glasses/polymers) under consideration for the Lab Proto 3 image chamber.  Some of these materials have been secured and are undergoing technical evaluation.  These partners will provide a basis for the buildout of a supply chain for display products based on the Cspace technology.  Significant technical progress has been made on the Z-axis scanning system, including but not limited to: development of a precision alignment system, development of a parametric hardware/software system for synchronizing the scanning system with the image generation system, and the recent completion of a high precision line generation optical system.

Since January, the Company's Chief Executive Officer has devoted a significant amount of time to CSpace business development including but not limited to: identification and qualification of potential customers and display products development partners, identification and engagement with select state and federal grant funding sources for future materials and next generation architectures, and identification of and engagement with specific technical / market conferences, publications and other means to increase the awareness and visibility of 3DIcon and our CSPace technology in general and in specific sectors.

At the end of January, the company decided not to renew its agreement with the interim Chief Financial Officer, Chris Dunstan.  In February, the Board approved the appointment of Ronald Robinson as the company's new Chief Financial Officer.

Where You Can Find More Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “TDCP.OB”. On February 6, 2013, the last reported sale price for our common stock was $0.044 per share.

Our principal executive offices are located at 6804 South Canton Avenue, Suite 150, Tulsa, OK 74136. Our telephone number is (918) 494-0505. Our website address is www.3dicon.net. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for these websites are intended to be inactive textual references only.

We have filed a registration statement on Form S-1 (Registration No. 333-182532) with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our securities, you should consult the registration statement and its exhibits.  The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http:// www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

7

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

8

The Offering

Issuer	3DIcon Corporation

Common Stock offered by selling stockholders	Up to 15,482,673 shares of our Common Stock issuable upon conversion of outstanding promissory notes.

Common Stock outstanding before this offering	Approximately 51,002,646 shares.

Common Stock to be outstanding after this offering, including Common Stock issuable upon conversion of outstanding promissory notes	Approximately 66,485,319 shares, including the 15,482,673 shares issuable to and offered by the selling stockholders upon conversion of outstanding promissory notes.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk Factors	You should carefully read and consider the information set forth under "Risk Factors," together with all of the other information set forth in this prospectus, before deciding to invest in our Common Stock.

9

The number of shares of our common stock to be outstanding after this offering is based on 51,002,646 shares of common stock outstanding as of February 6, 2013 (reflecting a 1-for-35 reverse stock split of our common stock effected on April 27, 2012) and excludes as of that date:

·	an aggregate of 3,045,989 shares of common stock issuable upon the exercise of stock options outstanding as of February 6, 2013 at a weighted average exercise price of $0.564 per share;

·	an aggregate of 2,916,882 additional shares reserved for future issuance under the 3DIcon Corporation 2012 Equity Incentive Plan;

·	an aggregate of 242,167 shares of our common stock issuable upon exercise of warrants with expiration dates between May 2014 and June 2015 at exercise prices ranging from $3.15 to $381.50 per share; and

·	an aggregate of 217,245 shares of our common stock issuable upon conversion of convertible debentures including shares of common stock that may be issuable in the future if we elect to pay all interest due under the terms of the convertible debentures in shares of common stock.

Unless we specifically state otherwise, the share information in this prospectus is as of February 6, 2013 and reflects or assumes no exercise of outstanding options or warrants to purchase shares of our common stock or the conversion of convertible debentures into our common stock.

Related Transactions

This prospectus includes 15,482,673 shares of Common Stock offered by the Selling Stockholders, consisting of 15,482,673 shares of Common Stock underlying amounts actually advanced to and borrowed by the Company in the following transactions.

5% Convertible Promissory Note #1

On June 6, 2012 (the “Effective Date”), the Company issued and sold to JMJ Financial (“JMJ”) a convertible promissory note (the "Note #1"), which Note #1 allows the Company to request advances of principal up to its face amount of $275,000. The Note #1 includes a $25,000 original issue discount (the “OID”) that will be prorated based on the advances actually paid to the Company. On June 6, 2013, JMJ advanced $50,000 and collected $4,000 OID, bringing the principal amount borrowed by the Company of the Note #1 to $54,000. No further advances were requested by or paid to the Company. In addition to the OID, the Note #1 provides for a one-time interest charge of 5% to be applied to the principal sum advanced.  Pursuant to the terms of the Note #1, JMJ may, at its election, convert all or a part of the Note #1 into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $0.35 or (ii) 70% of the lowest trade price during the twenty-five trading days prior to JMJ’s election to convert. In addition, pursuant to the terms of the Note #1, the Company agreed to include on the next registration statement filed by the Company with the SEC all shares issuable upon conversion of the Note #1. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of the Note #1. If the Company repays the Note #1 on or before ninety days from the Effective Date, the interest rate will be zero percent. If the company does not repay the Note #1 on or before ninety days from the Effective Date, a one-time interest charge of 5% shall be applied to the principal sum of $275,000. The principal of the Note #1 is due one year from the date of each of the principal amounts advanced.

5% Convertible Promissory Note #2

On August 1, 2012 (the “Note #2 Effective Date”), the Company issued and sold to JMJ a convertible promissory note #2 (the “Note #2"), which Note #2 allows the Company to request advances of principal up to its face amount of $140,000. The Note #2 includes a $15,000 original issue discount (the “OID”) that will be prorated based on the advances actually paid to the Company. On August 1, 2012, JMJ advanced $75,000 and collected $9,000 OID, bringing the principal amount borrowed by the Company of the Note #2 to $84,000. In addition to the OID, the Note #2 provides for a one-time interest charge of 5% to be applied to the principal sum advanced. Pursuant to the terms of the Note #2, JMJ may, at its election, convert all or a part of the Note #2 into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $0.15 or (ii) 70% of the lowest trade price during the twenty-five trading days prior to JMJ’s election to convert. In addition, pursuant to the terms of the Note #2, the Company agreed to include on the next registration statement filed by the Company with the SEC all shares issuable upon conversion of the Note #2. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of the Note #2. The principal of the Note #2 is due one year from the date of each of the principal amounts advanced.

The notes are subject to a Mandatory Registration Agreement (the “Registration Agreement”) whereby no later than August 31, 2012, the Company agreed to file, at its own expense, an amendment (the “Amendment”) to the S-1 Registration Statement (the “Registration Statement”) the Company filed with the SEC on July 3, 2012, to include in such Amendment 4,750,000 shares of common stock issuable under the Notes and the Note #2. The Company agreed, thereafter, to use its best efforts to cause such Registration Statement to become effective as soon as possible after such filing but in no event later than one hundred and twenty (120) days from the date of the Registration Agreement. Failure to file the Amendment by August 31, 2012 will result in a penalty/liquidated damages of $10,000. In addition, failure to have the Registration Statement declared effective within 120 days of the date of the Registration Agreement will result in a penalty/liquidated damages of $25,000. Any such penalties/liquidated damages will be added to the balance of either the Note or the Note #2 at the Holder’s discretion.  The Registration Statement was not declared effective within 120 days and accordingly, $25,000 was added to the principal balance of Note #2, bringing the aggregate amount borrowed by and added to the principal of Note #2 to $109,000.

10

Convertible Bridge Notes

On August 24, 2012, August 28, 2012 and September 10, 2012, the Company issued and sold to three accredited investors Convertible Bridge Notes (the “Bridge Notes”) in the aggregate principal amount of $438,000. The note sold on August 24, 2012, in principal amount of $300,000, was purchased by GCA Strategic Investment Fund Limited, a Bermuda corporation ("GCASIF"). The note sold August 28, 2012, in principal amount of $78,000, was purchased by George Widener. The note sold on September 10, 2012, in principal amount of $60,000, was purchased by Victor Keen, a director of the Company.

The sale of the Bridge Notes in aggregate principal of $438,000 included an aggregate original issue discount of $73,000. Accordingly, the Company received $365,000 gross proceeds from which the Company paid legal fees of $25,000 and placement agent fees of $27,675. The Bridge Notes mature in 90 days from their date of issuance and, other than the original issue discount, the Bridge Notes do not carry interest. However, in the event the Bridge Notes are not paid on maturity, all past due amounts will accrue interest at 15% per annum. Upon maturity of the Bridge Notes, the holders of the Bridge Notes may elect to convert all or any portion of the outstanding principal amount of the Bridge Notes into (i) securities sold pursuant to an effective registration statement at the applicable offering price; or (ii) shares of Common Stock at a conversion price equal to the lesser of 100% of the Volume Weighted Average Price (VWAP), as reported for the 5 trading days prior to (a) the date of issuance of the Bridge Notes, (b) the maturity date of the Bridge Notes, or (c) the first closing date of the securities sold pursuant to an effective registration statement.

On December 21, 2012, the Company entered into an amendment agreement (the “GCASIF Amendment”) with GCASIF, the holder of that certain Convertible Bridge Note (the “GCASIF Note”) in the principal amount of $300,000.

The GCASIF Note matured on or about November 22, 2012, on which date all past due amounts of the GCASIF Note began accruing interest at 15% per annum. Furthermore, on November 22, 2012, because the shares of the Company’s common stock into which the GCASIF Note is convertible were not registered under an effective registration statement (the “Registration Statement”), GCASIF was entitled to liquidated damages equal to 2% of the outstanding principal for each 30 day period after the November 22, 2012 the Registration Statement is not declared effective (the “Liquidated Damages”).

Pursuant to the GCASIF Amendment, GCASIF agreed to extend the maturity of the GCASIF Note from November 22, 2012 to March 21, 2013 and the Company agreed to (i) increase the principal amount of the GCASIF Note from $300,000 to $325,000; (ii) amend the conversion price of the GCASIF Note to the lesser of $0.04, or 100% of the Volume Weighted Average Price, as reported by Bloomberg, L.P., for the 5 trading days prior to the effective date of the Registration Statement; and (iii) grant additional registration rights to GCASIF from 5,172,414 shares to 8,000,000 shares of the Company’s common stock into which the GCASIF Note may be converted. Furthermore, GCASIF agreed to waive any and all defaults, default interest and the Liquidated Damages due to GCASIF. In connection with the GCASIF Amendment, the Company agreed to pay GCASIF a fee of $20,000.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements which are attached as an exhibit to the Current Report on Form 8-K filed on August 31, 2012, December 31, 2012 and January 31, 2013.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Summary Historical Financial Information

The following table summarizes our financial data.  We have derived the following summary of our statements of operations data for the nine months ended September 30, 2012 and 2011 from our unaudited financial statements appearing elsewhere in this prospectus and the summary of our balance sheet data as of September 30, 2012 and 2011 from our unaudited financial statements appearing elsewhere in this prospectus. We have derived the following summary of our statements of operations data for the fiscal years ended December 31, 2011 and 2010 from our audited financial statements appearing elsewhere in this prospectus and the summary of our balance sheet data as of December 31, 2011 and 2010 from our audited financial statements appearing elsewhere in this prospectus.   The following summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	(Unaudited)
	2012	2011	2011	2010
Statement of Operations Data:

Revenues	$63,668	$83,323	$89,323	$106,059
Research and development costs	414,149	534,737	942,240	469,408
General and administrative costs	1,120,660	979,638	1,430,365	1,084,419
Interest	40,597	35,315	37,187	75,969
Total expenses	1,575,406	1,549,690	2,409,792	1,629,796

Net loss attributable to common stockholders	$(1,511,737)	$(1,466,367)	$(2,320,469)	$(1,523,737)

Balance Sheet Data:

Current assets	80,071	348,108	70,101	395,964
Working capital (deficit)	(664,937)	230,836	(659,560)	(753,607)
Total assets	215,748	361,838	82,225	413,988
Long term debt, including current portion	605,353	164,804	113,444	808,443
Total stockholders’ equity (deficit)	(1,090,094)	(702,775)	(1,246,529)	(1,626,230)

11

Risk Factors

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, prospects, results of operation and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business

We have a limited operating history, as well as a history of operating losses.

We have a limited operating history. We cannot assure you that we can achieve revenue or sustain revenue growth or profitability in the future. We have a cumulative net loss of $17,932,857 for the period from inception (January 1, 2001) to September 30, 2012. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.

We may not be able to achieve the target specifications for the second and third generation CSpace laboratory prototypes.

The process of developing new highly technical products and solutions is inherently complex and uncertain. It requires accurate anticipation of customer's changing needs and emerging technological trends. We must make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide desired returns. If we fail to achieve and meet our target specifications in the development of the second and third generation CSpace laboratory prototypes, we could lose market position and customers to our competitors and that could have a material adverse effect on our results of operations and financial condition.

We may not be able to secure the customer funding necessary to develop the CSpace Trade Show Prototype.

An important part of our business strategy moving forward is the development of our Lab Proto 3.  While we believe this prototype will enable us to secure customer funded development contracts whereby our customer would provide part or all of the funding necessary to develop products for or with the customer and to secure technology licensing agreements, there can be no assurances that this will occur.  If we are unable to secure customer funded development contracts we will likely not be able to develop our CSpace Trade Show Prototype.  Without the CSpace Trade Show Prototype we will not be able to successfully implement our business strategy for our volumetric 3D Display products, which could cause harm to our competitive position and financial condition.

We may not be able to successfully license the CSpace technology to customers.

A significant portion of our expected future revenues will be generated through licensing our CSpace technology to third parties such as Boeing, Lockheed Martin, Siemens, and General Electric.  However, there is no guarantee we will be able to successfully license our CSpace technology to such companies or to other third parties.  If we fail to successfully license our CSpace technology it could negatively impact our revenue stream and financial condition.

12

We may not be able to compete successfully.

Although the volumetric 3D display technology that we are attempting to develop is new, and although at present we are aware of only a limited number of companies that have publicly disclosed their attempts to develop similar technology, we anticipate a number of companies are or will attempt to develop technologies/products that compete or will compete with our technologies. Further, even if we are the first to market with a technology of this type, and even if the technology is protected by patents or otherwise, because of the vast market and communications potential of such a product, we anticipate the market will be flooded by a variety of competitors (including traditional display companies), many of which will offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to prospective customers. In addition, many if not all of our competitors and potential competitors will initially be larger and have greater financial resources than we do. Some of the companies with which we may now be in competition, or with which we may compete in the future, have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, even given our relationship to the University, and may be better positioned to continue to improve their technology in order to compete in an evolving industry. Further, technology in this industry may evolve rapidly once an initially successful product is introduced, making timely product innovations and use of new technologies essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render any product we initially market obsolete and unmarketable. If we or our partners are not able to deliver to market products that respond to industry changes in a timely manner, or if our products do not perform well, our business and financial condition will be adversely affected.

The technologies being developed may not gain market acceptance.

The products that we are currently developing utilize new technologies. As with any new technologies, in order for us to be successful, these technologies must gain market acceptance. Since the technologies that we anticipate introducing to the marketplace will exploit or encroach upon markets that presently utilize or are serviced by products from competing technologies, meaningful commercial markets may not develop for our technologies.

 In addition, the development efforts of 3DIcon and the University on the 3D technology are subject to unanticipated delays, expenses or technical or other problems, as well as the possible insufficiency of funding to complete development. Our success will depend upon the ultimate products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. The proposed products and technologies may never be successfully developed, and even if developed, they may not satisfactorily perform the functions for which they are designed. Additionally, these may not meet applicable price or performance objectives. Unanticipated technical or other problems may occur which would result in increased costs or material delays in their development or commercialization.

If we are unable to successfully retain existing management and recruit qualified personnel having experience in our business, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued services of our Board of Directors, management officers and our Chief Technology Officer.  Our success also depends on our ability to attract and retain other key executive officers.

Our auditors have expressed substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors will lose their entire investment.

In their report dated April 6, 2012, our auditors have expressed substantial doubt about our ability to continue as a going concern. These concerns arise from the fact that we are a development stage organization with insufficient revenues to fund development and operating expenses. If we are unable to continue as a going concern, you could lose your entire investment in us.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. We will require between $1.2 and $1.5 million additional funds through December 2013 to continue research, development and testing of our technologies, to obtain intellectual property protection relating to our technologies when appropriate, and to improve and market our technologies. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

Risks Related to Our Intellectual Property

If we fail to establish, maintain and enforce intellectual property rights with respect to our technology and/or licensed technology, our financial condition, results of operations and business could be negatively impacted.

Our ability to establish, maintain and enforce intellectual property rights with respect to our technology and the University’s ability to establish, maintain and enforce intellectual property rights with respect to our exclusively licensed technology, once successfully developed into 3D display technology that we intend to market, will be a significant factor in determining our future financial and operating performance. We seek to protect our intellectual property rights by relying on a combination of patent, trade secret and copyright laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of its confidential know-how and trade secrets.

13

Outside of our pending patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technologies that are similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites that we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

While we are not currently aware of any infringement or other violation of our intellectual property rights, monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

If our technology is licensed to customers at some point in the future, the strength of the intellectual property under which we would to grant licenses can be a critical determinant of the value of such potential licenses. If we are unable to secure, protect and enforce our intellectual property now and in the future, it may become more difficult for us to attract such customers.  Any such development could have a material adverse effect on our business, prospects, financial condition and results of operations.

14

We may face claims that we are violating the intellectual property rights of others.

Although we are not aware of any potential violations of others’ intellectual property rights, we may face claims, including from direct competitors, other companies, scientists or research universities, asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We cannot be certain that our technologies and processes do not violate the intellectual property rights of others. If we are successful in developing technologies that allow us to earn revenues and our market profile grows we could become increasingly subject to such claims.

We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our potential technology. In such cases, we might need to license a third party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to use or license such technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if we are to enter into a license agreement in the future and it provides that we will defend and indemnify our customer licensees for claims against them relating to any alleged infringement of the intellectual property rights of third parties in connection with such customer licensees’ use of such technologies, we may incur substantial costs defending and indemnifying any customer licensees to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customer licensees alleging that we have violated the intellectual property of others could have negative consequences for our financial condition, results of operations and business, each of which could be materially adversely affected as a result.

At this time, we do not own any intellectual property in Volumetric Liquid Crystal Display or Light Surface Display for Rendering Three-Dimensional Images, and, apart from the Sponsored Research Agreement with the University and the exclusive worldwide marketing rights thereto, we have no contracts or agreements pending to acquire the intellectual property.

Although we have obtained exclusive worldwide marketing rights to “Volumetric Liquid Crystal Display” and “Light Surface Display for Rendering Three-Dimensional Images”, two technologies vital to our business and growth strategy, we do not own any intellectual property in these technologies.  Although our exclusive worldwide marketing rights to these technologies stand alone and are independent of the Sponsored Research Agreement, outside of our Sponsored Research Agreement with the University, we have no pending agreements to obtain or purchase ownership over such intellectual property.  Should the University lose their rights in such technologies or we are otherwise unable to utilize the rights obtained in such agreements it would be difficult to successfully implement our business strategy going forward and our stock value would likely decrease.

Risks Relating to Our Current Financing Arrangements:

There are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of February 6, 2013, we had 51,002,646 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 3,045,989 shares of common stock at current market prices. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. We also have outstanding warrants issued to Golden State Equity Investors, Inc. f/k/a Golden Gate Investors ("Golden State") to purchase 21,045 shares of common stock at an exercise price of $381.50. The sale of the shares underlying the convertible debentures and warrants may adversely affect the market price of our common stock.

Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless.

The conversion price of our convertible debentures is continuously adjustable, which could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our 4.75% $100,000 convertible debenture (excluding accrued interest) issued to Golden State on November 3, 2006, based on the remaining principal balance of $73,015 and market prices 25%, 50% and 75% below the market price as of February 6, 2013 of $0.044.

15

% Below Market	Price Per Share	Effective Conversion Price	Number of Shares Issuable(1)	% of Outstanding Stock
25%	$0.033	$0.026	303,497,562	595%
50%	$0.022	$0.018	455,611,416	893%
75%	$0.011	$0.009	911,952,979	1,788%

(1) Shares issuable exclude 21,217 shares underlying the remaining warrants exercisable at $381.50 per share.

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

So long as the market price of our stock is below $4.00, the issuance of shares in connection with the conversion of the $100,000 convertible debenture results in the issuance of shares at an effective 20% discount to the trading price of the common stock prior to the conversion. So long as the market price of our stock is below $2.00 the issuance of shares in connection with the conversion of the Second Debenture results in the issuance of shares at an effective 10% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholders could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of our convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although Golden State may not convert its convertible debentures and/or exercise their warrants if such conversion or exercise would cause it to own more than 9.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and selling some of their holdings and then converting the rest of their holdings. In this way, assuming the market price remains at a level acceptable to the selling stockholders, the selling stockholders could continue on a "conversion-sell-conversion" trend while never holding more than 9.9% of our common stock. Further, under the convertible debentures there is theoretically no upper limit on the number of shares that may be issued, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to pay penalties to Golden State, redeem the convertible debenture at 130% and/or compensate Golden State for any buy-in that it is required to make.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

•	Pay late payments to Golden State for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed;
•	In the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden State, we must pay to Golden State a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden State by 130%, together with accrued but unpaid interest thereon; and

16

•	If ten days after the date we are required to deliver common stock to Golden State pursuant to a conversion, Golden State purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden State of the common stock which it anticipated receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden State the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

In the event that we are required to pay penalties to Golden State or redeem the convertible debentures held by Golden State, we may be required to curtail or cease our operations.

Risks Relating to Our Common Stock:

The price of our common stock is volatile and fluctuations in our operating results and announcements and developments concerning our business affect our stock price, which may cause investment losses for our stockholders.

The market for our common stock is highly volatile and the trading price of our stock on the OTCBB is subject to wide fluctuations in response to, among other things, operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management’s attention and resources.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person's account for transactions in penny stocks; and
•	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•	Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

17

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

We could issue additional common stock, which might dilute the book value of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote, and might dilute the book value of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

Our common stock could be further diluted as the result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise money or as compensation for services and incentive compensation for our employees and directors. We have shares of common stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our common stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our common stock), or could obligate us to issue additional shares of common stock to certain of our stockholders.

We do not intend to pay dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

18

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.  In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.  It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting.  In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

19

Use of Proceeds

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders.

20

Dividend Policy

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends on our common stock, if any.

21

Selling Stockholders

This prospectus includes 15,482,673 shares of Common Stock offered by the Selling Stockholders, consisting of 15,482,673 shares of Common Stock underlying convertible promissory notes. The selling stockholders acquired their rights to the shares as follows:

•	JMJ Financial holds two convertible promissory notes (the “JMJ Notes”) dated June 6, 2012 and August 1, 2012. Although the JMJ Note dated June 6, 2012 provides that the Company may borrow up to $275,000, the Company has only borrowed $54,000. In addition, although the JMJ Note dated August 1, 2012 provides that the Company may borrow up to $140,000, the Company has only borrowed $84,000. No further advances on either JMJ Note were requested by or paid to the Company. However, the principal balance of the JMJ Notes was increased by $25,000 as liquidated damages resulting from a default in the Registration Agreement. Accordingly, the shares offered under this prospectus represent only shares to which JMJ is entitled upon conversion of the principal amounts actually borrowed by the Company of $138,000 and the liquidated damages added to the principal of the JMJ Notes of $25,000. Based on an assumed conversion price equal to $0.0245 (70% of the lowest trade price during the twenty-five trading days prior to February 7, 2013 of $0.035), the $138,000 aggregate principal amount borrowed by the Company and the $25,000 added to the principal of the JMJ Notes could be converted into 6,653,061 shares. However, pursuant to the Registration Agreement, the Company need only register 4,750,000 shares of Common Stock.

•	GCA Strategic Investment Fund Limited holds a convertible promissory note (the “GCA Note”) with an outstanding principal amount of $325,000. Based on a conversion price equal to the VWAP as reported for the 5 trading days prior to the GCASIF Amendment, December 21, 2012 of $0.0383, the GCA Note could be converted into 8,485,640 shares. However, pursuant to the GCASIF Amendment, the Company need only register 8,000,000 shares of Common Stock.

•	George Widener holds a convertible promissory note (the “Widener Note”) with an outstanding principal amount of $78,000. Based on an assumed conversion price of $0.0505, the VWAP as reported for the five trading days prior to February 7, 2013, the Widener Note could be converted into 1,544,554 shares, which are the number of shares being registered herein.

•	Victor Keen, a director on our Board of Directors, holds a convertible promissory note (the “Keen Note”) with an outstanding principal amount of $60,000. Based on an assumed conversion price of $0.0505, the VWAP as reported for the five trading days prior to February 7, 2013, the Keen Note could be converted into 1,188,119 shares, which are the number of shares being registered herein.

The following table details the names of the selling stockholders, the number of shares owned by the selling stockholders, and the number of shares that may be offered by the selling stockholders for resale under this prospectus. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. Applicable percentage ownership is based on 51,002,646 shares of Common Stock outstanding as of February 6, 2013, together with securities exercisable or convertible into shares of Common Stock within 60 days of such date for the stockholder. Number and percentage owned after the offering assumes the sale of all shares offered under this prospectus. The Common Stock offered under this prospectus are shares issuable upon conversion of (i) $163,000 aggregate principal borrowed on or added to the JMJ Notes; (ii) $325,000 outstanding principal of the GCA Note; (iii) $78,000 outstanding principal of the Widener Note; and (iv) $60,000 outstanding principal of the Keen Note. The selling stockholders are not broker-dealers or affiliates of broker-dealers. The selling stockholders may sell up to 15,482,673 shares of our Common Stock from time to time in one or more offerings under this prospectus. Because the selling stockholders may offer all, some or none of the shares they hold, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.  None of the selling stockholders have been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company except as described in the footnotes below.

Name of Selling Stockholder	Beneficial Ownership (1) Prior to the Offering		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage Owned After the Offering (2)
JMJ Financial	6,653,061	(3)	4,750,000	(4)	1,902,061	3.6%
GCA Strategic Investment Fund Limited	8,485,640	(5)	8,000,000	(6)	485,640	0.94%
George Widener	1,544,554	(7)	1,544,554	(7)	0	0%
Victor Keen (8)	6,003,602	(9)	1,188,119	(10)	4,815,483	9.44%
Total	21,666,449		15,482,673		7,203,184	13.49%

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in these footnotes.

(2)	As of February 6, 2013, there were 51,002,646 shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling stockholder as of February 6, 2013, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder (including the shares that he has the right to acquire within 60 days of February 6, 2013), and (b) the denominator is the sum of (i) the 51,002,646 shares of Common Stock outstanding on February 6, 2013 and (ii) the number of shares of Common Stock which such selling stockholder has the right to acquire within 60 days of February 6, 2013.

(3)	Represents shares issuable upon conversion of the aggregate $163,000 principal borrowed on or added to the JMJ Notes on an assumed conversion price equal to $0.0245 (70% of the lowest trade price during the twenty-five trading days prior to February 7, 2013 of $0.035).

(4)	Represents the 4,750,000 shares of Common Stock that the Company agreed to register pursuant to the Registration Agreement with JMJ.

(5)	Represents shares issuable upon conversion of the GCA Note with an outstanding principal amount of $325,000 based on a conversion price equal to the VWAP as reported for the 5 trading days prior to the execution of the GCASIF Amendment, December 21, 2012 of $0.0383.

(6)	Represents the 8,000,000 shares of Common Stock that the Company agreed to register pursuant to the GCASIF Amendment with GCA.

(7)	Represents shares issuable upon conversion of the Widener Note with an outstanding principal amount of $78,000 based on a conversion price equal to the VWAP as reported for the 5 trading days prior to February 7, 2013 of $0.0505.

(8)	Mr. Keen is a Director of the Company.

(9)	Represents (i) 4,815,483 shares beneficially owned by Mr. Keen; and (ii) 1,188,119 shares into which the Keen Note is convertible. However, the 1,188,119 shares are subject to a conversion limitation preventing conversions of the Keen Note that would cause the holder to beneficially own 9.99% of our issued and outstanding Common Stock.

(10)	Represents shares issuable upon conversion of the Keen Note with an outstanding principal amount of $60,000 based on a conversion price equal to the VWAP as reported for the 5 trading days prior to February 7, 2013 of $0.0505.

22

Description of Securities

This prospectus includes the public offering of 15,482,673 shares of common stock of the Company by the selling stockholders. The total amount of shares consists of 15,482,673 shares of Common Stock underlying convertible promissory notes.

Authorized Capital

The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, each as amended, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We currently have authority to issue 1,500,000,000 common stock and 25,000,000 preferred shares. As of February 6, 2013, we had 51,002,646 shares of common stock issued and outstanding and no preferred shares issued and outstanding.

Description of Common Stock

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding.

We have never paid any cash dividends on our common stock.

Transfer Agent

Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

Equity Compensation Plans

We have one stock-based compensation plan, the 2012 Equity Incentive Plan that replaced the 2011 Equity Incentive Plan, together referred to herein as the “Stock Plans.” As of February 6, 2013, 2,960,275 options to purchase our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $0.54 and 2,916,882 shares of our common stock were reserved for future issuance under the 2012 Equity Incentive Plan.

Description of Preferred Shares

Our Amended and Restated Articles of Incorporation authorize 25,000,000 preferred shares. Our board of directors is authorized, without further shareholder action, to establish various series of preferred shares from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares.

23

Certain Provisions of Oklahoma General Corporation Law

As an Oklahoma corporation, we are governed by the Oklahoma General Corporation Act, or OGCA. Under specified circumstances, the following provisions of the OGCA may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

  Control Share Acquisitions

Under Sections 1145-1155 of the OGCA, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Section 1155 of the OGCA.

Under the OGCA, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

An “issuing public corporation” means a domestic corporation that has (i) any class of securities registered pursuant to Section 12 or is subject to Section 15(d) of the Securities Exchange Act of 1934, as amended, (ii) 1,000 or more shareholders, (iii) either a) more than 10% of its shareholders resident in Oklahoma, b) more than 10% of its shares owned by Oklahoma residents, or c) 10,000 shareholders resident in Oklahoma.

The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that they do not apply. Our second amended and restated articles of incorporation and our second amended and restated bylaws do not exclude us from Section 1145-1155.

  Certain Business Combinations

Section 1090.3 of the OGCA restricts the ability of a domestic corporation to engage in any combinations with an “interested shareholder” for three years after the date the interested shareholder became such, unless:

1. Prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the person becoming an interested shareholder;

2. Upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least eighty-five percent (85%) of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for purposes of determining the outstanding voting stock, but not the outstanding voting stock owned by the interested shareholder, those shares owned by:

a.	persons who are directors and also officers, and
b.	employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

24

3. At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock which is not owned by the interested shareholder.

For purposes of the above provisions, “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 15% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the three-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of the resident domestic corporation.

The definition of “beneficial owner” for purposes of Section 1090.3 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

The above provisions do not apply if:

1. The corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

2. The corporation, by action of its board of directors, adopted an amendment to its bylaws by November 30, 1991, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

3.	a.	The corporation, with the approval of its shareholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, an amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the outstanding voting stock of the corporation.

b.	An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both:

(1)	has never had a class of voting stock that falls within any of the three categories set out in paragraph 4 of this subsection, and

(2)	has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section.

c.	In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until twelve (12) months after the adoption of the amendment and shall not apply to any business combination between a corporation and any person who became an interested shareholder of the corporation on or prior to the adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

4. The corporation does not have a class of voting stock that is:

a.	listed on a national securities exchange,
b.	authorized for quotation on the NASDAQ Stock Market, or
c.	held of record by one thousand or more shareholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or from a transaction in which a person becomes an interested shareholder;

5. A person becomes an interested shareholder inadvertently and:

a.	as soon as practicable divests itself of ownership of sufficient shares so that the person ceases to be an interested shareholder, and
b.	would not, at any time within the three-year period immediately prior to a business combination between the corporation and the person, have been an interested shareholder but for the inadvertent acquisition;

6.	a.	The business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which:

(1)	constitutes one of the transactions described in subparagraph b of this paragraph,
(2)	is with or by a person who:
	(a)	was not an interested shareholder during the previous three (3) years, or
	(b)	became an interested shareholder with the approval of the corporation’s board of directors or during the period described in paragraph 7 of this subsection, and

25

(3)	is approved or not opposed by a majority of the members of the board of directors then in office, but not less than one, who were directors prior to any person becoming an interested shareholder during the previous three (3) years or were recommended for election or elected to succeed the directors by a majority of the directors.

b.	The proposed transactions referred to in subparagraph a of this paragraph are limited to:
	(1)	a share acquisition pursuant to Section 1090.1 of this title, or a merger or consolidation of the corporation, except for a merger in respect of which, pursuant to subsection F or G of Section 1081 of this title, no vote of the shareholders of the corporation is required,
	(2)	a sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation, other than to any direct or indirect wholly owned subsidiary or to the corporation, having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or
	(3)	a proposed tender or exchange offer for outstanding stock of the corporation which represents fifty percent (50%) or more of the outstanding voting stock of the corporation. The corporation shall give not less than twenty (20) days’ notice to all interested shareholders prior to the consummation of any of the transactions described in divisions (1) or (2) of this subparagraph; or

7. The business combination is with an interested shareholder who became an interested shareholder at a time when the restriction contained in this section did not apply by reason of any of paragraphs 1 through 4 of this subsection; provided, however, that this paragraph shall not apply if, at the time the interested shareholder became an interested shareholder, the corporation’s certificate of incorporation contained a provision authorized by subsection C of this section.

Indemnification

Section 1031 of the OGCA authorizes every Oklahoma corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 1031 of the OGCA also requires every Oklahoma corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Section 1031of the OGCA states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the OGCA, of our directors, officers and employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

26

MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED

STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “TDCP”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. Where applicable, the prices set forth below give retroactive effect to our one-for-thirty-five reverse stock split which became effective on April 27, 2012.

2013 Fiscal Year

	High	Low
First Quarter ended March 31, 2013*	$0.07	$0.035
* As of February 6, 2013

2012 Fiscal Year

	High	Low
First Quarter ended March 31, 2012	$0.54	$0.28
Second Quarter ended June 30, 2012	$0.55	$0.09
Third Quarter ended September 30, 2012	$0.28	$0.06
Fourth Quarter ended December 31, 2012	$0.125	$0.03

Year Ended December 31, 2011

	High	Low
First Quarter ended March 31, 2011	$3.64	$0.39
Second Quarter ended June 30, 2011	$2.78	$0.70
Third Quarter ended September 30, 2011	$1.12	$0.46
Fourth Quarter ended December 31, 2011	$0.63	$0.24

Year Ended December 31, 2010

	High	Low
First Quarter ended March 31, 2010	$0.31	$0.10
Second Quarter ended June 30, 2010	$0.21	$0.09
Third Quarter ended September 30, 2010	$0.20	$0.09
Fourth Quarter ended December 31, 2010	$0.98	$0.01

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of February 6, 2013 we had approximately 390 active holders of our common stock. The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. Our transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

Dividend Policy

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation or By-laws that restrict us from declaring dividends.

27

Business

Organizational History

3DIcon Corporation was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. Our articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001. We have accounted for this transition as reorganization and accordingly, restated its capital accounts as of January 1, 2001. At the inception on January 1, 2001, our primary activity was the raising of capital in order to pursue its goal of becoming a significant participant in the formation and commercialization of interactive, optical holography for the communications and entertainment industries.

In April 2004, we engaged the University of Oklahoma to conduct a pilot study to determine the opportunity and feasibility for the creation of volumetric three dimensional display systems.

On July 15, 2005, we entered into a Sponsored Research Agreement with the University, which expired on January 14, 2007. Under this agreement, the University conducted a research project entitled "Investigation of 3-Dimensional Display Technologies".

On February 23, 2007, we entered into an SRA with the University, which SRA expired on March 31, 2010. Under this agreement, the University conducted a research project entitled "3-Dimensional Display Development".

In the fourth quarter of 2007 we announced the release of our first product, "Pixel Precision". On February 12, 2009, version 2.0 of Pixel Precision was released to expand its capabilities and provide new compatibility with Texas Instrument's newly released DLP® Discovery 4000 kits.  This is a companion software application to the DMD Discovery ™ line of products manufactured by Texas Instruments®.

The Oklahoma Center for the Advancement of Science and Technology approved the Company’s application for funding of a matching grant titled 800 Million Voxels Volumetric Display, on November 19, 2008.  The two-year matching grant, totaling $299,984, had a start date of January 1, 2009.  The Company received approval for our no cost extension request for the first year of the contract. With the new modification, the first year ended on August 31, 2010.  The award is for a maximum of $149,940 for 2009 and the remainder for 2011.  The Company earned $63,668 and $54,889 from the grant during the six-month periods ended June 30, 2012 and 2011, respectively and $281,492 from inception to date.  The Company received approval for our no cost extension request for the second year of the contract and, with the new modification, the second year ends on August 31, 2012.

Overview of Business

3DIcon is a small public company that is further developing a patented volumetric (full 360° view as illustrated in Figure 1 below) 3D display technology that was developed by and with the University of Oklahoma (the “University” or “OU”) under a Sponsored Research Agreement. The development to date has resulted in multiple new technologies, two working laboratory prototypes (Lab Proto 1 and Lab Proto 2), and seven provisional patents; six of the seven provisional patents have been combined and converted to four utility patents. Under the Sponsored Research Agreement, the Company has obtained the exclusive worldwide marketing rights to these 3D display technologies.

Figure 1 - Lab Proto 1 Image

28

On May 26, 2009, the United States Patent and Trademark Office ("USPTO") approved the pending patent called "Volumetric Liquid Crystal Display" for rendering a three-dimensional image and converted it to US patent No. 7,537,345. On December 28, 2010, USPTO approved the pending patent called “Light Surface Display for Rendering a Three-Dimensional Image,” and issued the United States Patent No. 7,858,913.  On August 21, 2012, the USPTO approved a continuation patent called “3D Volumetric Display” and issued the US Patent No. 8,247,755. These patents describe what we are calling our CSpace®™ technology (“CSpace”).

Volumetric 3D Strategy

The Company plans to commercialize the CSpace volumetric 3D technology through customer funded research and development contracts and technology licensing agreements with companies like Boeing, Lockheed Martin, Siemens, and General Electric for high value applications like air traffic control, design visualization, and medical imaging. Although we do not have any definitive agreement in place that provides for such funding or licensing arrangements, we believe such companies would be interested in entering into such arrangements based on past and existing discussions our management has had with such companies. For example, Boeing provided letters of support for certain government grants that we have applied for, with the proviso in the letters that if the grant were to be awarded they would have an interest in working with us on the specific project. Representatives of Boeing have visited our facilities in Tulsa and viewed our original lab prototype and have indicated an interest in having our next level of prototype presented to their management group in St. Louis. We have no formal agreements or commitments from Boeing beyond these ongoing discussions. Lockheed Martin has inquired about our technology through the University of Oklahoma, however, we have no ongoing discussions taking place with the company.. Furthermore, we have had general discussions with a number of similar companies, such as Honeywell, General Electric, ShuffleMaster, regarding our CSpace technology. The above commercialization plan depends on our ability to convince potential customers that products based on our technology will meet their requirements and that the technical risk in developing products based on our technology will be acceptable to these potential customers. We are targeting high value applications that typically require products to be customized to the customer’s application. Since we understand the capabilities and limitations of CSpace better than potential customers, it is not unusual for this type of customer to ask the technology developer (in this case 3DIcon) to do most or part of the product development for or with the customer in exchange for funding by the customer. In 2013, we plan to solicit companies to enter into customer funded development contracts to develop our technology for or with those companies. Our goal is to generate sufficient funding from such arrangements that would meet or exceed the incremental costs of developing product prototypes for or with customers. If we are successful in completing the initial product prototypes, we anticipate generating licensing revenues from our CSpace technology begin in the fourth quarter of 2014 The Company believes that it has an experienced display industry and public company management team with a proven track record of successfully commercializing multiple display technologies to move our CSpace technology strategy forward.

Figure 2 - CSpace Architecture

In March of 2012 the Company implemented a new evolutionary, step-by-step commercialization strategy for the CSpace volumetric display technology. Under this strategy we are developing multiple staged prototypes (laboratory and trade show) with successively higher performance (brightness, resolution, and image size). Since then, we have made better than expected progress on the second laboratory prototype, which we call Lab Proto 2. Working off the CSpace architecture illustrated in Figure 2 above, Dr. Refai and Dr. Melnik have already increased brightness by 50 times (50x) that of Lab Proto 1 so that the images displayed by Lab Proto 2 can be easily seen in typical office lighting. Our technical team has also increased resolution by approximately five times (5x) that of Lab Proto 1.

29

Figure 3 - CSpace Timeline

Lab Proto 2 is a working prototype with significant improvements over Lab Proto 1 and was completed in October 2012. Our technical team is has increased the image size of Lab Proto 2 by a factor of eight (8x) and the brightness of the image by a factor of four (4x). Taken together with the 50 times higher brightness already achieved, Lab Proto 2 will is 200 times (200x) brighter than Lab Proto 1.  Because of the larger image size and the much higher brightness we achieved much higher resolution as well.

30

With Lab Proto 2 completed, the Company plans to develop a third generation laboratory prototype, Lab Proto 3.  The goals for Lab Proto 3 are to develop a lower cost and more scalable image chamber material (plastic or glass plus phosphor), to enhance imagine brightness by ten (10x) by utilizing a new scanning system, and to use that new material to construct an even larger image chamber than we are building for Lab Proto 2.   As illustrated in the CSpace Timeline (Figure 3 above), the Company plans to complete Lab Proto 3 by October of 2013 and believes that Lab Proto 3 should be the last laboratory prototype we will need to build.

We believe that Lab Proto 3 will enable the Company to credibly engage with potential customers and secure customer funded development contracts to develop even larger and higher resolution product prototypes. If we are successful in securing customer funded development contracts, we anticipate the development of various product prototypes, the first of which we have been calling the Trade Show Prototype. It is likely that in exchange for funding of the Trade Show Prototype, our initial customer will require an exclusive license to the technology in a particular field of use (e.g. civilian air traffic control). The Company believes that any such exclusive license will be based on a set period of time during product and/or market development and based on performance thereafter. Failure by the customer to meet agreed upon performance criteria would most likely result in the license becoming non-exclusive. Any such exclusive license agreement would preclude the Company from working with other customers in that field of use during the period of the exclusive license. The Company does not believe that this strategy for funding the Tradeshow Prototype will significantly impact the revenue potential of the technology given the number of potential applications (fields of use). If successfully developed, the Trade Show Prototype, which is illustrated as an artist concept in Figure 4 below, will be fully packaged and portable so that it can be used for trade shows and on-site customer demonstrations. We believe that the Trade Show prototype will enable the Company to market and secure licensing agreements with large government contractors and large medical or industrial products companies.

Figure 4 - Artist Concept Of CSpace Trade Show Prototype

Commercialization Strategy & Target Applications

The company plans to commercialize the CSpace volumetric 3D technology through customer funded research and development contracts and technology licensing agreements with companies like Boeing, Lockheed Martin, Siemens, and General Electric for high value applications like air traffic control, design visualization, and medical imaging. The company plans to develop product for (contract engineering) and with (joint development) customers. At this time the Company does not have any commercialized products and does not plan to develop its own products based on the CSpace technology due to the high value / low volume nature of the best-fit initial applications for this technology. These applications include but are not limited to the following:

•	Medical Imaging (CT, MRI, Dental);
•	Digital Displays: Large Format, Retail Advertising;
•	Air Traffic Systems, Traffic Planning, Town Planning;
•	Pharmaceutical and Bio-Medical Research;
•	Homeland Defense and Security (Baggage and Cargo Scanning);
•	Architectural Plans and Virtual Structures;
•	Interactive Entertainment;
•	Geo-Spatial Applications;
•	Casino Gaming;
•	Military Applications;
•	Engineering and Geospatial Exploration;
•	Military Performance (mission planning, tactical awareness, decision support, and post engagement assessment)
•	Space Transportation Systems;
•	Earth Science Research;

In order to simplify internal development efforts on CSpace, software to control the initial laboratory prototype was created and later productized as "Pixel Precision" in 2007. The product has been made commercially available through a sales and distribution arrangement with Digital Light Innovations that was signed March 6, 2008. The Company is currently negotiating a new licensing and distribution agreement with DLI for the Pixel Precision with DLI. This product is a result of our research efforts involving the use of the Texas Instruments Digital Micro-Mirror Device (“DMD”). The product is targeted at the application development market involving the use of DMDs, specifically the DMD-Discovery™ line from Texas Instruments™

31

Competition

Based on our market research and competitive analysis to-date, we have concluded that the CSpace volumetric technology is unique and advantaged versus other 3D technologies in that it can deliver both 1) a true 360 degree viewing experience for multiple simultaneous users, and 2) high image quality, high reliability and large image size. Rear projection 3D displays such as those from Zecotek, Setred, and EuroLCDs (formerly LC Tech LightSpace) do not provide a 360 degree viewing experience and are typically limited to one or two users. While rotating displays (also called swept volume) such as Perspecta from Optics For Hire (formerly Actuality, now licensed), Xigen (research only), Ray Modeler from Sony (research only), Felix 3D (research only), and the USC light field display (research only) do provide a true 360 degree viewing experience, they cannot deliver a large image, high image quality and reliability because the entire display is rotating at high speed. Early proof of concept work done on infrared active phosphor displays by 3D Display Laboratories proved to not be scalable due to limited phosphor persistence and vector scanning limitations. While holographic and light field displays show promise, they do not deliver a true 360 degree viewing experience and cost effective multiple user systems do not appear feasible due to current and expected pixel density, data bandwidth and compute power limitations.

Flat Screen 3D Strategy

Since March of 2012, the Company has been evaluating a number of second-generation glasses-free flat screen 3D display technologies and the companies that are developing these technologies with the possibility of an acquisition of such a company in mind.  Our goal was to identify a new technology that could deliver significantly better performance (3D impact and image quality) than current large area multiple-viewer glasses-free 3D flat screen displays without compromising resolution and brightness, as do current displays.  The ideal company would also have a great technical team, a broad patent portfolio, and a credible technology roadmap to ensure that these competitive advantages are sustainable into the future.

As a result of the above evaluation process, the Company has previously signed a non-binding Letter of Intent to acquire Dimension Technologies, Inc. (DTI) www.dti3d.com located in Rochester, NY. However, that Letter of Intent has since expired. Notwithstanding the expiration of the Letter of Intent, the Company’s interest in a potential acquisition of small 3D flat screen display company remains. There can be no assurance that the Company will successfully raise adequate funds for such a transaction in the future.

Currently, we do not have any agreements in place that would allow entry into the flat screen segment of the glasses-free 3D display industry or digital signage industry and no assurances can be made that such an agreement will ever be consummated.  However, even if any acquisitions or partnerships are consummated, no assurances can be made that the Company could successfully bring to market such technologies. Nor can any assurance be made that the Company would be able to raise the necessary funds to execute such transactions.

History of 3D Technology Research & Development At the University of Oklahoma

Beginning in 2007 the University of Oklahoma under a Sponsored Research Agreement with 3Dicon, undertook the development of the following three high potential 3D display technologies. The results of each project are summarized below.

•	I – Swept Volume Displays - We have successfully achieved the initial demonstration and proof of technology for this approach.

•	II – Static Volumetric Displays - This technology was ranked the best for further development.

•	III – Stacked Volume Displays - We also have investigated the technologies for developing innovative Stacked Volumetric Displays.

The Swept Volume Display is designed to be a 3D display system showing a volumetric image generated from an electronic medium. A proof-of-concept demonstration was achieved by the researchers around September 2007. The Swept Volume Display R&D entered into the subsequent second stage of improvement and development in 2008. Additional work on this particular approach has been deferred indefinitely because of the success and initial superiority of the CSpace®™ technology.

Our implementation of a Static Volume Display (CSpace®™) employs one or more Digital Micro-Mirror Devices (DMDs) and infra-red lasers to produce 3D images in advanced transparent nanotechnology materials, thereby enabling the creation, transmission and display of high resolution 3D images within a volume space, surrounded by glass or transparent screen. The initial investigation for the Static Volume system commenced in 2007. On September 2008, we built a laboratory prototype Static Volume Display using the CSpace®™ technology and demonstrated the creation of true 3D images within a specified image space. New developments for eliminating the distortion occurred by the divergence of the constructed 3D image have been presented at the SPIE Europe Security & Defense conference in Berlin, Germany in August 2009. Improvements for the optical systems utilized by CSpace®™ with the latest achieved resolution were published on October 2009 in IEEE/OSA Journal of Display Technology titled "Static Volumetric Three-Dimensional Display" and can be found for a moderate fee at http://www.opticsinfobase.org/jdt/abstract.cfm?URI=jdt-5-10-391 . On February 15, 2010, at the SPIE Medical Imaging conference, we presented the latest software developments that allow reading Digital Imaging and Communication In Medicine ("DICOM") formats whether scanned by ultrasound devices, magnetic resonance imaging ("MRI"), or computed tomography ("CT") scanners. With this new software architecture, Static Volume 3D displays based on the CSpace®™ technology would have the capability of displaying medical images.

On April 14, 2010, at the OSA Digital Holography and Three-Dimensional Imaging conference in Miami, FL, we presented an increase in brightness of the constructed 3D images.  On September 23, 2010, at the SPIE Europe Security & Defense conference in Toulouse, France, we presented new implementations to reduce flicker of the 3D Images constructed by CSpace®™ display.  In November 2010, we published a new method of rendering 3D Images using a rotational-slicing technique at the Journal of the Society for Information Display and can be found for a moderate fee at http://onlinelibrary.wiley.com/doi/10.1889/JSID18.11.873/abstract .. In December 2010, we published the utilization of new materials for CSpace®™ image space at the Journal of the Society for Information Display and can be found for a moderate fee at http://onlinelibrary.wiley.com/doi/10.1889/JSID18.12.1065/abstract . In April 2011, New Developments That Allow CSpace®™ To Perfectly Fit Applications Such As Air Traffic Control was published in the IEEE/OSA Journal of Display Technology and can be found for a moderate fee at http://www.opticsinfobase.org/jdt/abstract.cfm?uri=jdt-7-4-186 .

32

Regarding our continued efforts to improve the performance of the CSpace technology, we completed our second-generation prototype (Lab Proto 2) in October 2012. Our goals for Lab Proto 2 were to first improve image brightness, and then to improve resolution (increase the number of voxels or 3D pixels), and lastly to increase the size of the image. The image generated by Lab Proto 2 is approximately 200times (200x) brighter than our first generation prototype and can now be viewed in normal room lighting. As a result of the increased brightness, resolution has also been improved. The estimated resolution of the second-generation prototype is approximately five times (5x) greater than the first generation prototype. The image size of Lab Proto 2 is approximately 8 times (8x) larger than our first generation prototype. We have already begun the development of a third-generation prototype (Lab Proto 3), which we believe will enable the Company to credibly engage with potential customers and secure customer funded development contracts to develop even larger and higher resolution product prototypes, eventually leading to a trade show prototype that will be portable and package for display at trade shows or on-site customer demonstrations.

University of Oklahoma - Sponsored Research Agreement History

On April 20, 2004, we entered into a Sponsored Research Agreement entitled "Investigation of Emerging Digital Holography Technologies" with the University, which expired October 19, 2004. We paid the University $14,116 pursuant to this agreement. The purpose of this agreement was to conduct a pilot study to investigate digital holography as a candidate technology for the development of three-dimensional ("3D") imaging and visualization systems. The purpose of the pilot study was to investigate the current state-of-the-art research and development activities taking place in the field of digital holography, particularly emerging technologies. The scope of work for the study encompassed the following tasks:

•	Literature review to determine key leading edge research in relevant areas;
•	Review of related commercial products to identify technological approaches and potential competitors and/or partners;
•	Preliminary patent review; and
•	Recommendations for product research and development directions.

On July 15, 2005, we entered into a Sponsored Research Agreement with the University, which expired on January 14, 2007. Under this agreement, the University conducted a research project entitled "Investigation of 3-Dimensional Display Technologies" and the Company agreed to pay the University $453,584 at various dates from November 10, 2005 through July 15, 2006 to cover the costs of the research. The goals for this research were as follows:

•	Produce patentable and/or copyrightable intellectual property;
•	Produce proof-of-concept technology that demonstrates the viability of the intellectual property;
•	Assess opportunities for manufacturing technological products in Oklahoma;
•	Investigate magnetic nanospheres (“MNs”) for use as a projection media;
•	Develop a control platform to actively distribute MNs in an unbounded volumetric space;
•	Investigate the doping of MNs with fluorescent materials for light emission at different wavelengths, i.e., develop fluorescent MNs ("FMNs");
•	Evaluate other display medium technologies for potential strategic partnerships;
•	Evaluate the most appropriate (from a cost-to-benefit standpoint) solid-state light sources for projection applications;
•	Develop software for displaying ideal 3D images; and
•	Investigate software interface issues with other image capture technologies.

The final payment of $226,792, due on July 15, 2006, was not paid. On November 1, 2006 the Sponsored Research Agreement was modified to provide $125,259 additional funding, extend the term of the agreement through March 31, 2007, and revise the payment schedule to combine the July 15, 2006 remaining balance due of $226,792 with the additional funding into a revised payment schedule. Under the terms of the agreement, we agreed to pay the combined remaining obligation of $352,051 in four equal monthly installments of $88,013 beginning on December 31, 2006 through March 31, 2007.

On February 23, 2007, we entered into a Sponsored Research Agreement with the University of Oklahoma, which expired on March 31, 2010. Under this agreement, the University conducted a research project entitled "3-Dimensional Display Development". We agreed to pay the University $3,468,595 in monthly installments ranging from $92,263 to $112,777 beginning on April 30, 2007 and ending on March 31, 2010.

33

On October 31, 2008, OU agreed to revise the payment terms under the SRA from a fixed monthly payment to a reimbursable cost payment basis effective September 1, 2008. As of September 30, 2008 we had a remaining obligation under the previous SRA payment schedule of $2,665,818, which included monthly payments due for December 2007 through August 31, 2008 totaling $861,131. The $1,804,687 balance of the remaining scheduled payment obligation was cancelled by OU. Under the terms of the revised base payments schedule, the arrearages would be paid in nine monthly base installments from October 31, 2008 to June 30, 2009 of amounts ranging from $35,000 to $101,132 leaving a remaining balance after the base payments of $290,000. In addition to the monthly base payments, we agreed to make additional payments on the $861,131 arrearages based on a formula of 50% of funding in excess of $120,000 plus the base monthly payment. In the event funding did not provide for any additional payments, the remaining balance would be $290,000, which OU agreed to accept 4,264,707 shares of our common stock based on the October 14, 2008 market price as reported on the OTC Bulletin Board of $0.068 per share as payment on June 30, 2009. We had the option to repurchase the shares at $0.068 per share by September 30, 2009 or at market value, but not less than $0.068 per share, if the repurchase occurred after September 30, 2009.

On May 18, 2009, the University agreed to revise the payment terms. Under the terms of the revised base payments schedule, the arrearages scheduled to be paid in nine monthly base installments from October 31, 2008 to June 30, 2009 of amounts ranging from $35,000 to $101,132 were deferred to a monthly payment schedule of July 2009 through February 2010.

On February 19, 2010, OU agreed to modify the repayment plan to retire the remaining arrearages outstanding of $525,481. Under the terms of the modified repayment plan the Company agreed to make payments to the University, not less than quarterly, in an amount equal to 22.5% of any funding received by the Company. The first quarterly payment was due to the University on April 30, 2010. These repayment terms were to remain in effect until the outstanding debt was retired.

On December 1, 2010, the Company entered into an agreement (the "Agreement") with OU pursuant to which OU agreed to convert all sums due to it from the Company in connection with its SRA with the Company, which as of December 1, 2010 amounted to approximately $485,000, into an aggregate of 59,000,000 shares of the Company's common stock (the "Shares"). As a result of the debt conversion, OU became the holder of approximately 8% of the outstanding common stock of the Company. Pursuant to the Agreement, the Shares are subject to a put option allowing OU to require the Company to purchase certain of the Shares upon the occurrence of certain events. In addition, the Shares are subject to a call option allowing the Company to require OU to sell to the Company the Shares then held by OU in accordance with the terms of the Agreement.

The Agreement also amended the existing agreements between the Company and OU such that all intellectual property, including all inventions and or discoveries, patentable or un-patentable, developed before July 28, 2008 by OU under the SRA is owned by OU. All intellectual property, including all inventions and/or discoveries, patentable or un-patentable, developed jointly by the Company and OU at any time is jointly owned by the Company and OU. Finally, all intellectual property developed by the Company after July 28, 2008, including all inventions and or discoveries, patentable or un-patentable, is owned by the Company.

During the years ended December 31, 2011 and 2010, the Company charged operations $37,363 and $43,884, respectively, pursuant to the SRA. At June 30, 2012, the Company owed the University $3,260 in direct costs.

Intellectual Property History, Status & Rights

On May 26, 2009, the United States Patent and Trademark Office approved the pending patent called "Volumetric Liquid Crystal Display" for rendering a three-dimensional image and converted it to US patent No. 7,537,345. On December 28, 2010, USPTO approved the pending patent called “Light Surface Display for Rendering a Three-Dimensional Image,” and issued the United States Patent No. 7,858,913.  On August 21, 2012, the USPTO approved a continuation patent called “3D Volumetric Display” and issued the US Patent No. 8,247,755. These patents describe what we are calling our CSpace®™ technology.

On April 6, 2009, we filed a provisional patent on an emissive two-dimensional screen that is controlled and driven by a standard digital light projector or other optical input source. This provisional patent is called "Flexible/Inflexible Front/Back Projection screen or display" and owned solely by 3DIcon Corporation.   Through the current agreement with the University of Oklahoma, OU filed a continuation patent application on November 19, 2010, called “3D Light Surface Display”.  This application provides additional protections of our CSpace®™ technology.

Through a Sponsored Research Agreement with the University of Oklahoma, we have obtained the exclusive worldwide marketing rights to certain 3D display technologies under development by the University. The development to date has resulted in the University filing seven provisional patents; six of the seven provisional patents have been combined and converted to four utility patents.

34

Description of Provisional Patent Application as Filed	Description of Utility Patent Application Filing (Combined)	Date of Filing	Granted U.S. Patent	European Pending Patent- Date of Filing	Japanese Pending Patent-Date of Filing
3D Volumetric Display	3D Volumetric Display	Filed by OU in November 2011	August 2012

Swept Volume Display	Swept Volume Display	Filed by OU in September 2006

Colorful Translation Light Surface 3D Display Colorful Translation 3D Volumetric Display 3D Light Surface Display	Light Surface Display for Rendering Three-Dimensional Image (Combined)	Filed by OU in April 2007	December 2010	April 2007	April 2007

Volumetric Liquid Crystal Display	Volumetric Liquid Crystal Display for Rendering Three-Dimensional Image (Combined)	Filed by OU in April 2007	May 2009

Computer System Interaction with DMD	Computer System Interaction with DMD	Filed by OU in January 2008

Virtual Moving Screen for Rendering Three Dimensional Image	Virtual moving screen for rendering a three-dimensional image	Filed by OU in January 2008

Optically Controlled Light Emitting and System for Optically Written 2D and 3D Displays	Utility Patent Application to be filed	Filed by 3DIcon in April 2008

Employees

We had five employees as of February 6, 2013, Mark Willner, Chief Executive Officer, Mr. Ron Robinson, Chief Financial Officer, Dr. Hakki Refai, Chief Technology Officer, Dr. George Melnik, Senior Technical Advisor, and Ms. Judith Keating, Company Secretary and Director of Investor Relations. None of our employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Key Milestones & Required Capital

Key milestones and estimated capital requirements to advance our volumetric 3D strategy through December 2013 are as follows:

Lab Proto 3

•	Milestones to Complete:

o	Develop a lower-cost and more scalable image chamber material
Increase brightness by a factor of 10 (10x)
o	Build a larger image chamber than Lab Proto 2

•	Target Completion Date:

o	October 2013

•	Required Capital to Complete:

o	Approximately $ $396,000

Customer Specific Prototype

•	Milestones to Complete:

o	Securing customer funded development contracts
o	Creating a fully packaged and portable prototype for display at trade shows and on-site customer demonstrations

•	Target Completion Date:

o	October 2013 to secure customer funded development contracts
o	September 2014 to complete the Customer Specific Prototype

•	Required Capital to Complete:

o	Approximately $200,000 to market the Company’s technology and secure a customer funded development contract
o	Approximately $1,000,000, to be funded entirely by customer, to develop the packaged and portable prototype

35

Accordingly, our projected capital requirements through December 2013 are as follows:

USE	AMOUNT		COMMENTS
Research & Development	$	~350-550,000	Net of $1,000,000 by customer funded development
Business Development	$	~200-300,000	Marketing CSpace to secure customer funding
General & Administrative	$	~350,000	Includes management compensation
Public Company Expenses	$	~300,000
TOTAL CAPITAL NEEDED:	$	~1,200- 1,500,000

36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview of Business

We are a development stage company. Our mission is to pursue, develop and market full-color volumetric 3D technology. Through a Sponsored Research Agreement with the University of Oklahoma, we have obtained the exclusive worldwide marketing rights to certain 3D display technologies under development by the University. The development to date has resulted in the University filing seven provisional patents; six of the seven provisional patents have been combined and converted to four utility patents. On May 26, 2009, the United States Patent and Trademark Office approved the pending patent called "Volumetric Liquid Crystal Display" for rendering a three-dimensional image and converted it to US patent No. 7,537,345. On December 28, 2010, USPTO approved the pending patent called “Light Surface Display for Rendering a Three-Dimensional Image,” and issued the United States Patent No. 7,858,913.  On August 21, 2012, the USPTO approved a continuation patent called “3D Volumetric Display” and issued the US Patent No. 8,247,755. These patents describe what we are calling our CSpace®™ technology. At this time, we do not own any intellectual property rights in these technologies, and, apart from the Sponsored Research Agreement with the University, have no contracts or agreements pending to acquire such rights or any other interest in such rights. We plan to market the technology and the intellectual property developed by the University and our staff by targeting various industries, such as retail, manufacturing, entertainment, medical, healthcare, transportation, homeland security and the military. On April 6, 2009, we filed a provisional patent on an emissive two-dimensional screen that is controlled and driven by a standard digital light projector or other optical input source. This provisional patent is called "Flexible/Inflexible Front/Back Projection screen or display" and owned solely by 3DIcon Corporation.   Through the current agreement with the University of Oklahoma, OU filed a continuation patent application on November 19, 2010, called “3D Light Surface Display”.  This application provides additional protections of our CSpace®™ technology.

Since March of 2012, the Company has been exploring the possibility of developing and marketing glasses-free flat screen 3D displays based on next generation glasses-free flat screen 3D display technology acquired or licensed from another company. This acquired technology and any resultant display products would be in addition to and complementary with our internally developed CSpace glasses-free volumetric 3D display technology. Recently, the company has met with multiple glasses-free flat screen 3D display companies, is in discussion with several of these companies about a potential acquisition or partnership, and is engaged in non-binding discussions to acquire one of these companies. Currently, we do not have any agreements in place that would allow such entry into the flat screen segment of the glasses-free 3D display industry and no assurances can be made, if an acquisition or partnership is consummated, that the Company could successfully bring to market such technology.

Reverse Stock Split

On April 27, 2012, 3DIcon Corporation, an Oklahoma corporation filed an Amended Certificate of Incorporation to effect a 1-for-35 reverse split of the Company’s common stock. The reverse stock split was announced by Financial Industry Regulatory Authority on April 26, 2012 and became effective on April 27, 2012. As previously reported on the Company’s Current Report on Form 8-K, filed on October 20, 2011, this action followed a stockholder vote at the Company’s annual meeting of the stockholders of the Company, which vote authorized the Company’s Board of Directors to effect a reverse stock split of the Company’s authorized, issued and outstanding common stock.

On April 27, 2012, the effective date, every 35 shares of the Company’s issued and outstanding common stock were combined into one share of common stock. The Company did not issue any fractional shares in connection with the reverse stock split. Stockholders of record who otherwise would have been entitled to receive fractional shares will be entitled, upon surrender to our transfer agent of certificates representing such shares, cash in lieu thereof.

Throughout this prospectus, each instance which refers to a number of shares of our common stock refers to the number of shares of common stock after giving effect to the Reverse Split, unless otherwise indicated.   References to a number of shares of common stock in our historical financial statements for the three month period ended March 31, 2012 and for the years ended December 31, 2011 and 2010, included in related Forms 10-Q and 10-K, respectively, are reported on a post-Reverse Split basis.

37

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Research and Development Costs

The Company expenses all research and development costs as incurred. Until we have developed a commercial product, all costs incurred in connection with the SRA with the University, as well as all other research and development costs incurred, will be expensed as incurred. After a commercial product has been developed, we will report costs incurred in producing products for sale as assets, but we will continue to expense costs incurred for further product research and development activities.

Stock-Based Compensation

Since its inception 3DIcon has used its common stock or warrants to purchase its common stock as a means of compensating our employees and consultants. Financial Accounting Standards Board ("FASB") guidance on accounting for share based payments requires us to estimate the value of securities used for compensation and to charge such amounts to expense over the periods benefited.

The estimated fair value at date of grant of options for our common stock is estimated using the Black-Scholes option pricing model, as follows:

The expected dividend yield is based on the average annual dividend yield as of the grant date. Expected volatility is based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option is based on historical exercise behavior and expected future experience.

Revenue Recognition

We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Current assets and current liabilities  – The carrying value approximates fair value due to the short maturity of these items.

Debentures payable  – The fair value of the Company's debentures payable has been estimated by the Company based upon the liability's characteristics, including interest rate. The carrying value approximates fair value.

Recently Issued Accounting Pronouncements

Management reviewed accounting pronouncements issued during the three months ended September 30, 2012, and no pronouncements were adopted during the period.

Results of Operations

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2011

Revenue

The Company earned $-0- from the OCAST grant during the three months ended September 30, 2012 compared to $25,434 for the three months ended September 30, 2011.

In January 2008 we launched our first software product Pixel Precision™. We appointed Digital Light Innovations for the sales and distribution of this product in March 2008.

38

We did not have income from the sales of Pixel Precision™ for the three-months ended September 30, 2012 and September 30, 2011, respectively.

We expect sales of Pixel Precision™ to the installed and active user base of the earlier D1100 and D3000 systems in the near term and as companion product sales to D4000 systems. We expect that the revenue from this product to contribute to the operating expenses (general and administrative, research and development, interest) but do not expect the revenue generated in 2012 to cover the operating expenses.

Research and Development Expenses

The research and development expenses were $127,759 for the three months ended September 30, 2012, as compared to $212,291 for the three months ended September 30, 2011.  The decrease was a result of the termination of the Advanced Optical Technology contract in December 2011.

General and Administrative Expenses

Our general and administrative expenses were $502,468 for the three months ended September 30, 2012, as compared to $331,856 for the three months ended September 30, 2011.  The increase is primarily due to $159,000 in options issued to our Board of Directors and being fully vested in July 2012.

Interest Expense

Interest expense for the three months ended September 30, 2012 was $35,887 as compared to $2,314 for the three months ended September 30, 2011.  The net increase was a result of the issuance of bridge notes and the related amortization of the Original Issue Discount (”OID”) on the convertible bridge notes.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2011

Revenue

The Company received $63,669 from the OCAST grant during the nine months ended September 30, 2012 as compared to $80,323 for the nine months ended September 30, 2011.  The decrease was due to a reduction of expenditures under the matching grant.

There were sales of $-0- of PixelPrecision™ during the nine months ended September 30, 2012 as compared to $3,000 for the nine months ended September 30, 2011.

We expect sales of Pixel Precision™ to the installed and active user base of the earlier D1100 and D3000 systems in the near term and as companion product sales to D4000 systems.  We expect that the revenue from this product to contribute to the operating expenses (general and administrative, research and development, interest) but do not expect the revenue generated to cover the operating expenses.

Research and Development Expenses

Research and development expenses were $414,149 for the nine months ended September 30, 2012, as compared to $534,737 for the nine months ended September 30, 2011.   The net decrease was a result of the cost of vesting of options to the Director of Technology in 2011 amounting to $39,150 and a decrease in expenses incurred for lab supplies and equipment of $38,988, a decrease in payroll taxes from converting certain salaries to contract labor and consultants engaged amounting to $158,404 in 2012.

General and Administrative Expenses

Our general and administrative expenses were $1,120,660 for the nine months ended September 30, 2012 as compared to $979,638 for the nine months ended September 30, 2011.  The net increase was the result of the increase of $46,875 of options issued to the Board of Directors in 2012 and, approximately $100,000 increase in costs related to the hiring of and options issued to the new CEO, and consultants under the terms of their employments agreements.

Interest Expense

Interest expense for the nine months ended September 30, 2012 was $40,597 as compared to $35,315 for the nine months ended September 30, 2011. The change in interest expense resulted from decreases in the amounts outstanding on our convertible debentures during the periods and the OID on promissory notes issued in 2012.

39

Financial Condition, Liquidity and Capital Resources

Management remains focused on controlling cash expenses. We recognize our limited cash resources and plan our expenses accordingly. We intend to leverage stock-for-services wherever possible. The operating budget consists of the following expenses:

·	Research and development expenses pursuant to our SRA with the University. This includes development of an initial demonstrable prototype and a second prototype for static volume technology.
·	Acceleration of research and development through increased research personnel as well as other research agencies.
·	General and administrative expenses: salaries, insurance, investor related expenses, rent, travel, website, etc.
·	Hiring executive officers for technology, operations and finance.
·	Development, support and operational costs related to Pixel Precision™ software.
·	Professional fees for accounting and audit; legal services for securities and financing; patent research and protection.

Our independent registered public accountants, in their audit report accompanying our financial statements for the year ended December 31, 2011, expressed substantial doubt about our ability to continue as a going concern due to our status as a development stage organization with insufficient revenues to fund development and operating expenses.

We had net cash of $35,537 at September 30, 2012.

We had negative working capital of $664,937 at September 30, 2012.

During the nine months ended September 30, 2012, we used $1,046,260 of cash for operating activities, an increase of $162,744 or 18% compared to the nine months ended September 30, 2011. The increase in the use of cash for operating activities was a result of the reduction in accounts payable.

There was no cash used in investing activities during the nine months ended September 30, 2012 and $998 for the nine months ended September 30, 2011.

Cash provided by financing activities during the nine months ended September 30, 2012 was $1,064,131, an increase of $294,131 or 38% compared to the nine months ended September 30, 2011.  The increase was the result of the issuance of bridge notes of $375,300 and a decrease of $101,169 of warrant exercise advances from Golden State under the terms of our 4.75% convertible debenture.

We expect to fund the ongoing operations through the existing financing in place (see below); through raising additional funds as permitted by the terms of Golden State financing as well as reducing our monthly expenses.

Our ability to fund the operations of the Company is highly dependent on the underlying stock price of the Company.

On November 3, 2006, the Company issued to Golden State a 4.75% convertible debenture in a principal amount of $100,000, due 2014, and warrants to buy 1,000,000 shares of the common stock at an exercise price of $10.90 per share.  In connection with each conversion, Golden State is expected to simultaneously exercise a percentage of warrants equal to the percentage of the principal being converted.  During 2011, Golden State converted $6,760 of the $100,000 debenture into 60,601,868, shares of common stock, exercised warrants to purchase 67,600 shares of common stock at $10.90 per share based on the formula in the convertible debenture. Additionally Golden Gate advanced $753,381 against future exercises of warrants of which $736,840 was applied to the exercise of warrants leaving $16,542 of unapplied advances at December 31, 2011. During 2012, Golden State converted $6,471 of the $100,000 debenture into 5,809,601 post-split shares of common stock, exercised warrants to purchase 1,850 post-split shares of common stock at $381.50 per share based on the formula in the convertible debenture. Additionally Golden Gate advanced $688,831 against future exercises of warrants of which $705,372 was applied to the exercise of warrants leaving $1.00 of unapplied advances at September 30, 2012.

OCAST approved the Company’s application for funding of a matching grant titled 800 Million Voxels Volumetric Display, on November 19, 2008.  The two-year matching grant, totaling $299,984, had a start date of January 1, 2009.  The Company received approval for our no cost extension request for the first year of the contract. With the new modification, the first year ended on August 31, 2010.  The award is for a maximum of $149,940 for 2009 and the remainder for 2011.  The Company earned $63,669 and $80,323 from the grant during the nine-month periods ended September 30, 2012 and 2011, respectively and $281,493 from inception to date.  The Company received approval for our no cost extension request for the second year of the contract and, with the new modification, the second year ended on August 31, 2012. The Company applied for the remaining grant funds of $13,029 during this period.

On October 31, 2008 OU agreed to revise the payment terms under the SRA from a fixed monthly payment to a reimbursable cost payment basis effective September 1, 2008. As of September 30, 2008 the Company had a remaining obligation under the previous SRA payment schedule of $2,665,818 which included monthly payments due for December 2007 through August 31, 2008 of $861,131. The $1,804,687 balance of the remaining scheduled payment obligation was cancelled. Under the terms of the revised base payments schedule, the arrearages would be paid in nine monthly base installments from October 31, 2008 to June 30, 2009 of amounts ranging from $35,000 to $101,132 leaving a remaining balance after the base payments of $290,000. In addition to the monthly base payments, the Company agreed to make additional payments on the $861,131 arrearages based on a formula of 50% of funding in excess of $120,000 plus the base monthly payment. In the event funding did not provide for any additional payments, the remaining balance would be $290,000, which OU agreed to accept 4,264,707 shares of the Company's common stock based on the October 14, 2008 market price as reported on the OTC Bulletin Board of $0.068 per share as payment on June 30, 2009. The Company had the option to repurchase the shares at $0.068 per share by September 30, 2009 or at market value, but not less than $0.068 per share, if the repurchase occurred after September 30, 2009.

40

The Company was unable to meet the revised payment schedule and on May 18, 2009 the University agreed to revise the payment terms. Under the terms of the revised base payments schedule, the arrearages scheduled to be paid in nine monthly base installments from October 31, 2008 to June 30, 2009 of amounts ranging from $35,000 to $101,132, were deferred to a monthly payment schedule of July 2009 through February 2010. On February 19, 2010, the University agreed to modify the repayment plan to retire the outstanding debt of $525,481. Under the terms of the modified repayment plan the Company agreed to make payments to the University, not less than quarterly, in an amount equal to 22.5% of any funding received by the Company. The Company complied with the agreed upon payment schedule and on December 1, 2010 the Company entered into an agreement with OU pursuant to which OU agreed to convert all sums due to it from the Company in connection with its SRA with the Company, which as of December 1, 2010 amounted to approximately $485,000, into an aggregate of 59,000,000 shares of the Company's common stock. As a result of the debt conversion, OU became the holder of approximately 8% of the outstanding common stock of the Company. Pursuant to the agreement, the shares are subject to a put option allowing OU to require the Company to purchase certain of the shares upon the occurrence of certain events. In addition, the shares are subject to a call option allowing the Company to require OU to sell to the Company the shares then held by OU in accordance with the terms of the agreement.

5% Convertible Promissory Note #1

On June 6, 2012 (the “Effective Date”), the Company issued and sold to JMJ Financial (“JMJ”) a convertible promissory note (the "Note #1"), which Note #1 allows the Company to request advances of principal up to its face amount of $275,000. The Note #1 includes a $25,000 original issue discount (the “OID”) that will be prorated based on the advances actually paid to the Company. On June 6, 2012, JMJ advanced $50,000 Note #1and collected $4,000 OID, bringing the principal amount borrowed by the Company of the Note #1 to $54,000. No further advances were requested by or paid to the Company. In addition to the OID, the Note #1 provides for a one-time interest charge of 5% to be applied to the principal sum advanced. Pursuant to the terms of the Note #1, JMJ may, at its election, convert all or a part of the Note #1 into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $0.35 or (ii) 70% of the lowest trade price during the twenty-five trading days prior to JMJ’s election to convert. In addition, pursuant to the terms of the Note #1, the Company agreed to include on the next registration statement filed by the Company with the SEC all shares issuable upon conversion of the Note #1. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of the Note #1. If the Company repays the Note #1 on or before ninety days from the Effective Date, the interest rate will be zero percent. If the company does not repay the Note #1 on or before ninety days from the Effective Date, a one-time interest charge of 5% shall be applied to the principal sum of $275,000. The principal of the Note #1 is due one year from the date of each of the principal amounts advanced.

5% Convertible Promissory Note #2

On August 1, 2012 (the “Note #2 Effective Date”), the Company issued and sold to JMJ a convertible promissory note #2 (the “Note #2"), which Note #2 allows the Company to request advances of principal up to its face amount of $140,000. The Note #2 includes a $15,000 original issue discount (the “OID”) that will be prorated based on the advances actually paid to the Company. On August 1, 2012, JMJ advanced $75,000 and collected $9,000 OID, bringing the principal amount borrowed by the Company of the Note #2 to $84,000. No further advances were requested by or paid to the Company. In addition to the OID, the Note #2 provides for a one-time interest charge of 5% to be applied to the principal sum advanced. Pursuant to the terms of the Note #2, JMJ may, at its election, convert all or a part of the Note #2 into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $0.15 or (ii) 70% of the lowest trade price during the twenty-five trading days prior to JMJ’s election to convert. In addition, pursuant to the terms of the Note #2, the Company agreed to include on the next registration statement filed by the Company with the SEC all shares issuable upon conversion of the Note #2. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of the Note #2. The principal of the Note #2 is due one year from the date of each of the principal amounts advanced.

The notes are subject to a Mandatory Registration Agreement (the “Registration Agreement”) whereby no later than August 31, 2012, the Company agreed to file, at its own expense, an amendment (the “Amendment”) to the S-1 Registration Statement (the “Registration Statement”) the Company filed with the SEC on July 3, 2012, to include in such Amendment 4,750,000 shares of common stock issuable under the Notes and the Note #2. The Company agreed, thereafter, to use its best efforts to cause such Registration Statement to become effective as soon as possible after such filing but in no event later than one hundred and twenty (120) days from the date of the Registration Agreement. Failure to file the Amendment by August 31, 2012 will result in a penalty/liquidated damages of $10,000. In addition, failure to have the Registration Statement declared effective within 120 days of the date of the Registration Agreement will result in a penalty/liquidated damages of $25,000. Any such penalties/liquidated damages will be added to the balance of either the Note or the Note #2 at the Holder’s discretion. The Registration Statement was not declared effective within 120 days and accordingly $25,000 was added to the principal balance of Note #2, bringing the aggregate amount borrowed by and added to the principal of Note #2 to $109,000.

41

Convertible Bridge Notes

On August 24, 2012, August 28, 2012 and September 10, 2012, the Company issued and sold to three accredited investors Convertible Bridge Notes (the “Bridge Notes”) in the aggregate principal amount of $438,000. The note sold on August 24, 2012, in principal amount of $300,000, was purchased by GCA Strategic Investment Fund Limited, a Bermuda corporation ("GCASIF"). The note sold August 28, 2012, in principal amount of $78,000, was purchased by George Widener. The note sold on September 10, 2012, in principal amount of $60,000, was purchased by Victor Keen, a director of the Company.

The sale of the Bridge Notes in aggregate principal of $438,000 included a $73,000 original issue discount. Accordingly, the Company received $365,000 gross proceeds from which the Company paid legal fees of $25,000 and placement agent fees of $27,675. The Bridge Notes mature in 90 days from their date of issuance and, other than the original issue discount, the Bridge Notes do not carry interest. However, in the event the Bridge Notes are not paid on maturity, all past due amounts will accrue interest at 15% per annum. Upon maturity of the Bridge Notes, the holders of the Bridge Notes may elect to convert all or any portion of the outstanding principal amount of the Bridge Notes into (i) securities sold pursuant to an effective registration statement at the applicable offering price; or (ii) shares of Common Stock at a conversion price equal to the lesser of 100% of the Volume Weighted Average Price (VWAP), as reported for the 5 trading days prior to (a) the date of issuance of the Bridge Notes, (b) the maturity date of the Bridge Notes, or (c) the first closing date of the securities sold pursuant an effective registration statement.

On December 21, 2012, the Company entered into an amendment agreement (the “GCASIF Amendment”) with GCASIF, the holder of that certain Convertible Bridge Note (the “GCA Bridge Note”) in the principal amount of $300,000.

The GCA Bridge Note matured on or about November 22, 2012, on which date all past due amounts of the GCA Bridge Note began accruing interest at 15% per annum. Furthermore, on November 22, 2012, because the shares of the Company’s common stock into which the GCA Bridge Note is convertible were not registered under an effective registration statement (the “Registration Statement”), GCASIF was entitled to liquidated damages equal to 2% of the outstanding principal for each 30 day period after the November 22, 2012 the Registration Statement is not declared effective (the “Liquidated Damages”).

Pursuant to the GCASIF Amendment, GCASIF agreed to extend the maturity of the GCA Bridge Note from November 22, 2012 to March 21, 2013 and the Company agreed to (i) increase the principal amount of the GCA Bridge Note from $300,000 to $325,000; (ii) amend the conversion price of the GCA Bridge Note to the lesser of $0.04, or 100% of the Volume Weighted Average Price, as reported by Bloomberg, L.P., for the 5 trading days prior to the effective date of the Registration Statement; and (iii) grant additional registration rights to GCASIF from 5,172,414 shares to 8,000,000 shares of the Company’s common stock into which the GCA Bridge Note may be convertible. Furthermore, GCASIF agreed to waive any and all defaults, default interest and the Liquidated Damages due to GCASIF. In connection with the GCASIF Amendment, the Company agreed to pay GCASIF a fee of $20,000.

On January 26, 2013, the Company entered into an amendment agreement (the “Widener Amendment”) with George Widener, the holder of that certain Convertible Bridge Note (the “Widener Bridge Note”) in the principal amount of $78,000 issued by the Company on August 28, 2012.

The Widener Bridge Note matured on or about November 26, 2012, on which date all past due amounts of the Widener Bridge Note began accruing interest at 15% per annum. Pursuant to the Widener Amendment, Mr. Widener agreed to extend the maturity date of the Widener Bridge Note from November 26, 2012 to April 30, 2013 and to waive any and all defaults, default interest and Liquidated Damages then due to Mr. Widener.

On January 26, 2013, the Company entered into an amendment agreement (the “Keen Amendment”) with Victor F. Keen, the holder of that certain Convertible Bridge Note (the “Keen Bridge Note”) in the principal amount of $60,000 issued by the Company on September 10, 2012.

The Keen Bridge Note matured on or about December 10, 2012, on which date all past due amounts of the Keen Bridge Note began accruing interest at 15% per annum. Pursuant to the Keen Amendment, Mr. Keen agreed to extend the maturity date of the Keen Bridge Note from December 10, 2012 to April 30, 2013 and to waive any and all defaults, default interest and Liquidated Damages then due to Mr. Keen.

Off Balance Sheet Arrangements

The Company does not engage in any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Research and Development Costs

The Company expenses all research and development costs as incurred. Until we have developed a commercial product, all costs incurred in connection with the SRA with the University, as well as all other research and development costs incurred, will be expensed as incurred. After a commercial product has been developed, we will report costs incurred in producing products for sale as assets, but we will continue to expense costs incurred for further product research and development activities.

42

Stock-Based Compensation

Since its inception 3DIcon has used its common stock or warrants to purchase its common stock as a means of compensating our employees and consultants. Financial Accounting Standards Board ("FASB") guidance on accounting for share based payments requires us to estimate the value of securities used for compensation and to charge such amounts to expense over the periods benefited.

The estimated fair value at date of grant of options for our common stock is estimated using the Black-Scholes option pricing model, as follows:

The expected dividend yield is based on the average annual dividend yield as of the grant date. Expected volatility is based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option is based on historical exercise behavior and expected future experience.

Recent Developments

As disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2012, on December 21, 2012, the Company entered into an amendment agreement (the “GCASIF Amendment”) with GCA Strategic Investment Fund Limited (“GCASIF”), the holder of that certain Convertible Bridge Note (the “GCA Bridge Note”) in the principal amount of $300,000 issued by the Company on August 24, 2012. Pursuant to the GCASIF Amendment, GCASIF agreed to extend the maturity of the GCA Bridge Note from November 22, 2012 to March 21, 2013 and the Company agreed to (i) increase the principal amount of the GCA Bridge Note from $300,000 to $325,000; (ii) amend the conversion price of the GCA Bridge Note to the lesser of $0.04, or 100% of the Volume Weighted Average Price, as reported by Bloomberg, L.P., for the 5 trading days prior to the effective date of the Registration Statement; and (iii) grant additional registration rights to GCASIF from 5,172,414 shares to 8,000,000 shares of the Company’s common stock into which the GCA Bridge Note may be convertible.

On January 26, 2013, the Company entered into an amendment agreement (the “Widener Amendment”) with George Widener, the holder of that certain Convertible Bridge Note (the “Widener Bridge Note”) in the principal amount of $78,000 issued by the Company on August 28, 2012.

The Widener Bridge Note matured on or about November 26, 2012, on which date all past due amounts of the Widener Bridge Note began accruing interest at 15% per annum. Pursuant to the Widener Amendment, Mr. Widener agreed to extend the maturity date of the Widener Bridge Note from November 26, 2012 to April 30, 2013 and to waive any and all defaults, default interest and Liquidated Damages then due to Mr. Widener.

On January 26, 2013, the Company entered into an amendment agreement (the “Keen Amendment”) with Victor F. Keen, the holder of that certain Convertible Bridge Note (the “Keen Bridge Note”) in the principal amount of $60,000 issued by the Company on September 10, 2012.

The Keen Bridge Note matured on or about December 10, 2012, on which date all past due amounts of the Keen Bridge Note began accruing interest at 15% per annum. Pursuant to the Keen Amendment, Mr. Keen agreed to extend the maturity date of the Keen Bridge Note from December 10, 2012 to April 30, 2013 and to waive any and all defaults, default interest and Liquidated Damages then due to Mr. Keen.

 On January 28, 2013, Ronald Robinson was appointed to serve as the Company’s Chief Financial Officer. Accordingly, the Company decided not to renew its agreement with Christopher Dunstan to serve as its Interim Chief Financial Officer.

Debentures payable

Subsequent to September 30, 2012, Golden State converted $2,170 of the 4.75% convertible debenture into 6,050,212 shares of common stock at $0.00035 per share, exercised 621 warrants at $381.50 per share and advanced $315,680 for exercise of the warrants under the terms of the securities purchase agreements.

On December 20, 2012, the Company issued to NOTK a 10% convertible debenture in a principal amount of $29,007, due June 30, 2013.  NOTK may elect to convert all or any portion of the outstanding principal amount of the debenture at an exercise price of $0.02534 per share.  The Company was indebted to NOTK for legal services performed for the Company and reimbursement of expenses in rendition of those services for the period ended December 31, 2012. The debenture was issued in settlement of the indebtedness.

Common stock issued for services and liabilities

Subsequent to September 30, 2012 shares of common stock totaling 399,949 were issued for consulting services for which the Company recognized $15,750 of expense.

43

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2011 COMPARED TO THE YEAR ENDED DECEMBER 31, 2010

The following table presents our results of operations for the year ended December 31, 2011 and compared to the year ended December 31, 2010.

	Year Ended
	December 31, 2011 (Audited)	December 31, 2010 (Audited)

Revenue	$89,323	$106,059

Operating Expenses	2,409,792	1,629,796

Loss from Operations before Other Income/(Expense)	(2,320,469)	(1,523,737)

Other Income/(Expense)	-	-

Loss Before Provision for Taxes	(2,320,469)	(1,523,737)

Income Taxes	-	-

Net Loss	$(2,320,469)	$(1,523,737)

Revenue

The Company received $86,323 and $96,362 from the OCAST grant during 2011 and 2010, respectively.

We have launched our first software product Pixel Precision™. We appointed Digital Light Innovations for the sales and distribution of this product in March 2008.

We have earned income of $3,000 and $9,697 before commissions and costs from the sales of Pixel Precision™ for the years ended December 31, 2011 and December 31, 2010, respectively.

We expect sales of Pixel Precision™ to the installed and active user base of the earlier D1100 and D3000 systems in the near term and as companion product sales to D4000 systems. We expect that the revenue from this product to contribute to the operating expenses (general and administrative, research and development, interest) but do not expect the revenue generated in 2012 to cover the operating expenses.

Research and Development Expenses

The research and development expenses were $942,240 for the year ended December 31, 2011 as compared to $469,408 for the year ended December 31, 2010. The increase was a result of engaging outside research and development consultants.

General and Administrative Expenses

Our general and administrative expenses were $1,430,365 for the year ended December 31, 2011 as compared to $1,084,419 for the year ended December 31, 2010. The increase is due primarily to contracting with Mr. Aroesty, the new CEO, the new interim CFO and 10,000,000 (ten million) shares issued to Concordia Financial Group as additional compensation under the terms of the Independent Consulting Agreement.

Interest Expense

Interest expense for the year ended December 31, 2011 was $37,187 as compared to $75,969 for the year ended December 31, 2010. The decrease in interest expense resulted from the decrease of the amounts outstanding under the convertible debentures and promissory notes.

Financial Condition, Liquidity and Capital Resources

Management remains focused on controlling cash expenses. We recognize our limited cash resources and plan our expenses accordingly. We intend to leverage stock-for-services wherever possible. The operating budget consists of the following expenses:

•	Research and development expenses pursuant to the development of multiple staged prototypes (laboratory and tradeshow) with higher brightness, resolution and image size.
•	Acceleration of research and development through increased research personnel as well as other research sources.

44

•	General and administrative expenses: salaries, insurance, investor related expenses, rent, travel, website, etc.
•	Hiring experienced management personnel as required for technology, operations, business development and finance.
•	Development, support and operational costs related to Pixel Precision™ software.
•	Professional fees for accounting and audit; legal services for securities and financing; patent research and protection.

Our independent registered public accountants, in their audit report accompanying our financial statements for the year ended December 31, 2011, expressed substantial doubt about our ability to continue as a going concern due to our status as a development stage organization with insufficient revenues to fund development and operating expenses.

We had net cash of $17,666 at December 31, 2011.

We had negative working capital of $659,560 at December 31, 2011.

During the year ended December 31, 2011, we used $1,118,437 of cash for operating activities, an increase of $607,302 or 119% compared to the year ended December 31, 2010. The increase in the use of cash for operating activities was a result of the increased loss from operations during 2011.

Cash used in investing activities during the year ended December 31, 2011 was $998 a decrease of $2,252 compared to the year ended December 31, 2010.  The decrease was a result of the decrease in the amount of office equipment purchased in 2011.

Cash provided by financing activities during the year ended December 31, 2011 was $770,000 a decrease of $110,368 or 13% compared to the year ended December 31, 2010.  The decrease was the result of an increase in funding under the terms of the convertible debentures from Golden State in 2011 and a decrease of in the amount of promissory notes issued from 2010.

We expect to fund the ongoing operations through the existing financing in place (see below); through raising additional funds as permitted by the terms of Golden State financing as well as reducing our monthly expenses.

Our ability to fund the operations of the Company is highly dependent on the underlying stock price of the Company.

Pursuant to the 6.25% Convertible Debenture now due in 2014, on November 21, 2007, the Company issued and sold a convertible note in the principal amount of $1,250,000 to Golden State Equity Investors, Inc. f/k/a Golden Gate Investors. Pursuant to the terms of the Debenture, Golden State may, at its election, convert all or a part of the Debenture into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty trading days prior to Golden State's election to convert, subject to adjustment as provided in the Debenture. In addition, pursuant to the terms of the Debenture, the Company agreed to file a registration statement covering the shares of common stock issuable upon conversion or redemption of the Debenture. The Company filed a registration statement covering the shares to be issued upon conversion of the Debenture. Included in the registration statement were 4.25 million shares issuable on the Debenture based on 2007 market prices and assuming full conversion of the convertible debenture. The registration statement became effective on January 4, 2008.

Golden State advanced $125,000 on the $1.25 million Debenture on November 9, 2007 and $746,213 in January 2008 at which time the Company placed 7,961,783 shares of common stock in escrow to be released as debentures are converted. As of September 30, 2011, Golden State has funded an aggregate of $871,213 on the Debenture. Golden State will be obligated to fund the Company for the remaining $378,787 in principal on the Debenture upon the effectiveness of a registration statement underlying the remaining unfunded principal balance on the Debenture. At this time, the Company has not filed a registration statement. At various dates during 2009, $115,043, of the Debenture was converted into 12,124,828 shares of common stock at prices ranging from $0.007 to $0.01 based on the formula in the convertible debenture. At various dates during 2010, $274,438 of the Debenture was converted into 93,196,578 shares of common stock at prices ranging from $0.0027 to $0.004 based on the formula in the convertible debenture. Shares totaling 6,093,396 were issued in payment of $17,062 of accrued interest during 2010. At various dates during 2011, $157,331 of the Debenture was converted into 16,156,404 shares of common stock at prices ranging from $0.0059 to $0.0174 based on the formula in the convertible debenture. Additionally $12,669 was added to the principal balance of the debenture in payment of accrued interest during 2011. The 4,310,446 shares remaining in escrow and reported as outstanding at December 31, 2010 were cancelled in the first quarter of 2011.

Pursuant to the 4.75% Convertible Debenture now due in 2014, beginning in November 2007, Golden State is obligated to submit conversion notices in an amount such that Golden State receives 1% of the outstanding shares of the Company every calendar quarter for a period of one year. In connection with each conversion, Golden State is expected to exercise warrants equal to 10 times the amount of principal converted. The warrants are exercisable at $10.90 per share. Beginning in November 2008, Golden State is required to convert $3,000 of the 4.75% Convertible Debenture and exercise 30,000 warrants per month. During 2009, Golden State converted $3,510 of the $100,000 debenture into 35,622,803 shares of common stock, exercised warrants to purchase 35,100 shares of common stock at $10.90 per share and the Company received $382,590 from the exercise of the warrants. During 2009, Golden State advanced $240,000 against future exercises of warrants and applied $4,181 of accrued interest due on the debenture to the advance account of which $336,170 was applied to the exercise of warrants leaving $48,511 of unapplied advances at December 31, 2009. During 2010, Golden State converted $4,752 of the $100,000 debenture into 162,454,399 shares of common stock, exercised warrants to purchase 47,523 shares of common stock at $10.90 per share and advanced $251,489 against future exercises of warrants of which $300,000 was applied to the exercise of warrants leaving $-0- of unapplied advances at December 31, 2010. During 2011, Golden State converted $6,760 of the $100,000 debenture into 60,601,868, shares of common stock and exercised warrants to purchase 67,600 shares of common stock at $10.90 per share based on the formula in the convertible debenture. Additionally Golden State advanced $753,381 against future exercises of warrants of which $736,840 was applied to the exercise of warrants leaving $16,542 of unapplied advances at December 31, 2011.

45

The Oklahoma Center for the Advancement of Science and Technology approved our application for funding of a matching grant titled 800 Million Voxels Volumetric Display, on November 19, 2008. The two-year matching grant, totaling $299,932, had a start date of January 1, 2009. We received approval for a no cost modification request, which extended the first year of the contract to August 31, 2010. In addition, the Company received approval for a second year no cost modification request, which extended the second year of the contract to February 28, 2012. In connection with the grant, the Company received (i) $35,139 during 2009; (ii) $96,362 during 2010; (iii) $86,323 during 2011; and $217,824 from inception to date.

On October 31, 2008 OU agreed to revise the payment terms under the SRA from a fixed monthly payment to a reimbursable cost payment basis effective September 1, 2008. As of September 30, 2008 the Company had a remaining obligation under the previous SRA payment schedule of $2,665,818 which included monthly payments due for December 2007 through August 31, 2008 of $861,131. The $1,804,687 balance of the remaining scheduled payment obligation was cancelled. Under the terms of the revised base payments schedule, the arrearages would be paid in nine monthly base installments from October 31, 2008 to June 30, 2009 of amounts ranging from $35,000 to $101,132 leaving a remaining balance after the base payments of $290,000. In addition to the monthly base payments, the Company agreed to make additional payments on the $861,131 arrearages based on a formula of 50% of funding in excess of $120,000 plus the base monthly payment. In the event funding did not provide for any additional payments, the remaining balance would be $290,000, which OU agreed to accept 4,264,707 shares of the Company's common stock based on the October 14, 2008 market price as reported on the OTC Bulletin Board of $0.068 per share as payment on June 30, 2009. The Company had the option to repurchase the shares at $0.068 per share by September 30, 2009 or at market value, but not less than $0.068 per share, if the repurchase occurred after September 30, 2009.

The Company was unable to meet the revised payment schedule and on May 18, 2009 the University agreed to revise the payment terms. Under the terms of the revised base payments schedule, the arrearages scheduled to be paid in nine monthly base installments from October 31, 2008 to June 30, 2009 of amounts ranging from $35,000 to $101,132, were deferred to a monthly payment schedule of July 2009 through February 2010. On February 19, 2010, the University agreed to modify the repayment plan to retire the outstanding debt of $525,481. Under the terms of the modified repayment plan the Company agreed to make payments to the University, not less than quarterly, in an amount equal to 22.5% of any funding received by the Company. The Company complied with the agreed upon payment schedule and on December 1, 2010 the Company entered into an agreement with OU pursuant to which OU agreed to convert all sums due to it from the Company in connection with its SRA with the Company, which as of December 1, 2010 amounted to approximately $485,000, into an aggregate of 59,000,000 shares of the Company's common stock. As a result of the debt conversion, OU became the holder of approximately 8% of the outstanding common stock of the Company. Pursuant to the agreement, the shares are subject to a put option allowing OU to require the Company to purchase certain of the shares upon the occurrence of certain events. In addition, the shares are subject to a call option allowing the Company to require OU to sell to the Company the shares then held by OU in accordance with the terms of the agreement.

Off-Balance Sheet Arrangements

The Company does not engage in any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Related Party Transactions

Victor Keen

On September 10, 2012, the Company issued and sold to Victor Keen, a director of the Company, a Convertible Bridge Note in the aggregate principal amount of $60,000.  The Notes included a $10,000 original issue discount.  Accordingly, the Company received $50,000 gross proceeds.  The note matures in 90 days from the date of issuance and, other than the original issue discount, the note does not carry interest.  However, in the event the note is not paid on maturity, all past due amounts will accrue interest at 15% per annum.  Upon maturity of the note, Mr. Keen may elect to convert all or any portion of the outstanding principal amount of the note into (i) securities sold pursuant to an effective registration statement at the applicable offering price; or (ii) shares of Common Stock at a conversion price equal to the lesser of 100% of the Volume Weighted Average Price (VWAP), as reported for the 5 trading days prior to (a) the date of issuance of the Bridge Notes, (b) the maturity date of the note, or (c) the first closing date of the securities sold pursuant an effective registration statement.    On January 26, 2013, the Company entered into an amendment agreement (the “Keen Amendment”) with Victor F. Keen to amend the September 20, 2012 Convertible Bridge Note. Pursuant to the Keen Amendment, Mr. Keen agreed to extend the maturity date of the Keen Bridge Note from December 10, 2012 to April 30, 2013 and to waive any and all defaults, default interest and Liquidated Damages then due to Mr. Keen.

Newton, O’Connor, Turner & Ketchum

3DIcon has engaged the law firm of Newton, O’Connor, Turner & Ketchum as its outside corporate counsel since 2005. John O’Connor, a director of 3DIcon, is the Chairman of Newton, O’Connor, Turner & Ketchum.   During the periods ended June 30, 2012 and 2011, the Company incurred legal fees to Newton, O’Connor, Turner & Ketchum in the amount of $14,438 and $41,463, respectively. During the years ended December 31, 2011 and 2010, the Company incurred legal fees to Newton, O'Connor, Turner & Ketchum in the amount of $61,570 and $22,287 respectively.

Golden State Equity Investors, Inc.

From time to time Golden State Equity Investors, Inc., the holder of a 6.25% Convertible Debenture and a 4.75% Convertible Debenture of the Company, upon conversion of such debentures, temporarily may have held 5% or more of the Company’s issued and outstanding Common Stock. Travis W. Huff is the Portfolio Manager for Golden State Investors, Inc. and may be considered to have voting or investment control over the shares held by Golden State Investors, Inc. At various dates during 2011, $157,331 of the 6.75% Convertible Debenture was converted into 16,156,404 shares of common stock at prices ranging from $0.0059 to $0.0174 based on the formula in the convertible debenture. Additionally $12,669 was added to the principal balance of the debenture in payment of accrued interest during 2011. There were no conversions for the period ended June 30, 2012. In addition at various dates during 2011, Golden State converted $6,760 of the 4.75% Convertible Debenture into 1,731,482 shares of common stock and exercised warrants to purchase 1,931 shares of common stock at $381.50 per share based on the formula in the convertible debenture. Additionally Golden State advanced $753,381 against future exercises of warrants of which $736,840 was applied to the exercise of warrants leaving $16,542 of unapplied advances at December 31, 2011. During 2012, Golden State converted $3,563 of the 4.75% Convertible Debenture into 2,901,390 shares of common stock, exercised warrants to purchase 1,018 shares of common stock at $381.50 per share based on the formula in the convertible debenture. Additionally Golden Gate advanced $638,831 against future exercises of warrants of which $388,422 was applied to the exercise of warrants leaving $266,951 of unapplied advances at June 30, 2012.

46

DESCRIPTION OF PROPERTY

Our executive offices are located at 6804 South Canton Avenue, Suite 150, Tulsa, Oklahoma 74136. The Company signed an Office Lease Agreement (the “Lease Agreement”) on April 24, 2008. The Lease Agreement commenced on June 1, 2008 and expired June 1, 2011. On March 8, 2011 the Lease Agreement was amended (amendment 1) to extend the expiration date to May 31, 2012. On July 24, 2012 the Lease Agreement was amended (amendment 2) to extend the expiration date to July 31, 2015.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Civil Action Complaint

As previously disclosed, on April 2, 2012, the Company was served with a Summons and Complaint (the “Complaint”) for a civil action involving a billing dispute.  The Complaint was filed by Advanced Optical Technologies, Inc. (“AOT”) in the Second Judicial District Court of New Mexico, County of Bernalillo.  On May 11, 2012, the Company and AOT entered a settlement agreement pursuant to which the parties agreed to discontinue all legal proceedings and AOT agreed to take all legal action to withdraw the Complaint.  In connection therewith, the Company agreed to pay AOT $95,125.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. There are no family relationships among any of our Directors and Executive Officers.

Name	Age	Position
Mark Willner	61	Chief Executive Officer
Ronald W. Robinson	67	Chief Financial Officer
Sidney A. Aroesty	64	Director
Martin Keating	71	Director
John O'Connor	57	Director
Victor F. Keen	71	Director

Mark Willner – Chief Executive Officer

Mark Willner was appointed Chief Executive Officer on March 19, 2012. Mr. Willner founded nFlexion LLC, a management consulting firm specializing in early stage technology companies. Since 2001 Mr. Willner served, and continues to serve, as nFlexion LLC’s founding and managing partner. nFlexion LLC is a provider of interim executive services and general management consulting to early state high tech companies. Mr. Willner has over 30 years of product development, product commercialization, sales, entrepreneurial, and executive experience in the display industry. He has held key positions with a number of technology companies, including Wyse Technology and Hewlett-Packard. In addition, Mr. Willner was the founder of Colorado MicroDisplay, a U.S. company that made miniature displays used in cameras, camcorders and other products.

Ronald W. Robinson, CPA – Chief Financial Officer

Ron Robinson was appointed Chief Financial Officer on January 28, 2013. He was a partner in three large local CPA firms spanning the last forty years, the latest of which was Sutton Robinson Freeman & Co., PC, from 1999 through 2010, of which he was the managing partner and performed SEC/PCOAB audits for several clients, including 3DIcon Corporation. He has been an SEC compliance and accounting consultant for 3DIcon Corporation since 2010. He is licensed to practice by the Oklahoma Board of Accountancy and is a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. Mr. Robinson, CPA is a graduate of East Central University Ada, Oklahoma with a BS in Accounting.

47

Sidney A. Aroesty – Director

Sidney Aroesty was Chief Executive Officer from June 13, 2011 to March 19, 2012, on which date he was elected to the Board of Directors. Mr. Aroesty currently serves as a member of TH Business Advisors, LLC. From October 2009 to present, Mr. Aroesty has acted as a Managing Director for TH Business Advisors, LLC. From 1984 to 2006, Mr. Aroesty served in several senior management roles including President, Chief Operating Officer, and member of the Board of Directors for Diagnostic Products Corporation, a New York Stock Exchange-listed medical technology firm. After Diagnostic Products Corporation was acquired by Siemens Healthcare, Mr. Aroesty served as Chief Operating Officer of the Siemens Healthcare division which acquired Diagnostic Products Corporation. He directed operating activities, including research and development, quality control and regulatory affairs at both companies. From 1995 to 2005, Mr. Aroesty served on the Trustee’s Council of the University of Rochester and as a member of the Visiting Committee at the School of Engineering and Applied Sciences at the University of Rochester.

John O' Connor – Director and Co-Chairman

John O'Connor has been a director of the Company since October 2006. Mr. O’Connor is Chairman of the Board of the Tulsa law firm of Newton, O'Connor, Turner & Ketchum. He has practiced law in Tulsa since 1981, concentrating in the areas of corporate and commercial law. Mr. O’Connor has served two terms on the board of the Oklahoma Bar Association-Young Lawyers Division, and he has served on several committees of the Tulsa County Bar Association. He is a former member of the Oklahoma Academy of Mediators and Arbitrators, and has served as a Barrister in The Council Oak American Inn of Court.

Mr. O'Connor is a regular presenter at continuing legal education seminars sponsored by the Oklahoma Bar Association and the University Of Tulsa College Of Law. Mr. O'Connor is a member of the American Bar Association, the Oklahoma Bar Association, and the Tulsa County Bar Association. He is admitted to practice before the U.S. District Court of the Northern District of Oklahoma and state courts in Oklahoma and the U.S. Tax Court. He is a member of the Cherokee Nation Bar Association. Mr. O’Connor received his law degree from the University Of Tulsa College Of Law and his BA in political science from Oklahoma State University. He studied international law at the Friedreich Wilhelm Rheinische Universtat in Bonn, Germany.

Victor F. Keen – Director and Co-Chairman

Victor F. Keen, the largest shareholder of 3DIcon, joined the board in November 2007. Mr. Keen is a graduate of Harvard Law School and Trinity College. Until recently he was the chair of the Tax Practice Group at the international law firm, Duane Morris, LLP. Mr. Keen has become Of Counsel to the firm and devotes the majority of his time to his board memberships as well as real estate investments in New York City. For more than ten years Mr. Keen has served on the board of Research Frontiers (NASDAQ: REFR), a developer of “Smart Glass” through licensees around the world. For the past five years he has also served as the head of the Compensation Committee for Research Frontiers. Recently, Mr. Keen assumed the position of Board Observer for Egenix, Inc., a bioresearch firm focused on developing treatments for several specific cancers. Mr. Keen has been an active investor in a number of companies, both start up and later stage, including: Lending Tree, acquired by IAC Interactive Corp. (NASDAQ:IACI), a company controlled by Barry Diller; Circle Lending, Inc., now part of Richard Branson’s Virgin empire; and Rollover Systems, Inc., a privately held company involved in the matching of individual IRA/pension accounts with appropriate managers.

Martin Keating – Director

Martin Keating was Chief Executive Officer until August 8, 2011 and has been a director of the Company since 1998. As the founder, chairman, and CEO of 3DIcon Corporation, Mr. Keating has applied his vision and efforts to the creation and development of breakthrough 3D technology. Prior to founding the company, Mr. Keating structured and managed numerous investment vehicles including the capitalization and NASDAQ listing of CIS Technologies, where he served as general counsel. He also completed financing of the Academy Award-winning motion picture, “The Buddy Holly Story”. Mr. Keating has been a guest lecturer at several colleges and universities across the country. He has been featured on national television and radio programs including CNN, CNBC, HARD COPY, etc. In 1996, Mr. Keating published "The Final Jihad", a terrorist suspense novel which was excerpted four times by King Features Syndicate for more than 1,500 newspapers. Mr. Keating is an attorney licensed to practice law in Oklahoma and Texas.

Audit Committee

On February 25, 2008, the Board of Directors created an Audit Committee comprising of Mr. Victor Keen.

Compensation Committee

On February 25, 2008, the Board of Directors created a Compensation Committee comprising of Mr. Victor Keen.

48

Nomination and Corporate Governance Committee

On February 25, 2008, the Board of Directors created Nominations and Corporate Governance Committee comprising of Mr. Victor Keen.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, in the past we determined that it was in the best interests of the Company and its shareholders to combine these roles. From the inception of the Company through June 13, 2011, Martin Keating served as our Chairman and Chief Executive Officer. Due to the small size and early stage of the Company, we believe it was most effective to have the Chairman and Chief Executive Officer positions combined. Since June 13, 2011, the role of the Company’s Chief Executive Officer and the Chairman, or any member, of the Board of Directors was separated.

Our Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company's assessment of risks. Our Board of Directors focuses on the most significant risks facing our Company and our Company's general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board's appetite for risk. While the Board oversees our Company's risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure and role in risk oversight is effective.

Code of Ethics

We have not adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

Employment Agreement

On March 25, 2009 the Company entered into an agreement with Dr. Hakki Refai pursuant to which Dr. Refai agreed to serve as the Chief Technology Officer of the Company. Dr. Refai's employment under the agreement commenced on March 25, 2009 and had a term of one year. The term of the agreement automatically extended for successive one year periods until terminated by the parties in accordance with the terms of the agreement.

Prior to Dr. Refai joining the Company on a full-time basis, he served as the co-principal investigator for the Static Volume / CSpace®™ technologies being developed under the Company's SRA with the University of Oklahoma. Dr. Refai is the lead inventor of the CSpace®™ technology and the creator of the Company's first product, Pixel Precision™. He authored the patent applications for the Static Volume Displays, Virtual Moving Screen Displays and Interaction of Micro-Mirror Device with Computer System. Dr. Refai received his BS degree in electrical engineering in 1992 from Aleppo University in Syria and his MS and PhD degrees in electrical and computer engineering in 2002 and 2005, respectively, from the University of Oklahoma.

On June 13, 2011, the Company entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Aroesty Employment Agreement”) with Sid Aroesty, pursuant to which Mr. Aroesty began serving as the Company’s Chief Executive Officer, effective June 13, 2011. Under the terms of the Aroesty Employment Agreement, Mr. Aroesty was entitled to an annual base salary of $120,000 and, at the discretion of the Company’s Board of Directors, performance-based bonuses and/or salary increases. Pursuant to the Aroesty Employment Agreement, the Company granted Mr. Aroesty five-year stock options to purchase two (2) million shares at a price equal to the average price of the five day period prior to June 13, 2011 (the “Strike Price”). Furthermore, if Mr. Aroesty remained employed by the Company, he was entitled to receive additional stock options to purchase three (3) million shares at the Strike Price upon the completion of a trade show prototype that displays the Company’s technology.

The Aroesty Employment Agreement contains provisions for non-disclosure of confidential information pursuant to which Mr. Aroesty agreed to refrain from using or disclosing to third parties, directly or indirectly, any Confidential Information, as defined in the Aroesty Employment Agreement, either during or following his employment with the Company. Furthermore, Mr. Aroesty unconditionally and irrevocably assigned any now-existing or later-created Invention(s), as defined in the Aroesty Employment Agreement, which are developed during or three (3) years after his employment with the Company.

The Aroesty Employment Agreement was terminable with or without reason by either the Company or Mr. Aroesty and at any time, upon sixty (60) days written notice. The term of the Employment Agreement was one (1) year and automatically renewed, subject to the same termination rights. Upon termination, the Company agreed to pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

49

On March 19, 2012 the Company announced that Sidney Aroesty resigned as CEO and joined the Board of Directors and that the Board of Directors appointed display industry veteran Mark Willner as CEO. Mr. Aroesty was compensated as CEO under the terms of the Aroesty Employment Agreement through March 19, 2012.

On March 13, 2012, the “Company entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Willner Employment Agreement”) with Mark Willner, pursuant to which Mr. Willner began serving as the Company’s Chief Executive Officer, effective immediately. Under the terms of the Willner Employment Agreement, Mr. Willner is entitled to an annual base salary of $180,000, and, at the discretion of the Company’s Board, performance-based bonuses and/or salary increases. Pursuant to the Willner Employment Agreement, the Company granted Mr. Willner five-year stock options to purchase two (2) million shares at a price equal to the average price of the five day period prior to March 19, 2012 (the “Willner Strike Price”). Furthermore, if Mr. Willner remains employed by the Company at the end of each quarter ending June 30, 2012, September 30, 2012 and December 31, 2012, he will receive additional stock options to purchase one (1) million shares at the Willner Strike Price. In addition, if the Company has achieved certain quarterly business objectives, Mr. Willner will receive, at the end of each such quarterly periods, a further grant of stock options to purchase one (1) million shares at the Willner Strike Price.

The Willner Employment Agreement contains provisions for non-disclosure of confidential information pursuant to which Mr. Willner agreed to refrain from using or disclosing to third parties, directly or indirectly, any Confidential Information, as defined in the Willner Employment Agreement, either during or following his employment with the Company. Furthermore, Mr. Willner unconditionally and irrevocably assigned any now existing or later created Invention(s), as defined in the Willner Employment Agreement, which are developed during or two (2) years after his employment with the Company.

The Willner Employment Agreement may be terminated with or without reason by either the Company or Mr. Willner and at any time, upon sixty (60) days written notice. The terms of the Willner Employment Agreement will remain effective for one (1) year and will automatically renew, subject to the same termination rights. Upon termination, the Company will pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

Executive Compensation

The following table sets forth all compensation earned in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year, collectively referred to as the named executive officers, for our last three completed fiscal years.

Summary Compensation Table

The following information is furnished for the years ended December 31, 2012 and December 31, 2011 for our principal executive officer and the two most highly compensated officers other than our principal executive officer who was serving as such at the end of our last completed fiscal year:

Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sidney Aroesty	2012	$		$-	$-		$-	$-	$-	$-	$-
Former CEO*	2011		$65,000	$-	$-		$60,600	$-	$-	$-	$125,600
Mark Willner	2012		$-	$-	$-		$-	$-	$-	$-	$-
CEO**	2011		$-	$-	$-		$-	$-	$-	$-	$-
Chris Dunstan	2012		$66,000	$-	$2,500		$-	$-	$-	$-	$68,500
Former Interim CFO***	2011		$25,000	$-	$5,000		$-	$-	$-	$-	$30,000
Ronald Robinson	2012		$46,444	$-	$-		$-	$-	$-	$-	$46,444
CFO****	2011		$39,788	$-	$-		$-	$-	$-	$-	$39,788
Martin Keating	2012		$-	$-	$-	$		$-	$-	$-	$-
Director & former CEO	2011		$-	$-	$-	$		$-	$-	$-	$-
Hakki Refai	2012		$172,000	$-	$-	$		$-	$-	$-	$172,000
	2011		$200,000	$-	$-	$		$-	$-	$-	$200,000

*	Sidney Aroesty was Chief Executive Officer from June 13, 2011 to March 19, 2012.
**	Mark Willner was appointed Chief Executive Officer on March 19, 2012. See the “Employment Agreement” section for a discussion of Mr. Willner’s compensation arrangement.
***	On January 28, 2013, the Company decided not to renew its agreement with Christopher T. Dunstan pursuant to which Mr. Dunstan served as the Company’s Interim Chief Financial Officer.
****	Ronald Robinson was appointed CFO of the Company effective January 28, 2013. Accordingly, Mr. Robinson’s above listed compensation was received in his capacity as a consultant.

50

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Victor Keen	$-	-	$75,000	-	-	-	$75,000
Martin Keating	$-	-	$75,000	-	-	-	$75,000
John O'Connor	$-	-	$75,000	-	-	-	$75,000
Sidney Aroesty*	$-	-	$75,000	-	-	-	$75,000

* Sidney Aroesty was elected to the board on March 19, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth with respect to grants of options to purchase our common stock to the executive officers as of December 31, 2012:

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That have not vested $	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares Units or Other Rights That have not Vested $
Sidney A. Aroesty	229,942	-	-	$0.23	July 2, 2022	-	-	-	-
Victor Keen	1,078,538			$0.005 to $.024	February 2018 to July 2022
John O’Connor	963,567			$0.005 to $0.24	February 2018 to July 2022
Martin Keating	286,453			$0.005 to $0.0024	Zmsy 2021 to July 2022

Certain Relationships and Related Transactions

Except as set forth below, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Golden State Equity Investors, Inc.

From time to time Golden State Equity Investors, Inc., the holder of a 6.25% Convertible Debenture and a 4.75% Convertible Debenture of the Company, upon conversion of such debentures, temporarily may have held 5% or more of the Company’s issued and outstanding Common Stock. Travis W. Huff is the Portfolio Manager for Golden State Investors, Inc. and may be considered to have voting or investment control over the shares held by Golden State Investors, Inc. At various dates during 2011, $157,331 of the 6.25% Convertible Debenture was converted into 16,156,404 shares of common stock at prices ranging from $0.0059 to $0.0174 based on the formula in the convertible debenture. Additionally $12,669 was added to the principal balance of the debenture in payment of accrued interest during 2011. The remaining balance of the 6.25% debenture of $33,835was converted into 307,844 shares of common stock at $0.1099 based on the formula in the convertible debenture. In addition at various dates during 2011, Golden State converted $6,760 of the 4.75% Convertible Debenture into 1,731,482 shares of common stock and exercised warrants to purchase 1,931 shares of common stock at $381.50 per share based on the formula in the convertible debenture. Additionally Golden State advanced $753,381 against future exercises of warrants of which $736,840 was applied to the exercise of warrants leaving $16,542 of unapplied advances at December 31, 2011. During 2012, Golden State converted $7,991 of the 4.75% Convertible Debenture into 8,882,642 shares of common stock, exercised warrants to purchase 2,285 shares of common stock at $381.50 per share based on the formula in the convertible debenture. Additionally Golden Gate advanced $789,111 against future exercises of warrants of which $789,111 was applied to the exercise of warrants leaving $-0- of unapplied advances at December 31, 2012.

51

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 6, 2013 by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership of each beneficial owner is based on 51,002,646 outstanding shares of common stock after giving effect to the Reverse Split. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Class of Stock	Percentage Outstanding (2)
Mark Willner (3)	228,572	Common	* %

Sidney Aroesty (4)	287,085	Common	* %

Ronald Robinson (5)	400,792	Common	* %

HakkiRefai	644,856	Common	1.26%

Martin Keating (6)	2,635,524	Common	5.06%

Victor F. Keen (7)	4,815,484	Common	9.25%

John O'Connor (8)	2,968,888	Common	5.59%

All directors and executive officers as a group (6 persons)	11,336,345	Common	20.72%

University of Oklahoma	1,807,563	Common	3.54%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is c/o 3DIcon Corporation, 6804 South Canton Avenue, Suite 150, Tulsa, Oklahoma 74136.

(2)	Applicable percentage ownership is based on 51,002,646 shares of common stock outstanding as of February 6, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to acquire shares of common stock that are currently exercisable or exercisable within 60 days of February 6, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage.

(3)	Represents options granted under the terms of Mr. Willner’s employment agreement.

(4)	Represents options granted under the terms of Mr. Aroesty’s employment agreement.

(5)	Represents 356,732 shares owned jointly with Mr. Robinson’s wife, Gayle A. Robinson, 999 shares in Mr. Robinson’s IRA, and 43,061 shares owned by Robinson, Freeman, PC, a corporation of which Mr. Robinson owns a 50% interest.

(6)	Represents (i) 1,942,411 shares of common stock, (ii) 286,453 options to purchase common stock and (ii) 406,572 shares of common stock owned by Mr. Keating’s wife, Judy Keating.

(7)	Represents (i) 3,736,945 shares of common stock and (ii) 1,078,538 options to purchase common stock and excludes approximately 1,034,483 shares of common stock issuable upon conversion of a promissory note, which shares are subject to a conversion limitation preventing conversions that would cause the holder to beneficially own 9.99% of our issued and outstanding Common Stock.

(8)	Represents (i) 3,143 shares of common stock owned by Mr. O’Connor and (ii) 2,857 shares of common stock owned by the John M. and Lucia D. O’Connor Revocable Living Trust over which Mr. O’Connor has voting and investment control and, (iii) 619,205 shares owned by Newton O’Connor & Ketchum (“NOTK”), a corporation of which Mr. O’Conner is partial owner and (vi) 1,198,973 options and warrants owned by Mr. O’Connor or NOTK and (vii) 1,144,710 shares of common stock for which the December 20, 2012 Convertible Debenture, amounting to $29,007, may be converted to shares at $0.02534 per share

52

Plan of Distribution

The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have not been advised of any arrangements by the selling stockholders for the sale of any of the Common Stock owned by them.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses, where the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

Any selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under that statute, including, without limitation, possibly Regulation M. This may limit the timing of purchases and sales of any of the securities by a selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

53

Indemnification for Securities Act Liabilities

Sections 18-1031(A) of the Oklahoma General Corporations Act provide us with the power to indemnify any of our directors and officers. The director or officer must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

54

Under NRS Section 18-1031(E), expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the Company to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

55

Legal Matters

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

Experts

HoganTaylor LLP  independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2011 and 2010 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of 3DIcon Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

56

Index to Financial Statements

3DIcon Corporation

Annual Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2011 and 2010	F-3

Statements of Operations for the Years Ended December 31, 2011 and 2010	F-4

Statements of Changes in Stockholders’ Deficiency for the Years Ended December 31, 2011 and 2010	F-5

Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	F-7

Notes to Financial Statements	F-8

Unaudited Interim Financial Statements

Balance Sheets as of September 30, 2012 and December 31, 2011	F-18

Statements of Operations for the Three and Nine Months ended September 30, 2012 and 2011 and Period from Inception (January 1, 2001) to September 30, 2012	F-19

Statements of Changes in Stockholders’ Deficiency for Period from Inception (January 1, 2001) to September 30, 2012	F-20

Statements of Cash Flow for the Nine Months ended September 30, 2012 and 2011 and Period from Inception (January 1, 2001) to September 30, 2012	F-21

Notes to Financial Statements	F-22

F- 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

3DIcon Corporation

We have audited the accompanying balance sheets of 3DIcon Corporation (a Development Stage Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders' deficiency, and cash flows for the years then ended and for the period from inception (January 1, 2001) to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3DIcon Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and for the period from inception (January 1, 2001) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company having insufficient revenues and capital commitments to fund the development of its planned products. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

April 6, 2012

F- 2

3DIcon CORPORATION

(A Development Stage Company)

BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
Assets
Current assets:
Cash	$17,666	$367,101
Prepaid expenses	35,435	21,771
Accounts receivable	17,000	7,092
Total current assets	70,101	395,964

Net property and equipment	9,809	15,709
Deposits-other	2,315	2,315
Total Assets	$82,225	$413,988

Liabilities and Stockholders' Deficiency
Current liabilities:
Current maturities of convertible debentures payable	$-	$403,445
Warrant exercise advances	16,542	-
Accounts payable	698,131	203,590
Accrued salaries	13,189	501,362
Accrued interest on debentures	1,799	41,174
Total current liabilities	729,661	1,149,571

Convertible debentures payable	113,444	-
Promissory notes, 5%, due 2013	-	400,878
Accrued interest due 2013	-	4,120
Long term debt	113,444	404,998

Total Liabilities	843,105	1,554,569

Common stock subject to put rights and call rights; 59,000,000 shares	485,649	485,649

Stockholders' deficiency:
Common stock $.0002 par, 1,500,000,000 shares authorized; 1,152,502,875 and 757,539,307 shares issued and outstanding at December 31, 2011 and 2010, respectively	230,501	151,508
Additional paid-in capital	14,944,090	12,322,913
Deficit accumulated during development stage	(16,421,120)	(14,100,651)
Total Stockholders' Deficiency	(1,246,529)	(1,626,230)
Total Liabilities and Stockholders' Deficiency	$82,225	$413,988

See notes to financial statements

F- 3

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF OPERATIONS

Years ended December 31, 2011 and 2010

and Period from Inception (January 1, 2001) to December 31, 2011

			Inception to
	2011	2010	December 31, 2011
Income:
Grant income	$86,323	$96,362	$217,824
Sales	3,000	9,697	40,797
License fee	-	-	25,000

Total income	89,323	106,059	283,621

Expenses:
Research and development	942,240	469,408	4,158,240
General and administrative	1,430,365	1,084,419	12,111,659
Interest	37,187	75,969	434,842

Total expenses	2,409,792	1,629,796	16,704,741

Net loss	$(2,320,469)	$(1,523,737)	$(16,421,120)

Loss per share:
Basic and diluted	$(0.002)	$(0.003)

Weighted average shares outstanding, Basic and diluted	1,086,576,438	532,386,253

See notes to financial statements

F- 4

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

Period from Inception (January 1, 2001) to December 31, 2011

				Deficit
				Accumulated
	Common Stock		Additional	During the
	Shares	Par Value	Paid-In Capital	Development Stage	Total
Balance, January 1, 2001 – as reorganized	27,723,750	$27,724	$193,488	$-	$221,212

Adjustment to accrue compensation earned but not recorded	-	-	-	(60,000)	(60,000)
Stock issued for services	2,681,310	2,681	185,450	-	188,131
Stock issued for cash	728,500	729	72,121	-	72,850
Net loss for the year	-	-	-	(259,221)	(259,221)
Balance, December 31, 2001	31,133,560	31,134	451,059	(319,221)	162,972

Adjustment to record compensation earned but not recorded	-	-	-	(60,000)	(60,000)
Stock issued for services	3,077,000	3,077	126,371	-	129,448
Stock issued for cash	1,479,000	1,479	146,421	-	147,900
Net loss for the year	-	-	-	(267,887)	(267,887)
Balance, December 31, 2002	35,689,560	35,690	723,851	(647,108)	112,433

Adjustment to record compensation earned but not recorded	-	-	-	(90,000)	(90,000)
Stock issued for services	15,347,000	15,347	-	-	15,347
Stock issued for cash	1,380,000	1,380	33,620	-	35,000
Reverse split 1:10	(47,174,904)	-	-	-	-
Par value $0.0001 to $0.0002	-	(51,369)	51,369	-	-
Net loss for the year	-	-	-	(51,851)	(51,851)
Balance, December 31, 2003	5,241,656	1,048	808,840	(788,959)	20,929

Additional founders shares issued	25,000,000	5,000	(5,000)	-	-
Stock issued for services	24,036,000	4,807	71,682	-	76,489
Stock issued for cash	360,000	72	28,736	-	28,808
Warrants issued to purchase common stock at $.025	-	-	18,900	-	18,900
Warrants issued to purchase common stock at $.05	-	-	42,292	-	42,292
Stock warrants exercised	2,100,000	420	60,580	-	61,000
Net loss for the year	-	-	-	(617,875)	(617,875)
Balance, December 31, 2004	56,737,656	11,347	1,026,030	(1,406,834)	(369,457)

Stock issued for services	5,850,000	1,170	25,201	-	26,371
Stock issued to settle liabilities	5,000,000	1,000	99,000	-	100,000
Stock issued for cash	1,100,000	220	72,080	-	72,300
Warrants issued to purchase common stock at $.025	-	-	62,300	-	62,300
Warrants issued to purchase common stock at $.05	-	-	140,400	-	140,400
Stock warrants exercised	5,260,000	1,052	172,948	-	174,000
Net loss for the year	-	-	-	(592,811)	(592,811)
Balance, December 31, 2005	73,947,656	$14,789	$1,597,959	$(1,999,645)	$(386,897)

F- 5

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

Period from Inception (January 1, 2001) to December 31, 2011

				Deficit
				Accumulated
	Common Stock		Additional Paid-In	During the Development
	Shares	Par Value	Capital	Stage	Total

Stock issued for services	4,700,000	940	205,597	-	206,537
Debentures converted	3,000,000	600	149,400	-	150,000
Stock issued for cash	200,000	40	16,160	-	16,200
Warrants issued to purchase common stock	-	-	33,800	-	33,800
Warrants converted to purchase common stock	16,489,000	3,297	565,203	-	568,500
Net loss for the year	-	-	-	(1,469,888)	(1,469,888)
Balance, December 31, 2006	98,336,656	19,666	2,568,119	(3,469,533)	(881,748)
Stock issued for services	817,727	164	155,262	-	155,426
Stock issued for interest	767,026	153	38,198	-	38,351
Stock based compensation	-	-	1,274,666	-	1,274,666
Debentures converted	17,215,200	3,442	1,673,741	-	1,677,183
Stock issued for cash	1,188,960	238	191,898	-	192,136
Options exercised	222,707	45	(45)	-	-
Warrants issued to purchase common stock	-	-	87,864	-	87,864
Warrants converted to purchase common stock	8,585,956	1,717	462,203	-	463,920
Net loss for the year	-	-	-	(3,928,996)	(3,928,996)
Balance, December 31, 2007	127,125,232	25,425	6,451,906	(7,398,529)	(921,198)
Stock issued for cash	515,677	103	24,897	-	25,000
Warrants exercised	1,347,261	269	362,425	-	362,694
Stock based compensation	-	-	654,199	-	654,199
Debentures converted	15,257,163	3,052	962,257	-	965,309
Options exercised and escrowed shares	8,671,460	1,734	(1,734)	-	-
Stocks issued for service	4,598,973	920	312,880	-	313,800
Net loss for the year	-	-	-	(3,611,550)	(3,611,550)
Balance, December 31, 2008	157,515,766	31,503	8,766,830	(11,010,079)	(2,211,746)
Stock issued for cash	20,607,841	4,122	197,878	-	202,000
Warrants exercised	35,100	7	382,583	-	382,590
Debentures converted	77,451,141	15,490	467,514	-	483,004
Stocks issued for service	68,506,130	13,701	524,653	-	538,354
Stock issued for accounts payable	11,264,706	2,253	321,409	-	323,662
Stock issued for interest	8,310,128	1,662	41,647	-	43,309
Warrants issued for accounts payable	-	-	13,505	-	13,505
Net loss for the year	-	-	-	(1,566,835)	(1,566,835)
Balance, December 31, 2009	343,690,812	68,738	10,716,019	(12,576,914)	(1,792,157)
Stock issued for cash	5,714,286	1,143	8,857	-	10,000
Warrants exercised	47,523	9	517,991	-	518,000
Debentures converted	255,650,977	51,130	228,061	-	279,191
Stock issued for services	97,684,416	19,538	213,348	-	232,886
Stock issued for liabilities	48,657,897	9,732	204,682	-	214,414
Stock issued for interest	6,093,396	1,218	15,843	-	17,061
Stock based compensation	-	-	418,112	-	418,112
Net loss for the year	-	-	-	(1,523,737)	(1,523,737)
Balance, December 31, 2010	757,539,307	151,508	12,322,913	(14,100,651)	(1,626,230)
Warrants and options exercised	12,308,915	2,462	754,378	-	756,840
Debentures converted	252,267,600	50,453	653,093	-	703,546
Stock issued for services	30,072,595	6,015	349,190	-	355,205
Stock issued for liabilities	97,530,393	19,506	536,521	-	556,027
Stock issued for interest	7,094,511	1,419	41,533	-	42,952
Escrowed shares cancelled	(4,310,446)	(862)	862	-	-
Stock based compensation	-	-	285,600	-	285,600
Net loss for the period	-	-	-	(2,320,469)	(2,320,469)
Balance, December 31, 2011	1,152,502,875	$230,501	$14,944,090	$(16,421,120)	$(1,246,529)

See notes to financial statements

F- 6

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

and Period from Inception (January 1, 2001) to December 31, 2011

			Inception to
			December 31,
	2011	2010	2011
Cash Flows from Operating Activities
Net loss	$(2,320,469)	$(1,523,737)	$(16,421,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Options issued for services	285,600	418,112	2,632,578
Stock issued for services	355,205	232,886	2,237,995
Stock issued for interest	42,952	17,061	141,672
Book value of assets retired	668	—	6,529
Amortization of debt issuance costs	—	16,706	170,414
Depreciation	6,230	6,165	27,191
Impairment of assets	—	—	292,202

Change in:
Prepaid expenses	(13,664)	(10,467)	(286,150)
Accounts receivable	(9,908)	(7,092)	(17,000)
Accounts payable and accrued liabilities	534,949	339,231	2,478,828

Net cash used in operating activities	(1,118,437)	(511,135)	(8,736,861)

Cash Flows from Investing Activities
Purchase of office furniture and equipment	(998)	(3,250)	(43,529)
Net cash used in investing activities	(998)	(3,250)	(43,529)

Cash Flows from Financing Activities
Proceeds from stock and warrant sales, exercise of warrants and warrant exercise advances	770,000	479,490	4,488,455
Proceeds from issuance of debentures and notes	—	400,878	4,309,591

Net cash provided by financing activities	770,000	880,368	8,798,046

Net increase (decrease) in cash	(349,435)	365,983	17,656
Cash, beginning of period	367,101	1,118	10

Cash, end of year	$17,666	$367,101	$17,666

Supplemental Disclosures
Non-Cash Investing and Financing Activities
Conversion of debentures to common stock (net)	$703,546	$279,191	$4,257,681
Cash paid for interest	$10,493	$33,885	$301,727
Stock issued to satisfy payables	$556,027	$700,063	$1,987,253
Debenture issued to satisfy payable	$—	$25,206	$125,909
Stock issued subject to put rights and call right to satisfy payables	$—	$485,649	$485,649

See notes to financial statements

F- 7

3DIcon CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Years ended December 31, 2011 and 2010

and Period from Inception (January 1, 2001) to December 31, 2011

Note 1 – Organization and Operations

Organization

3DIcon Corporation (the "Company") was incorporated on August 11, 1995, under the laws of the State of Oklahoma as First Keating Corporation. The articles of incorporation were amended August 1, 2003 to change the name to 3DIcon Corporation. The initial focus of First Keating Corporation was to market and distribute books written by its founder, Martin Keating. During 2001, First Keating Corporation began to focus on the development of 360-degree holographic technology. The effective date of this transition is January 1, 2001, and the financial information presented is from that date through the current period. The Company has accounted for this transition as reorganization and accordingly, restated its capital accounts as of January 1, 2001. From January 1, 2001, the Company's primary activity has been the raising of capital in order to pursue its goal of becoming a significant participant in the development, commercialization and marketing of next generation 3D display technologies.

The mission of the company is to develop (or acquire), commercialize, and market next generation 3D display technologies including auto-stereoscopic (glasses-free) volumetric 360-degree full-color 3D displays and possibly auto-stereoscopic (glasses-free) flat screen 3D displays. Our initial market focus is on business, industrial, and government applications of the technologies. At this time the Company owns no intellectual property in 3D displays but does own the exclusive worldwide rights to commercial and government usage of the 3D display intellectual property developed by the University of Oklahoma.

Uncertainties

The accompanying financial statements have been prepared on a going concern basis. The Company is in the development stage and has insufficient revenue and capital commitments to fund the development of its planned product and to pay operating expenses.

The Company has realized a cumulative net loss of $16,421,120 for the period from inception (January 1, 2001) to December 31, 2011, and a net loss of $2,320,469 and $1,523,737 for the years ended December 31, 2011 and 2010, respectively.

The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned technologies.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management plans to fund the future operations of the Company with existing cash of $17,666, grants and investor funding. Under the terms of the Golden State debentures, Golden State may advance an additional $378,787. The additional advance would be available if the Company filed a registration statement; however, the Company does not plan to file such registration statement. In addition, pursuant to the 4.75% Convertible Debenture due on December 31, 2014, beginning in November 2007, Golden State is obligated to submit conversion notices in an amount such that Golden State receives 1% of the outstanding shares of the Company every calendar quarter for a period of one year. In connection with each conversion, Golden State is expected to exercise warrants equal to 10 times the amount of principal converted. The warrants are exercisable at $10.90 per share. The number of warrants exercisable is subject to certain beneficial ownership limitations contained in the 4.75% Debenture and the warrants ("the Beneficial Ownership Limitations"). The Beneficial Ownership Limitations prevent Golden State from converting on the 4.75% Debenture or exercising warrants if such conversion or exercise would cause Golden State's holdings to exceed 9.99% of the Company's issued and outstanding common stock. Subject to the Beneficial Ownership Limitations, Golden State is required to convert $3,000 of the 4.75% Convertible Debenture and exercise 30,000 warrants per month. Based upon our current stock price, our issued and outstanding shares as of December 31, 2011 and ignoring the impact of the Beneficial Ownership Limitations, the Company may receive up to $981,000 in funding from Golden State as a result of warrant exercises during the year ended December 31, 2012.

The Company was approved for a matching grant from Oklahoma Center for the Advancement of Science and Technology (“OCAST”) on November 19, 2008 in the amount of approximately $300,000.  There remains $82,176 of grant funds to be provided through the end of the grant period, February 28, 2012.  (see Note 5 and Note 14)

Additionally, the Company is continuing to pursue financing through private offering of debt or common stock.

F- 8

Note 2 – Summary of Significant Accounting Policies

Research and development

Research and development costs, including payments made to the University of Oklahoma pursuant to the SRA, are expensed as incurred (see Note 4).

Stock-based compensation

The Company accounts for stock-based compensation arrangements for employees in accordance with Accounting Standards Codification ("ASC") No. 718, Compensation-Stock Compensation .. The Company recognizes expenses for employee services received in exchange for stock based compensation based on the grant-date fair value of the shares awarded. The Company accounts for stock issued to non-employees in accordance with the provisions of ASC No. 718.

Income taxes

The Company accounts for income taxes in accordance with   ASC No. 740 , Income Taxes. This standard requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, this standard requires the recognition of future tax benefits, such as net operating loss carry forwards, to the extent that realization of such benefits is more likely than not. The amount of deferred tax liabilities or assets is calculated using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

Net income (loss) per share of common stock

The Company computes net income (loss) per share in accordance with ASC No. 260, Earnings Per Share . Under the provisions of this standard , basic net income (loss) per share of common stock is based on the weighted-average outstanding common stock. Diluted net income (loss) per share of common stock is based on the weighted-average outstanding shares adjusted for the dilutive effect of warrants to purchase common stock and convertible debentures. Due to the Company's losses, such potentially dilutive securities are anti-dilutive for all periods presented. The weighted average number of potentially dilutive shares is 90,616,272 and 98,856,063 for the years ended December 31, 2011 and 2010, respectively.

Use of estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

Debt issue costs

The Company defers and amortizes the legal and filing fees associated with long-term debt that is issued. These costs are primarily related to the convertible debentures, the majority of which have a three-year term. The amortization is charged to operations over the three-year term and then adjusted quarterly for debenture conversions to common stock.

Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

Current assets and current liabilities – The carrying value approximates fair value due to the short maturity of these items.

Debentures payable – The fair value of the Company's debentures payable has been estimated by the Company based upon the liability's characteristics, including interest rate. The carrying value approximates fair value.

F- 9

Note 3 – Recent Accounting Pronouncements

The following is a summary of a recent accounting pronouncement that is relevant to the Company:

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-4 is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments are of two types: (i) those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The guidance is effective for annual periods beginning after December 15, 2011. The adoption of the provisions of this guidance is not expected to materially impact our financial statements.

Note 4 – Sponsored Research Agreement ("SRA") Common Stock Subject to Put Rights and Call Right

Since April 20, 2002, the Company has entered into a number of Sponsored Research Agreements with the University of Oklahoma (“OU”) as follows:

Phase I: “Pilot Study to Investigate Digital Holography”, April 20, 2004. The Company paid OU $14,116.

Phase II: “Investigation of 3-Dimensional Display Technologies”, April 15, 2005, as amended. The Company paid OU $528,843.

Phase III: “3-Dimensional Display Development”. The Company made partial payment to OU by issuing 4,264,707 shares with a market price of $290,000 on October 14, 2008 and final payment on December 1, 2010 in the amount of $525,481 of which $40,481 was in cash and 59 million shares of Company stock (the “Shares”). The Shares are subject to an OU ‘put’ right and a 3Dicon ‘call’ right.

OU “Put” Rights on the Shares

First “put” period: December 1, 2012 to November 31, 2013. If the Shares (held plus previously sold) are valued at less than $100,000 than OU can “put” one-tenth of the Shares for $50,000 plus accrued interest retro-active to December 1, 2012 less the value of sold shares.

Second “put” period: December 1, 2013 to November 31, 2014. If the Shares (held & previously sold) are valued at less than $970,000 than OU can “put” the remaining Shares for $485,000 plus accrued interest retro-active to December 1, 2012 less the value of shares previously sold or redeemed during the first “put”.

3DIcon “Call” rights on the Shares

Commencing December 1, 2012, the Company shall have the right to “call” the Shares for an amount equal to $970,000 less the amount (if any) of prior Share shares by OU including amounts “put” to 3DIcon.

The Company has presented the shares outside of deficit in the mezzanine section of the balance sheets, as the Agreement includes put rights, which are not solely within the control of the Company.

The Agreement also amended the existing agreements between the Company and OU such that all intellectual property, including all inventions and or discoveries, patentable or un-patentable, developed before July 28, 2008 by OU under the SRA is owned by OU. All intellectual property, including all inventions and/or discoveries, patentable or un-patentable, developed jointly by the Company and OU at any time is jointly owned by the Company and OU. Finally, all intellectual property developed by the Company after July 28, 2008, including all inventions and or discoveries, patentable or un-patentable, is owned by the Company.

Note 5 – OCAST Grant

The Oklahoma Center for the Advancement of Science and Technology approved the Company’s application for funding of a matching grant titled 800 Million Voxels Volumetric Display, on November 19, 2008.  The two-year matching grant, totaling $299,932, had a start date of January 1, 2009.  The Company received approval for our no cost extension request for the first year of the contract. With the new modification, the first year ended on August 31, 2010.  The award is for a maximum of $149,940 for 2009 and the remainder for 2011.  The Company earned $86,323 and $96,361 from the grant during the twelve-month periods ended December 31, 2011 and 2010, respectively and $217,824 from inception to date.  The Company received approval for our no cost extension request for the second year of the contract and, with the new modification, the second year ends on February 28, 2012.

During the years ended December 31, 2011 and 2010, the Company charged operations $37,363 and $43,884, respectively, pursuant to the direct costs incurred and for the use of the OU lab facilities in regard to the OCAST grant. At December 31, 2011, the Company owed the University $7,686 in direct costs.

F- 10

Note 6 – Consulting Agreements

Concordia Financial Group

The Company entered into a one-year Independent Consulting Agreement with Concordia effective November 1, 2007, and month-to-month thereafter. Under the terms of the agreement Concordia will serve as liaison to Golden State Investors, Inc. and provide business strategy services by assisting the Company by reviewing and evaluating the Company's plans, personnel, board composition, technology, development of business models, building financial models for projections, developing materials to describe the Company, developing capital sources and assisting and advising the Company in its financial negotiations with capital sources. Concordia also advised with respect to effective registration of offerings of Company securities, the management team, the Company's development of near and long-term budgets, marketing strategies and plans, and assisted in presentations related to the above services. Concordia will be paid a monthly fee of $15,750. Concordia, at its option, may take up to 100% of this monthly fee in registered stock at 50% discount to market; and the Company, at its option, may pay up to 50% of Concordia's monthly invoice in registered stock, at 50% discount to market, provided that the payment of stock is made within ten (10) days of receipt of invoice and further provided that the stock trades above $.30 per share at any time during the last business day of the month. Market is defined as the five day average of closing prices immediately preceding the last business day of the calendar month in which the invoiced services were rendered. The Company incurred consulting fees of $189,000 for services from Concordia during each of the periods ended December 31, 2011 and 2010, under the terms of the agreement.  Additionally, on May 10, 2011, the Board of Directors awarded Concordia 10,000,000 (ten million) shares of common stock with a value of $172,100, for consulting services which have gone above and beyond the contract. The common stock were valued at $0.01721 per share which was 50% of the average of the five previous day’s closing price.

Note 7 – Debentures Payable

Debentures payable consist of the following:

	December 31, 2011	December 31, 2010
Senior Convertible Debentures:
6.25% Debenture due 2014	$31,788	$189,120
4.75% Debenture due 2014	81,656	88,416
13.0% Debenture due 2011	—	100,703
13.0% Debenture due 2011	—	25,206
Total Debentures	113,444	403,445
Less - Current Maturities	—	(403,445)
Long-term Debentures	$113,444	$—

Securities Purchase Agreement

6.25% Convertible Debenture due December 31, 2014

On November 21, 2007, the Company issued and sold a convertible note in the principal amount of $1,250,000 to Golden State (the "Debenture"). Pursuant to the terms of the Debenture, Golden State may, at its election, convert all or a part of the Debenture into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty trading days prior to Golden State's election to convert, subject to adjustment as provided in the Debenture. In addition, pursuant to the terms of the Debenture, the Company agreed to file a registration statement covering the shares of common stock issuable upon conversion or redemption of the Debenture. The Company filed a registration statement covering the shares to be issued upon conversion of the Debenture. Included in the registration statement were 4.25 million shares issuable on the Debenture based on 2007 market prices and assuming full conversion of the convertible debenture. The registration statement became effective on January 4, 2008.

Golden State advanced $125,000 on the $1.25 million Debenture on November 9, 2007 and $746,213 in January 2008 at which time the Company placed 7,961,783 shares of common stock in escrow to be released as debentures are converted. As of September 30, 2011, Golden State has funded an aggregate of $871,213 on the Debenture. Golden State will be obligated to fund the Company for the remaining $378,787 in principal on the Debenture upon the effectiveness of a registration statement underlying the remaining unfunded principal balance on the Debenture. At this time, the Company has not filed a registration statement. At various dates during 2010, $274,438 of the Debenture was converted into 93,196,578 shares of common stock at prices ranging from $0.0027 to $0.004 based on the formula in the convertible debenture. Additionally shares totaling 6,093,396 were issued in payment of $17,062 of accrued interest during 2010. At various dates during 2011, $157,331 of the Debenture was converted into 16,156,404 shares of common stock at prices ranging from $0.0059 to $0.0174 based on the formula in the convertible debenture. Additionally $12,669 was added to the principle balance of the debenture in payment of accrued interest during 2011.

The conversion price for the $1.25 million Debenture is the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion.  If Golden State elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, the Company shall have the right to prepay that portion of the debenture that Golden State elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

In addition to standard default provisions concerning timeliness of payments, delivery and notifications, the Second Debenture will be in default if the common stock of the Company trades at a price per share of $0.21 or lower, regardless of whether the trading price subsequently is higher than $0.21 per share. The trading price was at $0.21 or lower on several occasions during and subsequent to the period ended December 31, 2011. On each of the occasions Golden State, by separate letter agreements, agreed that the occasions did not constitute a default and thereby waived the default provision for those occasions only.  (See Note 14 -Subsequent Events)

F- 11

4.75% Convertible Debenture due December 31, 2014

On November 3, 2006, the Company also issued to Golden State a 4.75% convertible debenture in a principal amount of $100,000, due 2011, and warrants to buy 1,000,000 shares of the common stock at an exercise price of $10.90 per share. Under the terms of the debenture, warrants are exercised in an amount equal to ten times the dollar amount of the debenture conversion. During 2010, Golden State converted $4,752 of the $100,000 debenture into 162,454,399 shares of common stock, exercised warrants to purchase 47,523 shares of common stock at $10.90 per share and advanced $251,489 against future exercises of warrants of which $300,000 was applied to the exercise of warrants leaving $-0- of unapplied advances at December 31, 2010. During 2011, Golden State converted $6,760 of the $100,000 debenture into 60,601,868, shares of common stock, exercised warrants to purchase 67,600 shares of common stock at $10.90 per share based on the formula in the convertible debenture. Additionally Golden State advanced $753,381 against future exercises of warrants of which $736,840 was applied to the exercise of warrants leaving $16,542 of unapplied advances at December 31, 2011.

The conversion price for the 4.75% $100,000 convertible debenture is the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. If Golden State elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, the Company shall have the right to prepay that portion of the debenture that Golden State elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

13% Convertible Debentures due 2011

On May 22, 2009, the Company issued to Newton, O'Connor, Turner & Ketchum, a professional corporation ("NOTK") and the legal counsel to the Company through 2008, a 10% convertible debenture in a principal amount of $100,703, due September 30, 2009, and warrants to purchase 4,378,394 shares of the common stock at an exercise price of $0.09 per share through September 30, 2010 and an exercise price of $0.18 per share through September 30, 2014. The Company was indebted to NOTK for legal services performed for the Company and reimbursement of expenses in rendition of those services for the period ended December 31, 2008. The debenture and the warrants were issued in settlement of the indebtedness. The debentures and warrants were recorded at their pro rata fair values in relation to the proceeds received. The warrants were valued at $13,504. The difference between the pro rata fair value and face value of the debenture was charged to operations in 2009. The interest rate on the debenture increased to 13% during 2009 due to the Company not making payments when due.

The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 160.73% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 2.23% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the warrant of two years is based on historical exercise behavior and expected future experience.

On March 1, 2010, Newton, O'Connor, Turner & Ketchum agreed to extend the September 30, 2009 due date of their 13% debenture to March 31, 2010, in consideration for one million (1,000,000) shares of common stock. The shares, which are restricted under SEC Section 144, were valued at 50% of the average of the previous five day closing price on March 1, 2010, which was $0.002 per share totaling $4,140.

On June 1, 2010, Newton, O'Connor, Turner & Ketchum agreed to extend the March 31, 2010 due date of their 13% debenture to September 30, 2010 in consideration for one million five hundred thousand (1,500,000) shares of common stock and a reduction in the exercise price of the warrants. The revised price at which the warrant may be exercised shall be $0.045 per share for exercises made during the period between the date of grant and the second anniversary of the revised maturity date, and $0.09 per share for exercises made during the forty-eight month period between the second anniversary of the revised maturity date and the sixth anniversary of the maturity date. The shares, which are restricted under SEC Section 144, were valued at 50% of the average of the previous five day closing price on June 1, 2010, which was $0.004 per share totaling $6,210.

On March 31, 2011, Newton, O'Connor, Turner & Ketchum agreed to extend the September 30, 2010 due date of their 13% debenture to April 30, 2011 in consideration for two hundred thousand (200,000) shares of common stock and an extension of the exercise dates of the warrants. The revised dates at which the warrant may be exercised shall be $0.045 per share for exercises made during the period between the date of grant and the second anniversary of the revised maturity date, and $0.09 per share for exercises made during the forty-eight month period between the second anniversary of the revised maturity date and the sixth anniversary of the revised maturity date. The shares, which are restricted under SEC Section 144, were valued at 50% of the average of the previous five day closing price on March 31, 2011, which was $0.07 per share totaling $14,048.

On June 2, 2010, the Company issued to NOTK a second 10% convertible debenture in a principal amount of $25,206, due September 30, 2010, and warrants to purchase 3,360,847 shares of the common stock at an exercise price of $0.045 per share through September 30, 2012 and an exercise price of $0.09 per share through September 30, 2016. The Company was indebted to NOTK for legal services performed for the Company and reimbursement of expenses in rendition of those services for the period ended December 31, 2009. The debenture and the warrants were issued in settlement of the indebtedness.  The interest rate on the debenture increased to 13% during 2010 due to the Company not making payments when due.

F- 12

On April 30, 2011, Newton, O'Connor, Turner & Ketchum agreed to convert their 13% convertible debentures and accrued interest, which totaled in the aggregate $159,842 into 18,972,186 common stock of the Company’s common stock, at an average price per share of $0.008, under the terms of the convertible debentures. The shares are restricted under SEC Section 144.

Note 8 – Convertible Promissory Notes 5%, Due 2013

In October 2010, the Company issued 5% Convertible Promissory Notes (the “Notes”) to six persons, in the aggregate, totaling $400,877. The Notes mature three years from the date issued. The Notes automatically convert to common stock of the Company at $0.0034 per share (the "Fixed Conversion Price") prior to March 15, 2011, upon the merger or consolidation of the Company with or into another person, the Company effects any sale of all or substantially all of its assets, any tender or exchange offer of the Company's common stock, or the Company effectively converts into or exchanges the Company's common stock for other securities, cash or property. Additionally, after March 15, 2011, at the option of the holder, the Notes are convertible into common stock of the Company at a price per share of $0.0025 (75% of the "Fixed Conversion Price"). Interest on the Notes accrue from the original issue date at 5% annually, is payable upon maturity or conversion of the Notes and such interest may be converted in whole or part to shares of common stock at the effective conversion price.

At various dates during 2011, the six persons converted the $400,877 Notes and accrued interest of $9,020 into 163,631,653 shares of common stock at $0.0025 per share.  The shares are restricted under SEC Section 144.

Note 9 – Common Stock and Paid-In Capital

On November 19, 2010 the Board of Directors of the Company authorized an amendment to the Company's Certificate of Incorporation in order to (i) increase the authorized shares of the Company's common stock from 750,000,000 shares, par value $0.0002 to 1,500,000,000 shares, par value $0.0002, (ii) effect a reverse split of the Company's common stock in a ratio in the range between 1 for 10 and 1 for 25, as will be selected by the Company's Board of Directors (the "Reverse Split"), and (ii) create a series of "blank check" preferred stock consisting of 25,000,000 shares, par value $0.0002.   On May 16, 2011, the Company announced that the Company’s Board of Directors elected to allow its authorization to effect a reverse stock split to expire on June 1, 2011.

On August 27, 2010, the Company entered into Subscription Agreements with one of its directors pursuant to which the director purchased 5,714,286 shares of the Company's common stock at a price per share equal to 50% of the average closing price during the five days prior to August 27, 2 010 ($0.00175 per share) for aggregate proceeds of $10,000.

As of December 31, 2011, there are warrants outstanding to purchase 500,000 shares of common stock at a price of $0.15 per share through various dates in March and April 2011; or $0.20 per share that expire on various dates in March and April 2012, warrants to purchase 16,666,666 shares of its common stock at a price of $0.50 per share through 2012, warrants to purchase 4,378,394 shares of common stock at a price of $0.045 per share through September 30, 2010 or $0.09 per share that expire on September 30, 2015 and, warrants to purchase 3,360,847 shares of common stock at a price of $0.045 per share through June 1, 2012 and $0.09 per share thereafter, that expire on June 1, 2015. Additionally, Golden State has warrants outstanding to purchase 816,560 shares of common stock at a price of $10.90 per share which expire December 31, 2011.

Common stock and options issued for services and liabilities

On February 9, 2009, the Board of Directors of the Company appointed James N. Welsh to serve as the Company's Interim Chief Operating Officer and Treasurer. His appointment was effective as of March 1, 2009. Under the terms of the consulting agreement, Mr. Welsh was compensated $2,000 per week in either cash or stock. In the event stock was issued for the compensation, it was issued at 50% of the average of the five previous closing prices. Mr. Welsh was due $34,000 at December 31, 2009 for which 10,250,895 shares of common stock were issued in 2010 as satisfaction of the amount. The Company accepted the resignation of Mr. Welsh effective August 2, 2010.

During 2011 and 2010, shares of common stock totaling 30,072,595 and 97,684,416, respectively, were issued for consulting services for which the Company recognized $355,205 and $232,886 of expense, respectively. Shares of common stock totaling 7,094,511 and 6,093,396 were issued to debenture holder in 2011 and 2010, respectively for accrued interest due for which the Company recognized $42,952 and $17,061 in expense in 2011 and 2010 respectively. Shares totaling 59,000,000 issued during 2010 to the University of Oklahoma under the repayment terms of the SRA which were valued at $485,649 (see Note 4). During 2011 and 2010, shares totaling 57,530,393 and 48,657,897, respectively, were issued to employees and consultants for previous services provided to the Company for which the Company reduced accounts payable and accrued liabilities by $148,526 and $214,414, respectively. Additionally, shares totaling 40,000,000 were issued under the terms of an agreement dated December 21, 2010, in payment of accrued salaries and payroll taxes totaling $407,501 due Martin Keating, Chairman of the Board of Directors, and Judith Keating, the secretary of the Company. The shares were issued January 4, 2011.

F- 13

Options granted

Employment Agreement - On July 28, 2008, the Company entered into an Employment Agreement with Dr. Hakki Refai (the "Employment Agreement") pursuant to which Dr. Refai has agreed to serve as the Chief Technology Officer of the Company. Dr. Refai's employment under the Employment Agreement commenced on October 1, 2008 and will continue for a term of one year from October 1, 2008, the date on which he became a full-time employee of the Company. The term of the Employment Agreement will automatically extend for successive one year periods unless otherwise terminated by the parties in accordance with the terms of the Employment Agreement. On March 25, 2009, the Company entered into an agreement with Dr. Hakki Refai pursuant to which the Company agreed to remove the time constraints on the technical milestone achievements whereby the issuance of the 3,500,000 milestone options will be solely upon the achievement of the milestones.

On May 11, 2010, the Board of Directors of the Company agreed to immediately vest the 3,500,000 milestone options. The total value of the options was $268,979 of which $100,867 was charged to operations in 2008. The remaining value of $168,112 was charged to operations in the second quarter of 2010.

The estimated fair value of the options was determined using the Black-Scholes option pricing model. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 95.50% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 2.0% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

Employment Agreement - On June 13, 2011, the Company entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Employment Agreement”) with Sidney A. Aroesty, pursuant to which Mr. Aroesty began serving as the Company’s Chief Executive Officer, effective June 13, 2011.  Under the terms of the Employment Agreement, Mr. Aroesty is entitled to an annual base salary of $120,000 and, at the discretion of the Company’s Board of Directors (the “Board”), performance-based bonuses and/or salary increases.  Pursuant to the Employment Agreement, the Company granted Mr. Aroesty five-year stock options to purchase two (2) million shares at an exercise price of $0.031 (the “Strike Price”).  Furthermore, if Mr. Aroesty remains employed by the Company, he will receive additional stock options to purchase three (3) million shares at the Strike Price upon the completion of a trade show prototype that displays the Company’s technology. (see Note – 14, Subsequent Events)

The Employment Agreement contains provisions for non-disclosure of confidential information pursuant to which Mr. Aroesty agreed to refrain from using or disclosing to third parties, directly or indirectly, any Confidential Information, as defined in the Employment Agreement, either during or following his employment with the Company.  Furthermore, Mr. Aroesty unconditionally and irrevocably assigned any now-existing or later-created Invention(s), as defined in the Employment Agreement, which are developed during or three (3) years after his employment with the Company.

The Employment Agreement may be terminated with or without reason by either the Company or Mr. Aroesty and at any time, upon sixty (60) days written notice.  The terms of the Employment Agreement will remain effective for one (1) year and will automatically renew, subject to the same termination rights.  Upon termination, the Company will pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

The estimated fair value of the two million options of $60,600, was determined using the Black-Scholes option pricing model and was charged to operations in June 2011. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 172% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 1.43% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

Board of Directors – On June 22, 2010, the Company agreed to compensate its non-employee Board members with options to purchase registered stock of the corporation equaling the value of $100,000 for each of the three non-employee Board members for services during 2010; using standard evaluation methods. The Board granted options to purchase an aggregate of 57,529,455 shares to its three non-employee Board members; the exercise price for each option is $0.005 per share. The options expire at the end of ten years. The $250,000 (one Board member received one-half the amount due to his resignation in mid-year) compensation is for services on the Board during all or part of the calendar year 2010 and is deemed fully vested on the date of the grant. Operations were charged with $250,000 for the year ended December 31, 2010.

The estimated fair market value of the options was determined using the Black-Scholes option pricing model. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 133.46% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-the-counter Bulletin Board. The risk-free interest rate of 1.43% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

Board of Directors – On May 17, 2011, the Company agreed to compensate its non-employee Board members with options to purchase registered stock of the corporation equaling the value of $75,000 for each of the three non-employee Board members for services during 2011; using standard evaluation methods. The Board granted options to purchase an aggregate of 5,933,700 shares to its three non-employee Board members; the exercise price for each option is $0.04 per share. The options expire at the end of ten years. The $225,000 compensation is for services on the Board during all or part of the calendar year 2011 and is deemed fully vested on December 31, 2011. Operations were charged with $225,000 for the year ended December 31, 2011.

F- 14

The estimated fair value of the options of $225,000 was determined using the Black-Scholes option pricing model.  The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 172% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 1.87% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

The following summary reflects warrant and option activity for the year ended December 31, 2011:

	Attached Warrants	Golden State Warrants	Options

Outstanding December 31, 2010	24,905,908	884,160	70,965,995
Granted	—	—	14,933,700
Exercised	—	(67,600)	(15,505,891)
Cancelled	—	—	(5,500,000)
Outstanding December 31, 2011	24,905,908	816,560	64,893,804

Stock options are valued at the date of award, which does not precede the approval date, and compensation cost is recognized in the period the options are granted. Stock options generally become exercisable on the date of grant and expire based on the terms of each grant.

The estimated fair value of options for common stock granted was determined using the Black-Scholes option pricing model. The expected dividend yield is based on the average annual dividend yield as of the grant date. Expected volatility is based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option is based on historical exercise behavior and expected future experience.

Common stock rights

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, the Company has not paid cash dividends. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the Board of Directors may consider. Upon any liquidation, dissolution or termination of the Company, holders of shares of common stock are entitled to receive a pro rata distribution of the assets of the Company after liabilities are paid.

Holders of common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities of 3DIcon.

Note 10 – Incentive Stock Plan

In September 2009 the Company established the 3DIcon Corporation 2009 Incentive Stock Plan (the "2009 Plan"). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the 2009 Plan shall not exceed 50,737,115 shares. The shares are included in a registration statement filed September 23, 2009. Shares totaling 14,422,012 and 36,315,103 were issued from the Plan during the years ended December 31, 2010 and 2009, respectively, for services rendered to the Company. There are no shares remaining for issuance under the 2009 Plan.

In February 2010 the Company established the 3DIcon Corporation 2010 Incentive Stock Plan (the "2010 Plan"). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the 2010 Plan shall not exceed seventy-five million (75,000,000) shares. The shares are included in a registration statement filed February 26, 2010. Shares totaling 3,089,027 and 71,910,973 were issued from the 2010 Plan during the years ended December 31, 2011 and 2010, respectively, for services rendered and to satisfy accounts payable to the Company. There are no shares remaining for issuance under the 2010 Plan.

In June 2010 the Company established the 3DIcon Corporation 2010 Equity Incentive Stock Plan (the "2010 EIP"). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the 2010 EIP shall not exceed sixty million (60,000,000) shares. The shares are included in a registration statement filed June 24, 2010. Shares totaling 1,490,672 and 58,509,328 were issued from the 2010 EIP during the years ended December 31, 2011 and 2010, respectively, for services rendered and to satisfy accounts payable to the Company. There are no shares available for issuance under the 2010 EIP.

F- 15

In January 2011 the Company established the 3DIcon Corporation 2011 Equity Incentive Plan (the "2011 EIP"). The 2011 EIP is designed to retain directors, executives and selected employees and consultants and reward them for making contributions to the success of the Company. These objectives are accomplished by making long-term incentive awards under the 2011 EIP thereby providing participants with a proprietary interest in the growth and performance of the Company. The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the 2011 EIP shall not exceed one hundred million (100,000,000) shares. The shares are included in a registration statement filed January 14, 2011. Shares totaling 53,893,572 were issued from the 2011 EIP for services rendered and to satisfy accounts payable to the Company. There are currently 46,106,428 shares available for issuance under the 2011 EIP.

Note 11 – Office Lease

The Company signed an Office Lease Agreement (the “Lease Agreement”) on April 24, 2008. The Lease Agreement commenced on June 1, 2008 and expired June 1, 2011. On March 8, 2011 the Lease Agreement was amended to extend the expiration date to May 31, 2012.  At December 31, 2011, minimum future lease payments to be paid through May 31, 2012 under the non-cancelable operating lease for office space are $11,573.

Note 12 – Income Taxes

At December 31, 2011 and 2010, the Company had accumulated net operating losses of approximately $13,000,000 and $11,000,000, respectively, available to reduce future federal and state taxable income. Unless utilized, the loss carry forward amounts will begin to expire in 2013.

Deferred tax assets resulting from the operating loss carry forward, are reduced by a valuation allowance.

The deferred tax asset consisted of the following:

	December 31,	December 31,
	2011	2010
Loss carry forward amount	$13,000,000	$11,000,000
Effective tax rate	38%	38%
Deferred tax asset	4,940,000	4,180,000
Less valuation allowance	(4,940,000)	(4,180,000)
Net deferred taxes	$—	$—

Note 13 – Related Party Transaction

3DIcon engaged the law firm of Newton, O'Connor, Turner & Ketchum as its outside corporate counsel from 2005 through 2008 and for certain legal services subsequent to 2008.  John O'Connor, a director of 3DIcon, is the Chairman of Newton, O'Connor, Turner & Ketchum. During the years ended December 31, 2011 and 2010, the Company incurred legal fees to Newton, O'Connor, Turner & Ketchum in the amount of $61,570 and $22,287 respectively.

Note 14 – Subsequent Events

Debentures payable

In accordance with the terms of the Second Debenture an event of default occurs if the common stock of the Company trades at a price per share of $0.21 or lower. The trading price was at $0.21 or lower on several occasions during the period ended December 31, 2011 and subsequent to December 31, 2011. On each of the occasions Golden State, by separate letter agreements, agreed that the occasions did not constitute a default and thereby waived the default provision for the occasions.

Subsequent to December 31, 2011 Golden State converted $1,664 of the 4.75% convertible debenture into 25,049,954 shares of common stock at $0.00007 per share and exercised 16,635 warrants at $10.90 per share for $181,322 and advanced $100,000 for future exercise of warrants under the terms of the securities purchase agreements.

Common stock and paid in capital

Shares of common stock totaling 10,651,232 were issued in payment of $78,863 in legal and consulting fees under the terms of our agreements for service during 2011 and 2012.

F- 16

OCAST Grant

The Company received approval for our no cost extension request for the second year of the contract and, with the new modification, the second year ends on August 31, 2012.

Employment contracts

On March 19, 2012 the Company announced that Sidney Aroesty would resign as CEO and join the Board of Directors. The Board appointed display industry veteran Mark Willner as CEO with an annual salary of $180,000.

Dr. George Melnik was appointed the new Senior Technical Advisor with an annual salary of $144,000. Dr. Hakki Refai as Chief Technical Officer.

Civil Action Complaint

On April 2, 2012, the Company was served with a Summons and Complaint (the “Complaint”) for a civil action filed by Advanced Optical Technologies, Inc. (“AOT”) in the Second Judicial District Court of New Mexico, County of Bernalillo. In the Complaint, AOT alleged that the Company owed and refused to pay the amount of $90,124.91 for services performed by AOT through December 28, 2011 and AOT also asserted a fraud claim. The Company believes the allegations in the Complaint to be without merit. Nevertheless, the Company made efforts to resolve the dispute with AOT and believed the matter to be resolved, subject to documentation. The Company intends to aggressively defend the claims set forth in the Complaint.

F- 17

3DIcon CORPORATION

(A Development Stage Company)

BALANCE SHEETS

September 30, 2012 and December 31, 2011

	September 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$35,537	$17,666
Prepaid expenses	31,505	35,435
Accounts receivable	13,029	17,000
Total current assets	80,071	70,101

Net property and equipment	5,662	9,809
Deferred debt costs	127,700	-
Deposits-other	2,315	2,315
Total Assets	$215,748	$82,225

Liabilities and Stockholders' Deficiency
Current liabilities:
Current maturities of convertible notes and debentures payable	$530,168	$-
Warrant exercise advances	1	16,542
Accounts payable	183,606	698,131
Accrued salaries	19,890	13,189
Accrued interest on debentures	11,343	1,799
Total current liabilities	745,008	729,661

Convertible debentures payable	75,185	113,444

Long term debt	75,185	113,444

Total Liabilities	820,193	843,105

Common stock subject to put rights and call right, 1,685,714 shares	485,649	485,649

Stockholders' deficiency:
Common stock $.0002 par, 1,500,000,000 shares authorized; 41,766,150 and 31,928,654 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	8,353	6,586
Additional paid-in capital	16,834,410	15,168,005
Deficit accumulated during development stage	(17,932,857)	(16,421,120)
Total Stockholders' Deficiency	(1,090,094)	(1,246,529)
Total Liabilities and Stockholders' Deficiency	$215,748	$82,225

See notes to financial statements

F- 18

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF OPERATIONS

 Three and Nine Months Ended September 30, 2012 and 2011

and Period from Inception (January 1, 2001) to September 30, 2012

(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Inception to
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011	September 30, 2012
Income:
License fee	$-	$-	$-	$-	$25,000
Sales	-	-	-	3,000	40,797
Grant income		25,434	63,669	80,323	281,493

Total income	-	25,434	63,669	83,323	347,290

Expenses:
Research and development	127,759	212,291	414,149	534,737	4,572,389
General and administrative	502,468	331,856	1,120,660	979,638	13,232,319
Interest	35,887	2,314	40,597	35,315	475,439

Total expenses	666,114	546,461	1,575,406	1,549,690	18,280,147

Net loss	$(666,114)	$(521,027)	$(1,511,737)	$(1,466,367)	$(17,932,857)

Loss per share:
Basic and diluted	$(0.016)	$(0.016)	$(0.040)	$(0.049)

Weighted average shares outstanding, Basic and diluted	41,459,140	33,155,162	37,991,154	30,049,606

See notes to financial statements

F- 19

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

 Period from Inception (January 1, 2001) to September 30, 2012

(unaudited)

				Deficit
				Accumulated
	Common Stock		Additional	During the
		Par	Paid-In	Development
	Shares	Value	Capital	Stage	Total
Balance, January 1, 2001 – as reorganized	27,723,750	$27,724	$193,488	$-	$221,212

Accrue compensation earned but unrecorded	-	-	-	(60,000)	(60,000)
Stock issued for services	2,681,310	2,681	185,450	-	188,131
Stock issued for cash	728,500	729	72,121	-	72,850
Net loss for the year	-	-	-	(259,221)	(259,221)
Balance, December 31, 2001	31,133,560	31,134	451,059	(319,221)	162,972

Accrue compensation earned but unrecorded	-	-	-	(60,000)	(60,000)
Stock issued for services	3,077,000	3,077	126,371	-	129,448
Stock issued for cash	1,479,000	1,479	146,421	-	147,900
Net loss for the year	-	-	-	(267,887)	(267,887)
Balance, December 31, 2002	35,689,560	35,690	723,851	(647,108)	112,433

Accrue compensation earned but unrecorded	-	-	-	(90,000)	(90,000)
Stock issued for services	15,347,000	15,347	-	-	15,347
Stock issued for cash	1,380,000	1,380	33,620	-	35,000
Reverse split 1:10	(47,174,904)	-	-	-	-
Par value $0.0001 to $0.0002	-	(51,369)	51,369	-	-
Net loss for the year	-	-	-	(51,851)	(51,851)
Balance, December 31, 2003	5,241,656	1,048	808,840	(788,959)	20,929

Additional founders shares issued	25,000,000	5,000	(5,000)	-	-
Stock issued for services	24,036,000	4,807	71,682	-	76,489
Stock issued for cash	360,000	72	28,736	-	28,808
Warrants issued to purchase common stock at $.025	-	-	18,900	-	18,900
Warrants issued to purchase common stock at $.05	-	-	42,292	-	42,292
Stock warrants exercised	2,100,000	420	60,580	-	61,000
Net loss for the year	-	-	-	(617,875)	(617,875)
Balance, December 31, 2004	56,737,656	11,347	1,026,030	(1,406,834)	(369,457)

Stock issued for services	5,850,000	1,170	25,201	-	26,371
Stock issued to settle liabilities	5,000,000	1,000	99,000	-	100,000
Stock issued for cash	1,100,000	220	72,080	-	72,300
Warrants issued to purchase common stock at $.025	-	-	62,300	-	62,300
Warrants issued to purchase common stock at $.05	-	-	140,400	-	140,400
Stock warrants exercised	5,260,000	1,052	172,948	-	174,000
Net loss for the year	-	-	-	(592,811)	(592,811)
Balance, December 31, 2005	73,947,656	14,789	1,597,959	(1,999,645)	(386,897)

Stock issued for services	4,700,000	940	205,597	-	206,537
Debentures converted	3,000,000	600	149,400	-	150,000
Stock issued for cash	200,000	40	16,160	-	16,200
Warrants issued to purchase common stock	-	-	33,800	-	33,800
Warrants converted to purchase common stock	16,489,000	3,297	565,203	-	568,500
Net loss for the year	-	-	-	(1,469,888)	(1,469,888)
Balance, December 31, 2006	98,336,656	19,666	2,568,119	(3,469,533)	(881,748)

Stock issued for services	817,727	164	155,262	-	155,426
Stock issued for interest	767,026	153	38,198	-	38,351
Stock based compensation	-	-	1,274,666	-	1,274,666
Debentures converted	17,215,200	3,442	1,673,741	-	1,677,183
Stock issued for cash	1,188,960	238	191,898	-	192,136
Options exercised	222,707	45	(45)	-	-
Warrants issued to purchase common stock	-	-	87,864	-	87,864
Warrants converted to purchase common stock	8,585,956	1,717	462,203	-	463,920
Net loss for the year	-	-	-	(3,928,996)	(3,928,996)
Balance, December 31, 2007	127,125,232	25,425	6,451,906	(7,398,529)	(921,198)

Stock issued for cash	515,677	103	24,897	-	25,000
Warrants exercised	1,347,261	269	362,425	-	362,694
Stock based compensation	-	-	654,199	-	654,199
Debentures converted	15,257,163	3,052	962,257	-	965,309
Options exercised and escrowed shares	8,671,460	1,734	(1734)	-	-
Stocks issued for service	4,598,973	920	312,880	-	313,800
Net loss for the year	-	-	-	(3,611,550)	(3,611,550)
Balance, December 31, 2008	157,515,766	31,503	8,766,830	(11,010,079)	(2,211,746)

Stock issued for cash	20,607,841	4,122	197,878	-	202,000
Warrants exercised	35,100	7	382,583	-	382,590
Debentures converted	77,451,141	15,490	467,514	-	483,004
Stocks issued for service	68,506,130	13,701	524,653	-	538,354
Stock issued for accounts payable	11,264,706	2,253	321,409	-	323,662
Stock issued for interest	8,310,128	1,662	41,647	-	43,309
Warrants issued for accounts payable	-	-	13,505	-	13,505
Net loss for the year	-	-	-	(1,566,835)	(1,566,835)
Balance, December 31, 2009	343,690,812	68,738	10,716,019	(12,576,914)	(1,792,157)

Stock issued for cash	5,714,286	1,143	8,857	-	10,000
Warrants exercised	47,523	9	517,991	-	518,000
Debentures converted	255,650,977	51,130	228,061	-	279,191
Stock issued for services	97,684,416	19,538	213,348	-	232,886
Stock issued for liabilities	48,657,897	9,732	204,682	-	214,414
Stock issued for interest	6,093,396	1,218	15,843	-	17,061
Stock based compensation	-	-	418,112	-	418,112
Net loss for the year	-	-	-	(1,523,737)	(1,523,737)
Balance, December 31, 2010	757,539,307	151,508	12,322,913	(14,100,651)	(1,626,230)

Warrants and options exercised	12,308,915	2,462	754,378	-	756,840
Debentures converted	252,267,600	50,453	653,093	-	703,546
Stock issued for services	30,072,595	6,015	349,190	-	355,205
Stock issued for liabilities	97,530,393	19,506	536,521	-	556,027
Stock issued for interest	7,094,511	1,419	41,533	-	42,952
Escrowed shares cancelled	(4,310,446)	(862)	862	-	-
Stock based compensation	-	-	285,600	-	285,600
Retrospective adjustment for the 1:35 reverse common stock split in April 2012	(1,119,574,221)	(223,915)	223,915
Net loss for the period	-	-	-	(2,320,469)	(2,320,469)
Balance, December 31, 2011	32,928,654	6,586	15,168,005	(16,421,120)	(1,246,529)

Warrants and options exercised	1,850	1	705,371	-	705,372
Debentures converted	6,117,445	1,223	39,083	-	40,306
Stock issued for services	1,848,691	370	229,980	-	230,350
Stock issued for liabilities	869,510	173	366,191	-	366,364
Stock based compensation	-	-	325,780	-	325,780
Net loss for the period	-	-	-	(1,511,737)	(1,511,737)
Balance, September 30, 2012	41,766,150	$8,353	$16,834,410	$(17,932,857)	$(1,090,094)

See notes to financial statements

F- 20

3DIcon CORPORATION

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2012 and 2011

and Period from Inception (January 1, 2001) to September 30, 2012

(unaudited)

	Nine Months	Nine Months	Inception to
	Ended September 30,	Ended September 30,	September 30,
	2012	2011	2012
Cash Flows from Operating Activities
Net loss	$(1,511,737)	$(1,466,367)	$(17,932,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Options issued for services	325,780	238,725	2,958,357
Stock issued for services	230,350	291,352	2,468,345
Stock issued for interest	2,047	42,952	143,719
Book value of assets retired	-	668	6,529
Amortization of debt issuance costs	27,169	-	197,583
Depreciation	4,147	4,624	31,338
Impairment of assets	-	-	292,202

Change in:
Accounts receivable	3,971	(33,361)	(13,029)
Prepaid expenses and other assets	3,930	(33,297)	(282,220)
Accounts payable and accrued liabilities	(131,917)	71,188	2,346,912

Net cash used in operating activities	(1,046,260)	(883,516)	(9,783,121)

Cash Flows from Investing Activities
Purchase of office furniture and equipment	-	(998)	(43,529)
Net cash used in investing activities	-	(998)	(43,529)

Cash Flows from Financing Activities
Proceeds from stock and warrant sales, exercise of warrants and warrant exercise advances	688,831	770,000	5,177,286
Proceeds from issuance of debentures and notes	375,300	-	4,684,891

Net cash provided by financing activities	1,064,131	770,000	9,862,177

Net change in cash	17,871	(114,514)	35,527
Cash, beginning of period	17,666	367,101	10

Cash, end of period	$35,537	$252,587	$35,537

Supplemental Disclosures
Non-Cash Investing and Financing Activities
Conversion of debentures to common stock (net)	$38,259	$652,187	$4,295,941
Cash paid for interest	$1,838	$2,938	$303,565
Stock issued to satisfy payables	$366,364	$556,027	$2,353,617
Debenture issued to satisfy payable	$-	$-	$125,909
Stock issued subject to put rights and call right to satisfy payables	$-	$-	$485,649

See notes to financial statements

F- 21

3DIcon CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Uncertainties and Use of Estimates

Basis of Presentation

The accompanying financial statements of 3DIcon Corporation (the “Company”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company's year-end audited financial statements and related footnotes included in the previously filed 10-K. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 2012, and the statements of its operations for the three and nine-months ended September 30, 2012 and 2011, and the period from inception (January 1, 2001) to September 30, 2012, and cash flows for the nine-month periods ended September 30, 2012 and 2011, and the period from inception (January 1, 2001) to September 30, 2012, have been included. The results of operations for interim periods may not be indicative of the results which may be realized for the full year.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could differ from the estimates and assumptions used.

Revenue Recognition

Revenues from software license fees are accounted for in accordance with Accounting Standards Codification (“ASC”) 985-605, “Software Revenue Recognition”.  The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) collectability is reasonably assured.

Grant revenue is recognized when earned.

Recent Accounting Pronouncements

Based on management's assessment no new accounting standards, if adopted, would have a material impact on the accompanying financial statements.

Uncertainties

The accompanying financial statements have been prepared on a going concern basis.  The Company is in the development stage and has insufficient revenue and capital commitments to fund the development of its planned product and to pay operating expenses.

The Company has realized a cumulative net loss of $17,932,857 for the period from inception (January 1, 2001) to September 30, 2012, and a net loss of $1,511,737 and $1,466,367 for the nine-months ended September 30, 2012 and 2011, respectively.

F- 22

The ability of the Company to continue as a going concern during the next year depends on the successful completion of the Company's capital raising efforts to fund the development of its planned products.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management plans to fund the future operations of the Company with existing cash, grants and investor funding. Pursuant to the 4.75% Convertible Debenture due in December 2014, beginning in November 2007, Golden State is obligated to submit conversion notices in an amount such that Golden State receives 1% of the outstanding shares of the Company every calendar quarter for a period of one year or until the Debenture is converted in full.  In connection with each conversion, Golden State is expected to simultaneously exercise a percentage of warrants equal to the percentage of the principal being converted.  The warrants are exercisable at $381.50 per share.  The number of warrants exercisable is subject to certain beneficial ownership limitations contained in the 4.75% Convertible Debenture (“the Beneficial Ownership Limitations”).  The Beneficial Ownership Limitations prevent Golden State from converting on the 4.75% Convertible Debenture or exercising warrants if such conversion or exercise would cause Golden State’s holdings to exceed 9.99% of the Company’s issued and outstanding common stock.  Subject to the Beneficial Ownership Limitations and provided that Golden State is able to sell the shares under Rule 144, Golden State is required to convert $85.71 of the 4.75% Convertible Debenture and exercise 857 warrants per month.  Based upon our current stock price, our issued and outstanding shares as of September 30, 2012 and ignoring the impact of the Beneficial Ownership Limitations, the Company may receive up to $981,000 in funding from Golden State as a result of warrant exercises during the remainder of the year ended December 31, 2012. During the nine-months ended September 30, 2012, the Company received $688,831 in funding under the terms of the 4.75% Convertible Debenture (see Note 4).

The Company was approved for a matching grant from Oklahoma Center for the Advancement of Science and Technology (“OCAST”) on November 19, 2008 in the amount of approximately $300,000.  There remains $13,029 of grant funds to be provided. The Company applied for the remaining $13,029 of grant funds that were earned through the end of the grant period, August 31, 2012 (see Note 3).

On July 3, 2012, the Company filed a registration statement on Form S-1 with the SEC for a public offering of our securities. The registration statement was amended on August 31, 2012. We expect further amendments to the registration statement, which amendment or amendments are expected to contain further details regarding the offering

Additionally, the Company is continuing to pursue financing through private offerings of debt or common stock.

Note 2 – Sponsored Research Agreement ("SRA") Common Stock Subject to Put Right and Call Right

Since April 20, 2002, the Company has entered into a number of Sponsored Research Agreements with the University of Oklahoma (“OU”) as follows:

Phase I: “Pilot Study to Investigate Digital Holography”, April 20, 2004. The Company paid OU $14,116.

Phase II: “Investigation of 3-Dimensional Display Technologies”, April 15, 2005, as amended. The Company paid OU $528,843.

Phase III: “3-Dimensional Display Development”. The Company made partial payment to OU by issuing 121,848 post-split equivalent shares with a market price of $290,000 on October 14, 2008 and final payment on December 1, 2010 in the amount of $525,481 of which $40,481 was in cash and 1,685,714 post-split equivalent shares of Company stock (the “Shares”). The Shares are subject to an OU ‘put’ right and a 3DIcon ‘call’ right.

OU “Put” Right on the Shares

First “put” period: December 1, 2012 to November 31, 2013. If the Shares (held plus previously sold) are valued at less than $100,000 then OU can “put” one-tenth of the Shares for $50,000 plus accrued interest retroactive to December 1, 2012 less the value of sold shares.

F- 23

Second “put” period: December 1, 2013 to November 31, 2014. If the Shares (held & previously sold) are valued at less than $970,000 then OU can “put” the remaining Shares for $485,000 plus accrued interest retroactive to December 1, 2012 less the value of shares previously sold or redeemed during the first “put”.

3DIcon “Call” Right on the Shares

Commencing December 1, 2012, the Company shall have the right to “call” the Shares for an amount equal to $970,000 less the amount (if any) of prior Shares by OU including amounts “put” to 3DIcon.

The Company has presented the Shares outside of deficit in the mezzanine section of the balance sheets, as the Agreement includes a put right, which is not solely within the control of the Company.

The Agreement also amended the existing agreements between the Company and OU such that all intellectual property, including all inventions and or discoveries, patentable or un-patentable, developed before July 28, 2008 by OU under the SRA is owned by OU. All intellectual property, including all inventions and/or discoveries, patentable or un-patentable, developed jointly by the Company and OU at any time is jointly owned by the Company and OU. Finally, all intellectual property developed by the Company after July 28, 2008, including all inventions and or discoveries, patentable or un-patentable, is owned by the Company.

Note 3 – OCAST Grant

The Oklahoma Center for the Advancement of Science and Technology approved the Company’s application for funding of a matching grant titled 800 Million Voxels Volumetric Display, on November 19, 2008.  The two-year matching grant, totaling $299,984, had a start date of January 1, 2009.  The Company received approval for our no cost extension request for the first year of the contract. With the new modification, the first year ended on August 31, 2010.  The award is for a maximum of $149,940 for 2009 and the remainder for 2011.  The Company earned $63,669 and $80,323 from the grant during the nine-month periods ended September 30, 2012 and 2011, respectively and $281,493 from inception to date.  The Company received approval for our no cost extension request for the second year of the contract and, with the new modification, the second year ended on August 31, 2012. During the nine-month period ended September 30, 2012, the Company applied for the remaining $13,029 of grant funds that were earned through the end of the grant period, August 31, 2012.

During the nine-month periods ended September 30, 2012 and 2011, the Company charged operations $12,071 and $25,897, respectively, pursuant to the direct costs incurred and for the use of the OU lab facilities in regard to the OCAST grant. At September 30, 2012, the Company owed the University $2,290 in direct costs.

F- 24

Note 4 – Debentures and Notes Payable

Debentures payable consist of the following:

	September 30, 2012	December 31, 2011
Senior Convertible Debentures:
6.25% Debenture due 2014	$-	$31,788
4.75% Debenture due 2014	75,185	81,656
5.0% Notes due 2013 (net of $9,167 OID)	140,833	-
15% Bridge notes due December 2012 (net of $48,667 OID)	389,334	-
Total Debentures	605,353	113,444
Less - Current Maturities	(530,168)	-
Long-term Debentures	$75,185	$113,444

6.25% Convertible Debenture due December 31, 2014 (stated in pre-split equivalent prices and shares)

On November 21, 2007, the Company issued and sold a convertible note in the principal amount of $1,250,000 to Golden State (the "Debenture"). Pursuant to the terms of the Debenture, Golden State may, at its election, convert all or a part of the Debenture into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $2.00 or (ii) 90% of the average of the five lowest volume weighted average prices during the twenty trading days prior to Golden State's election to convert, subject to adjustment as provided in the Debenture. In addition, pursuant to the terms of the Debenture, the Company agreed to file a registration statement covering the shares of common stock issuable upon conversion or redemption of the Debenture. The Company filed a registration statement covering the estimated number of shares to be issued upon conversion of the Debenture. Included in the registration statement were 4.25 million pre-split shares issuable on the Debenture based on 2007 market prices and assuming full conversion of the convertible debenture. The registration statement became effective on January 4, 2008.

Golden State advanced $125,000 on the $1.25 million Debenture on November 9, 2007 and $746,213 in January 2008 at which time the Company placed 7,961,783 shares of common stock in escrow to be released as debentures are converted. As of September 30, 2012, Golden State funded an aggregate of $871,213 on the Debenture. At various dates during 2011, $157,331 of the Debenture was converted into 16,156,404 shares of common stock at prices ranging from $0.0059 to $0.0174 based on the formula in the convertible debenture. Additionally $12,669 was added to the principle balance of the debenture in payment of accrued interest during 2011. On August 16, 2012, accrued interest due to date of $2,047 was added to the debenture and the full balance of the Debenture totaling $33,845 was converted into 307,844 shares of common stock at a price of $0.11 based on the formula in the convertible debenture.

4.75% Convertible Debenture due November 3, 2014

On November 3, 2006, the Company also issued to Golden State a 4.75% convertible debenture in a principal amount of $100,000, due 2014, and warrants to buy 1,000,000 shares of the common stock at an exercise price of $10.90 per share.  In connection with each conversion, Golden State is expected to simultaneously exercise a percentage of warrants equal to the percentage of the principal being converted.  During 2011, Golden State converted $6,760 of the $100,000 debenture into 60,601,868, shares of common stock, exercised warrants to purchase 67,600 shares of common stock at $10.90 per share based on the formula in the convertible debenture. Additionally Golden State advanced $753,381 against future exercises of warrants of which $736,840 was applied to the exercise of warrants leaving $16,542 of unapplied advances at December 31, 2011. During 2012, Golden State converted $6,471 of the $100,000 debenture into 5,809,601 post-split shares of common stock, exercised warrants to purchase 1,850 post-split shares of common stock at $381.50 per share based on the formula in the convertible debenture. Additionally Golden Gate advanced $688,831 against future exercises of warrants of which $705,372 was applied to the exercise of warrants leaving $1.00 of unapplied advances at September 30, 2012.

The conversion price for the 4.75% $100,000 convertible debenture is the lesser of (i) $4.00 or (ii) 80% of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. If Golden State elects to convert a portion of the debenture and, on the day that the election is made, the volume weighted average price is below $0.75, the Company shall have the right to prepay that portion of the debenture that Golden State elected to convert, plus any accrued and unpaid interest, at 135% of such amount.

F- 25

5% Convertible Promissory Note

On June 6, 2012, the Company issued and sold a convertible promissory note (the "Note") in the principal amount of $275,000 to JMJ Financial (“JMJ”). The Note includes a $25,000 original issue discount (the “OID”) that will be prorated based on the advances actually paid to the Company. JMJ advanced $50,000 upon execution of the Note and collected $4,000 OID. Pursuant to the terms of the Note, JMJ may, at its election, convert all or a part of the Note into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $0.35 or (ii) 70% of the lowest trade price during the twenty-five trading days prior to JMJ’s election to convert. In addition, pursuant to the terms of the Note, the Company agreed to include on the next registration statement filed by the Company with the SEC all shares issuable upon conversion of the Note. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of the Note. If the Company repays the Note on or before ninety days from the date it was issued, the interest rate will be zero percent. If the Company does not repay the Note on or before ninety days from the date it was issued, a one-time interest charge of 5% shall be applied to the principal sum of $275,000. The principal of the Note is due one year from the date of each of the principal amounts advanced.

5% Convertible Promissory Note #2

On August 1, 2012, the Company issued and sold a convertible promissory note #2 (the “Note #2") in the principal amount of $140,000 to JMJ. The Note #2 includes a $15,000 OID that will be prorated based on the advances actually paid to the Company. JMJ advanced $75,000 on the Note #2 and collected $9,000 OID. In addition to the OID, the Note #2 provides for a one-time interest charge of 5% to be applied to the principal sum advanced. Pursuant to the terms of Note #2, JMJ may, at its election, convert all or a part of the Note #2 into shares of the Company's common stock at a conversion rate equal to the lesser of (i) $0.15 or (ii) 70% of the lowest trade price during the twenty-five trading days prior to JMJ’s election to convert. In addition the Company agreed to include on the next registration statement filed by the Company with the SEC, all shares issuable upon conversion of Note #2. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of Note #2. The principal of the Note #2 is due one year from the date of each of the principal amounts advanced.

The Notes are subject to a Mandatory Registration Agreement (the “Agreement”) whereby no later than August 31, 2012, the Company agreed to file, at its own expense, an amendment to the S-1 Registration Statement the Company filed with the SEC on July 3, 2012, to include in such Registration Statement 4,750,000 shares of common stock issuable under the Notes, (the Note and Note #2) as set forth below. The Company will thereafter use its best efforts to cause such Registration Statement to become effective as soon as possible after such filing but in no event later than one hundred and twenty (120) days from the date of this Agreement. Failure to have the Registration Statement declared effective within 120 days of the date of this Agreement will result in a penalty/liquidated damages of $25,000. Any such penalties/liquidated damages will be added to the balance of either the Note or the Note #2 at the Holder’s discretion (under the Holder’s and the Company’s expectation that those penalties/liquidated damages will tack back to the date of such Note for purposes of Rule 144).

15% Convertible Bridge Notes

On August 24, 2012, August 28, 2012 and September 11, 2012, 3DIcon Corporation (the “Company”) issued and sold to accredited investors Convertible Bridge Notes (the “Bridge Notes”) in the aggregate principal amount of $438,000. The note sold on September 10, 2012 was purchased by Victor Keen, a director of the Company. The Notes included a $73,000 original issue discount. Accordingly, the Company received $365,000 gross proceeds from which the Company paid legal fees and placement agent fees totaling $77,700.

The Bridge Notes mature 90 days from their date of issuance and, other than the original issue discount, the Bridge Notes do not carry interest. However, in the event the Bridge Notes are not paid on maturity, all past due amounts will accrue interest at 15% per annum. Upon maturity of the Bridge Notes, the holders of the Bridge Notes may elect to convert all or any portion of the outstanding principal amount of the Bridge Notes into (i) the securities to be sold pursuant to the Registration Statement on Form S-1 and the prospectus therein, filed on July 3, 2012, or amendment thereto at the offering price of such offering; (ii) or shares of the Company’s common stock at a conversion price equal to the lesser of 100% of the Volume Weighted Average Price (VWAP), as reported for the 5 trading days prior to (a) the date of issuance of the Bridge Notes, (b) the maturity date of the Bridge Notes, or (c) the first closing date of the securities sold pursuant to the Registration Statement.

F- 26

In the event that the Registration Statement is not declared effective 90 days from the date of the issuance of the Bridge Notes (the “Required Effective Date”), the Company agreed to register the common stock of the Company into which the Bridge Notes are convertible. The Company agreed to bear the cost of such registration. Furthermore, if the Registration Statement is not declared effective by the Required Effective Date and the Bridge Notes are not paid in full by the Company, the Company will incur liquidated damages equal to 2% of the outstanding principal for each 30 day period after the Required Effective Date the Registration Statement is not declared effective, which amount will be increase to 3% per 30 days in the event that the Registration Statement is not declared effective within 120 days.

Note 5 – Common Stock and Paid-In Capital

Reverse Stock Split

The Board of Directors, subject to the approval of the shareholders of the Company, authorized an amendment to the Company's Certificate of Incorporation in order to effect a reverse split of the Company's common stock in a ratio in the range between 1 for 15 and 1 for 35, as will be selected by the Company's Board of Directors (the "Reverse Split").  On October 15, 2011, the Company held an annual meeting of stockholders, at which annual meeting the stockholders approved the Reverse Split and approved the filing of an Amended Certificate of Incorporation to effect the Reverse Split at the discretion of the Board of Directors. On April 27, 2012 the Corporation filed an Amended Certificate of Incorporation to effect a 1-for-35 reverse split of the Company’s common stock. The reverse stock split was announced by Financial Industry Regulatory Authority on April 26, 2012 and became effective on April 27, 2012. On April 27, 2012, the effective date, every 35 shares of the Company’s issued and outstanding common stocks were combined into one share of common stock. The Company did not issue any fractional shares in connection with the reverse stock split. Stockholders of record who otherwise would have been entitled to receive fractional shares were entitled to, upon surrender to our transfer agent of certificates representing such shares, cash in lieu thereof.

Warrants issued

As of September 30, 2012, there are warrants outstanding to purchase 476,190 shares of its common stock at a price of $17.50 per share through 2012, warrants to purchase 125,097 shares of common stock at a price of $3.15 per share that expire on May 22, 2014 and, warrants to purchase 96,024 shares of common stock at a price of $3.15 per share that expire on June 1, 2015. Additionally, Golden State has warrants outstanding to purchase 21,480 shares of common stock at a price of $381.50 per share which expire December 31, 2014.

Common stock and options issued for services and liabilities

During the nine-month periods ended September 30, 2012 and 2011, shares of common stock totaling 1,848,691, and 688,918 respectively were issued for consulting services for which the Company recognized $230,350 and $291,352 of expense, respectively.  Additionally, during the period ending September 30, 2012 and 2011, shares totaling 869,510 and 1,158,011, respectively, were issued to consultants for previous services provided to the Company for which the accounts payable liability was reduced by $366,364 and $95,621, respectively.  Shares totaling 1,628,571, which are restricted under SEC Section 144, were issued in the first quarter of 2011 in payment of accrued salaries and payroll taxes totaling $460,405 due Martin Keating, Chairman of the Board of Directors, Hakki Refai, Chief Technology Officer and Judith Keating the Secretary of the Company.

On March 13, 2012, 3DIcon Corporation entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Employment Agreement”) with Mark Willner, pursuant to which Mr. Willner began serving as the Company’s Chief Executive Officer, effective immediately. Under the terms of the Employment Agreement, Mr. Willner is entitled to an annual base salary of $180,000, and, at the discretion of the Company’s Board of Directors, performance-based bonuses and/or salary increases. Pursuant to the Employment Agreement, the Company granted Mr. Willner five-year stock options to purchase 57,143 shares at a price equal to the average price of the five day period prior to March 19, 2012 which was $0.35 (the “Strike Price”). Furthermore, if Mr. Willner remains employed by the Company at the end of each quarter ending June 30, 2012, September 30, 2012 and December 31, 2012, he will receive additional stock options to purchase 57,143 shares at the Strike Price. In addition, if the Company has achieved certain quarterly business objectives, Mr. Willner will receive, at the end of each such quarterly period, a further grant of stock options to purchase 57,143 shares at the Strike Price. The estimated fair value of each of the 57,143 block of options, valued at $18,840, was determined using the Black-Scholes option pricing model and was charged to operations in March 2012, June 2012 and September 2012. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 163% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 1.87% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

F- 27

The Employment Agreement may be terminated with or without reason by either the Company or Mr. Willner and at any time, upon sixty (60) days written notice. The terms of the Employment Agreement will remain effective for one (1) year and will automatically renew, subject to the same termination rights. Upon termination, the Company will pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

On March 16, 2012, 3DIcon Corporation entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Employment Agreement”) with George Melnik, pursuant to which Mr. Melnik began serving as the Company’s Senior Technical Advisor, effective immediately. Under the terms of the Employment Agreement, Mr. Melnik is entitled to an annual base salary of $144,000, and, at the discretion of the Company’s Board of Directors, performance-based bonuses and/or salary increases. Pursuant to the Employment Agreement, the Company granted Mr. Melnik five-year stock options to purchase 28,571 shares at a price equal to the average price of the five day period prior to March 16, 2012 which was $0.35 (the “Strike Price”). Furthermore, if Mr. Melnik remains employed by the Company at the end of each quarter ending June 30, 2012, September 30, 2012 and December 31, 2012, he will receive additional stock options to purchase one 28,571 shares at the Strike Price. In addition, if the Company has achieved certain quarterly business objectives, Mr. Melnik will receive, at the end of each such quarterly period, a further grant of stock options to purchase 28,571 shares at the Strike Price. The estimated fair value of each of the 28,571 block of options, valued at $9,420, was determined using the Black-Scholes option pricing model and was charged to operations in March 2012, June 2012, and September 2012. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 163% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 1.87% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

The Employment Agreement may be terminated with or without reason by either the Company or Mr. Melnik and at any time, upon sixty (60) days written notice. The terms of the Employment Agreement will remain effective for one (1) year and will automatically renew, subject to the same termination rights. Upon termination, the Company will pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

On July 2, 2012, the Board of Directors were granted options to purchase 919,768 restricted shares of common stock at $0.232 per shares as compensation for their services during 2012. The options are fully vested and expire at the end of ten years. The estimated fair value of the options is $200,000 and was determined using the Black-Scholes option pricing model and was charged to operations in July 2012. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 170% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 1.64% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience.

Additionally on July 2, 2012 the Board of Directors granted Victor Keen, a board member, options to purchase 114,971 restricted shares of common stock at $0.232 per shares as compensation for his services in regard to the DTI acquisition (see Note 9). The options are fully vested and expire at the end of ten years. The estimated fair value of the options is $25,000 and was determined using the Black-Scholes option pricing model and was charged to operations in July 2012. The expected dividend yield of $-0- is based on the average annual dividend yield as of the grant date. Expected volatility of 170% is based on the historical volatility of the stock since July 25, 2007, the day the Company began trading on the Over-The-Counter Bulletin Board. The risk-free interest rate of 1.64% is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option of five years is based on historical exercise behavior and expected future experience

F- 28

The following summary reflects warrant and option activity for the nine-month period ended September 30, 2012:

	Attached Warrants	Golden State Warrants	Options

Outstanding December 31, 2011	711,597	22,330	1,768,394
Granted	-	-	1,306,167
Exercised	-	(1,850)	-
Cancelled	(14,286)	-	(114,286)

Outstanding September 30, 2012	697,311	21,480	2,960,275

Stock options are valued at the date of award, which does not precede the approval date, and compensation cost is recognized in the period the options are granted. Stock options generally become exercisable on the date of grant and expire based on the terms of each grant.

The estimated fair value of options for common stock granted was determined using the Black-Scholes option pricing model. The expected dividend yield is based on the average annual dividend yield as of the grant date. Expected volatility is based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury Constant Maturity rates as of the grant date. The expected life of the option is based on historical exercise behavior and expected future experience.

Note 6 – Incentive Stock Plan

In January 2011, the Company established the 3DIcon Corporation 2011 Equity Incentive Stock Plan (the "2011 EIP"). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the 2011 EIP shall not exceed one hundred million (100,000,000) shares.  The shares are included in a registration statement filed January 14, 2011. The post-split equivalent shares remaining at December 31, 2011 were 984,799. Post-split shares totaling 940,126 were issued from the 2011 EIP during the period ended September 30, 2012 for services rendered and to satisfy accounts payable to the Company. There are currently 44,673 shares available for issuance under the 2011 EIP.

In April 2012, the Company established the 3DIcon Corporation 2012 Equity Incentive Plan (the "2012 EIP"). The total number of shares of stock which may be purchased or granted directly by options, stock awards or restricted stock purchase offers, or purchased indirectly through exercise of options granted under the 2012 EIP shall not exceed five million (5,000,000) post-split shares.  The shares are included in a registration statement filed May 3, 2012. Post-split shares totaling 1,172,514 were issued from the 2012 EIP for services rendered and to satisfy accounts payable to the Company. There are currently 3,227,486 shares available for issuance under the 2012 EIP.

Note 7 – Office Lease

The Company signed an Office Lease Agreement (the “Lease Agreement”) on April 24, 2008. The Lease Agreement commenced on June 1, 2008 and expired June 1, 2011. On March 8, 2011 the Lease Agreement was amended (amendment 1) to extend the expiration date to May 31, 2012.  On July 24, 2012 the Lease Agreement was amended (amendment 2) to extend the expiration date to July 31, 2015.   The minimum future lease payments to be paid annually under the three-year non-cancellable amended operating lease for office space are as follows:

2012	$5,000
2013	23,000
2014	23,000
2015	13,000

Total	$64,000

Note 8 – Related Party Transaction

3DIcon has engaged the law firm of Newton, O’Connor, Turner & Ketchum as its outside corporate counsel since 2005. John O’Connor, a director of 3DIcon, is the Chairman of Newton, O’Connor, Turner & Ketchum.   During the periods ended September 30, 2012 and 2011, the Company incurred legal fees to Newton, O’Connor, Turner & Ketchum in the amount of $17,068 and $50,585, respectively.

Note 9 – Dimension Technologies Inc. - Non-Binding Letter of Intent

As previously disclosed in the Company’s Current Report on Form 8-K, filed with the SEC on July 19, 2012, on July 13, 2012, 3DIcon Corporation executed a non-binding letter of intent (the Letter of Intent”) outlining the principal terms and conditions to acquire Dimension Technologies Inc., a privately held New York corporation (“DTI”). DTI is a developer of glasses-free flat screen 3D display technologies and products that are 2D/3D switchable. Founded in 1986, DTI’s intellectual property portfolio includes 10 patents that have been granted in multiple countries. The Letter of Intent is not binding on either party and there is no assurance that the parties will reach a definitive agreement, and if they do, there is no assurance that the conditions there under will be met to consummate the acquisition. Furthermore, if the acquisition is consummated, there is no assurance that the anticipated effects of the transaction will be realized.

Note 10 – Subsequent Events

Debentures payable

Subsequent to September 30, 2012, Golden State converted $920 of the 4.75% convertible debenture into 1,700,259 shares of common stock at $0.0005 per share, exercised 263warrants at $381.50 per share and advanced $100,280 for exercise of the warrants under the terms of the securities purchase agreements.

Common stock issued for services and liabilities

Subsequent to September 30, 2012 shares of common stock totaling 399,949 were issued for consulting services for which the Company recognized $15,750 of expense.

F- 29

15,482,673 Shares of Common Stock

3DIcon Corporation

PROSPECTUS

February 13, 2013